UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2024
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
JPMORGAN CHASE 401(k)
SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
383 Madison Avenue
New York, New York 10179

JPMORGAN CHASE 401(k) SAVINGS PLAN

Report of Independent Registered Public Accounting Firm
To the Plan Administrator and Plan Participants of
JPMorgan Chase 401(k) Savings Plan
New York, New York

Opinion on the Financial Statements
We have audited the accompanying Statements of Net Assets Available for Benefits of JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2024 and 2023 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental (1) Schedule of Assets (Held at End of Year) as of December 31, 2024, (2) Schedule of Assets (Both Acquired and Disposed of within Plan Year) for the year ended December 31, 2024, (3) Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible as of December 31, 2024 and (4) Schedule of Delinquent Contributions for the years ended December 31, 2024, 2023, 2022, and 2021, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Meaden & Moore, Ltd.
We have served as the Plan's auditor since 2006.

Cleveland, Ohio
June 27, 2025

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits

December 31,	2024	2023
Assets:
Investments at fair value	$48,456,994,446	$40,133,351,968
Investments at contract value	2,271,585,254	2,425,277,812
Total investments	50,728,579,700	42,558,629,780

Receivables:
Employers’ contributions	1,245,641,771	1,107,443,179
Notes receivable from participants	639,249,249	581,834,377
Receivable for investments sold	207,487,834	207,567,216
Participants’ contributions	42,300,290	50,128,510
Accrued interest and dividends	30,598,788	30,411,010
Other	17,650,241	15,850,351
Total receivables	2,182,928,173	1,993,234,643

Cash and currency	1,949,627	372,599
Total assets	52,913,457,500	44,552,237,022

Liabilities:
Derivative payables at fair value	522,502	1,828,784
Mortgage-backed securities sold short at fair value	2,177,263	2,291,625
Total liabilities at fair value	2,699,765	4,120,409
Payable for investments purchased	537,463,018	505,094,953
Cash overdraft	—	1,187,397
Accrued administrative expenses	2,240,713	1,943,994
Other	1,880,713	12,423,680
Total liabilities	544,284,209	524,770,433
Net assets available for benefits	$52,369,173,291	$44,027,466,589
The accompanying notes to financial statements are an integral part of these statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available For Benefits

Years Ended December 31,	2024	2023
Additions:
Contributions:
Participants	$1,709,701,770	$1,538,514,237
Employers	1,261,974,961	1,118,299,504
Rollovers	386,997,353	471,622,853
Total contributions	3,358,674,084	3,128,436,594
Investment income:
Dividend income:
JPMorgan Chase & Co. common stock	170,471,488	161,011,358
Other	141,127,081	133,630,684
Interest income	151,814,851	141,264,530
Net appreciation/(depreciation) in fair value of investments	8,081,983,060	6,732,080,073
Net increase/(decrease) in investment income	8,545,396,480	7,167,986,645
Interest income on notes receivable from participants	39,473,677	31,768,523
Total additions, net	11,943,544,241	10,328,191,762

Deductions:
Benefits paid to participants	3,580,000,204	2,711,361,429
Administrative expenses	21,837,335	18,677,845
Total deductions	3,601,837,539	2,730,039,274
Net change during the year	8,341,706,702	7,598,152,488
Net assets available for benefits, beginning of year	44,027,466,589	36,429,314,101
Net assets available for benefits, end of year	$52,369,173,291	$44,027,466,589
The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase”), which is a leading global financial services firm and one of the largest banking institutions in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase Bank, N.A. is a national banking association that has retail branches in 48 states and Washington, D.C. and operates nationally as well as through non-U.S. bank branches and subsidiaries, and representative offices.
The following is a general description of the Plan. Refer to the Plan’s Summary Plan Description and governing legal Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees of JPMorganChase and certain of its affiliated companies (i.e., "Participants") to save and invest for their retirement in individual accounts. All amounts contributed to a Participant’s account under the Plan are held in a trust fund administered by JPMorgan Chase Bank, N.A., as Trustee.
The Plan is administered by the plan administrator who is appointed by the Board of Directors of JPMorganChase or JPMorgan Chase Bank, N.A. The Plan is subject to and is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended ("Code"). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees who are regularly scheduled to work 20 hours or more per week are eligible to participate after completing 60 days of service. Effective January 1, 2024, employees who are regularly scheduled to work less than 20 hours per week, as well as employees who are classified as intern, seasonal, or temporary, are eligible to participate after completing one year of service. Newly eligible and rehired employees are automatically enrolled in the Plan at a 3% before-tax contribution rate on ongoing compensation (base salary/regular pay and any non-annual cash incentive compensation) unless they otherwise enroll themselves or opt out of the Plan within their first 31 days of eligibility. Further, unless the employees elect a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased annually by 1% until they reach a before-tax contribution rate of 10%. Unless another investment election is chosen, Participant contributions are invested in one of the Plan’s qualified default investment alternative funds, the Target Date Funds.
Contributions
Participant contributions
The Plan allows Participants to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation subject to certain legal limitations (“Contributions”). Eligible compensation generally means base salary/regular pay and variable incentive compensation. Eligible compensation excludes overtime, sign-on bonuses and similar awards, referral awards, stipends, non-cash awards (such as equity awards), and allowances. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit.
In addition, Participants who are age 50 or older are permitted to make additional Contributions known as “catch-up” contributions.
Matching contributions
Generally, except as discussed below, each contributing employer (“Contributing Employer”) makes an annual matching contribution ("Matching Contribution") on behalf of each Participant who has completed one year of service in an amount equal to 100% of the Participant’s Contributions up to 5% of eligible compensation – provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met. Participants whose total annual cash compensation is $250,000 or more are not eligible to receive Matching Contributions. The determination of total annual cash compensation is made each August 1 and applies for the next succeeding calendar year.
Matching Contributions are invested in the same manner as a Participant’s Contributions.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

Non-matching contributions
Each Contributing Employer provides an annual profit-sharing contribution to the Plan (known as “automatic pay credits”) on behalf of each Participant who has completed one year of service - provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met - based upon a percentage of eligible compensation capped at $100,000 annually.
Non-matching Contributions are invested in the same manner as a Participant’s Contributions or, in a Target Date Fund in the absence of such an election.
Discretionary contributions
In December 2024 and 2023, JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, announced the granting of discretionary contributions to certain non-highly compensated employees. The contributions were allocated to the accounts of the eligible employees in January 2025 and 2024, respectively. The awards were immediately 100% vested and were invested in the same manner as the Participant's Contributions or, in a Target Date Fund in the absence of such an election.
Rollover contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers, individual retirement accounts (“IRA”), governmental 457 plans, and 403(b) plans.
Dividend election
The JPMorgan Chase Common Stock Fund has been designated as a non-leveraged employee stock ownership plan. As such, Participants may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Contributions are 100% vested, including any associated investment performance (or “earnings”). Participants become 100% vested in the value of the Matching Contributions and automatic pay credits, including any associated investment performance, after they have completed three years of service. Employer discretionary contributions, if any, vest according to the schedule communicated at the time they were announced.
Forfeited amounts
In accordance with the Plan's governing document, amounts that are forfeited, including unvested employer contributions, can be used to offset the cost of a Contributing Employer’s future contributions and/or Plan expenses that would otherwise be paid directly by the Contributing Employer. For the years ended December 31, 2024 and 2023, $10,679,190 and $14,976,321, respectively, of forfeited amounts were used to offset the cost of Contributing Employer contributions and/or Plan expenses that would have otherwise been paid directly by a Contributing Employer.
Distributions
Withdrawal of contributions
The Plan allows a Participant to withdraw all or any portion of his or her vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of non-forfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions). Participants who do not have the amounts described in the preceding paragraph may request to withdraw their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions).
The Plan allows for in-plan Roth conversions whereby certain Plan Participants who are eligible to take an in-service withdrawal or distribution can convert certain non-Roth account balances in the Plan to Roth accounts.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

Payment of vested benefits
A Participant who terminates employment may elect to receive the value of his or her vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as his or her beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, the value of the vested benefit is distributed to the Participant’s estate.
A terminated Participant whose vested account balance under the Plan (including loans) is $1,000 or more may elect to: (1) receive a lump sum payment, (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan, (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after he or she attains the age of 72 (or age 73 or 75, depending on the Participant's date of birth). A Participant will be deemed to have elected to defer receipt of his or her account balance to April 1 of the year following the year in which he or she attains age 72 (or age 73 or 75, depending on the Participant's date of birth) unless otherwise elected by the month following the date of his or her 65th birthday.
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, the Participant may elect to directly roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan without any required income tax withholding.
Notes receivable from participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. The Plan generally limits Participants to two outstanding loans at any time. Loan principal and interest are paid through payroll deductions. Notes receivable from participants in the Statement of Net Assets Available for Benefits are measured at the principal plus accrued interest amount outstanding.
Administrative expenses
To the extent not paid in full or in part by the Contributing Employers, the trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments, investment management fees and other expenses directly attributable to the administration of the Plan.

2. Summary of significant accounting policies
Basis of presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Prior-period amounts in the affiliate note have been revised to reflect participant activity only. Additionally, certain derivative notionals have been revised to align with a change in the calculation methodologies.
Use of estimates in the preparation of financial statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and the disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
Investment valuation
Investments are recorded at fair value, except for synthetic guaranteed investment contracts ("synthetic GICs"), which are recorded at contract value. Investments measured at fair value include certain investments that use the net asset value per share ("NAV") or its equivalent as a practical expedient. For information related to the Plan’s valuation methodologies for its investments recorded at fair value, refer to Note 3.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

Synthetic GICs
A synthetic GIC is an investment contract associated with the Stable Value Fund in which the Plan owns the underlying investment assets and purchases wrapper contracts from insurance companies or other financial institutions which provide market value and cash flow risk protection to the Plan. The Plan accounts for its synthetic GICs at contract value as that is the amount Participants would receive if they were to withdraw or transfer all or a portion of their investments in the Stable Value Fund. For a discussion of synthetic GIC investment contracts, refer to Note 5.
Participant withdrawals
Participant withdrawals are recorded when paid.
Differences between financial statements and Form 5500
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The U.S. Department of Labor("DOL"), however, requires that these amounts be reported as a liability on Internal Revenue Service ("IRS") Form 5500. As a result, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on IRS Form 5500 as benefits paid.
The following is a reconciliation of net assets available for benefits as disclosed per the financial statements to the Form 5500.

December 31,	2024	2023
Net assets available for benefits per the financial statements	$52,369,173,291	$44,027,466,589
Less: Amounts allocated to withdrawing Participants	(6,648,075)	(7,442,767)
Net assets available for benefits per Form 5500	$52,362,525,216	$44,020,023,822
The following is a reconciliation of benefits paid to Participants as disclosed per the financial statements to Form 5500.

Year ended December 31,	2024	2023
Benefits paid to Participants per the financial statements	$3,580,000,204	$2,711,361,429
Add: Amounts allocated to withdrawing Participants at end of year	6,648,075	7,442,767
Less: Amounts allocated to withdrawing Participants at beginning of year	(7,442,767)	(4,051,713)
Benefits paid to Participants per Form 5500	$3,579,205,512	$2,714,752,483
Foreign currency translation
The Plan revalues assets, liabilities, additions and deductions denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates.
3. Fair value measurements
Determination of fair value
The following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-structured process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices or inputs, where available. If prices or quotes are not available, fair value is based on valuation models and other valuation techniques that consider relevant transaction characteristics (such as maturity) and use as inputs, observable or unobservable market parameters, including but not limited to yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect constraints on liquidity and unobservable parameters when the Plan is unable to observe a recent market price for a financial instrument that trades in an inactive (or less active) market. No adjustments to quoted prices are applied for instruments classified within level 1 of the fair value hierarchy (refer to the discussion below for further information on the fair value hierarchy).

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

The Plan uses various methodologies and assumptions in the determination of fair value. The use of different methodologies or assumptions by other market participants compared with those used by the Plan could result in a different estimate of fair value at the reporting date.
During 2024 no changes were made to the Plan's valuation models that had, or are expected to have, a material impact on the Plan's financial statements.
Fair value hierarchy
A three-level fair value hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The fair value hierarchy is based on the observability of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The following table describes the valuation methodologies generally used by the Plan to measure its instruments at fair value, including the general classification of such instruments pursuant to the fair value hierarchy.

Instrument	Valuation methodology	Classifications in the fair value hierarchy
JPMorgan Chase & Co. common stock	Closing price reported on the New York Stock Exchange	Level 1
Other equity, corporate debt, asset-backed, U.S. federal, state, local and non-U.S. government and mortgage-backed securities and repurchase agreements.	Quoted market prices	Level 1
	In the absence of quoted market prices, securities are valued based on:	Level 2
•Observable market prices for similar securities
•Relevant broker quotes
•Independent pricing services
•Discounted cash flows
In addition, the following inputs to discounted cash flows are used for the following products:
Mortgage- and asset-backed securities specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Current market assumptions related to yield, prepayment speed, conditional default rates and loss severity
Collateralized loan obligations ("CLOs") specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Expected prepayment speed, conditional default rates, loss severity
•Credit spreads
•Credit rating data
Fund investments (e.g., mutual, money market and other) and registered investment companies	Net asset value
	•NAV is supported by the ability to redeem and purchase at NAV level.	Level 1
	•Adjustments to the NAV as required for restrictions on redemption or where observable activity is limited.	Level 2(a)
Derivatives	Non-exchange traded derivatives that are valued using independent pricing services.	Level 2
Refer to Note 6 for further information on derivative instruments.
(a) Excludes certain investments that are measured at fair value using the net asset value per share (or its equivalents) as a practical expedient.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

Investments measured at net asset value
The Plan also uses as a practical expedient the NAV per share (or its equivalent) to measure the fair value of multiple investments that (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company. These investments are not required to be classified in the fair value hierarchy and consist predominantly of investments in certain collective investment funds and registered investment companies.
The investment strategies for collective investment funds and registered investment companies vary, and they may invest directly and indirectly in a broad range of equity, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g., Standard & Poor’s ("S&P") 500 Index, Russell 1000 Index, Bloomberg U.S. Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g., large, medium or small cap stocks), and other strategies. Certain of these investments could be subject to restrictions on redemption in the future as indicated above; and they may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investment-specific issues.
The Plan has no commitments to make additional investments in financial instruments that are valued at NAV.
The following tables present the financial instruments carried at fair value as of December 31, 2024 and 2023, by major product category and fair value hierarchy.
Assets and liabilities measured at fair value on a recurring basis

	Fair value hierarchy
December 31, 2024	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$8,402,328,583	$—	$8,402,328,583
Other equity securities	4,719,291,502	—	4,719,291,502
Total equity securities	13,121,620,085	—	13,121,620,085
Corporate debt and asset-backed securities	—	2,172,643,358	2,172,643,358
U.S. federal, state, local and non-U.S. government securities	702,331,202	15,012,972	717,344,174
Mortgage-backed securities	194,539,161	86,093,741	280,632,902
Money market funds and other(a)	306,883,597	25,126,893	332,010,490
Derivative receivables	—	786,901	786,901
Total assets measured at fair value	$14,325,374,045	$2,299,663,865	$16,625,037,910
Investments measured at NAV(b)			31,831,956,536
Total investments at fair value			$48,456,994,446

Mortgage-backed securities sold short	$2,177,263	—	$2,177,263
Derivative payables	—	522,502	522,502
Total liabilities measured at fair value	$2,177,263	$522,502	$2,699,765

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

	Fair value hierarchy
December 31, 2023	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$6,467,518,896	$—	$6,467,518,896
Other equity securities	4,012,231,276	—	4,012,231,276
Total equity securities	10,479,750,172	—	10,479,750,172
Corporate debt and asset-backed securities	—	2,062,386,913	2,062,386,913
U.S. federal, state, local and non-U.S. government securities	654,441,580	27,126,052	681,567,632
Mortgage-backed securities	191,234,848	85,579,319	276,814,167
Money market funds and other(a)	294,668,407	35,370,127	330,038,534
Derivative receivables	—	790,456	790,456
Total assets measured at fair value	$11,620,095,007	$2,211,252,867	$13,831,347,874
Investments measured at NAV(b)			26,302,004,094
Total investments at fair value			$40,133,351,968

Mortgage-backed securities sold short	$2,291,625		$2,291,625
Derivative payables	—	1,828,784	1,828,784
Total liabilities measured at fair value	$2,291,625	$1,828,784	$4,120,409
(a)Money market funds and other consists of mutual funds, money market funds and resale agreements.
(b)Investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be classified in the fair value hierarchy.
4. Investment program
As of December 31, 2024, the Plan offers Participants 30 investment options, which consist of: ten target date funds (most of the underlying funds are index funds) and 20 core investment funds, which are composed of six fixed-income funds, nine domestic equity funds (five are index funds), three international equity funds (two are index funds), one emerging markets equity index fund, and the JPMorgan Chase Common Stock Fund.
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. Empower Plan Services, LLC is the third-party administrator and record-keeper.
Participants may elect to direct or change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund re-allocations, transfers and distributions are processed on a daily basis using NAV. Changes generally become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes generally become effective on the next business day.
The Plan Administrator may place restrictions on investments in the funds and on daily transfers and re-allocations among funds.
5. Synthetic GICs
The Stable Value Fund invests in synthetic GICs. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are owned by the Plan. The investment contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recognized in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate of the synthetic GICs as discussed further below. The issuers of the investment contracts guarantee that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GICs at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value, subject to certain limitations. The Plan has not recognized any provision for credit losses to reflect the credit risk of the issuers of the synthetic GICs (which generally arise when there are net realized and unrealized losses).

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

There are no events known to the Plan that are probable of occurring that would limit its ability to transact at contract value with the issuer of the investment contract nor with Participants. The investment contracts cannot be terminated by their issuer at a value other than contract value, except under a limited number of very specific circumstances including termination of the Plan or loss of qualified status of the Plan, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments related to the synthetic GICs recorded at contract value:

December 31, 2024	Contract Value	Unrealized Gains/(Losses)	Market Value of Underlying Assets
Synthetic GICs:
VOYA Contract	$454,221,030	$(32,508,939)	$421,712,091
Prudential Contract	454,378,334	(31,871,884)	422,506,450
Metlife Contract	454,427,937	(31,482,776)	422,945,161
Transamerica Contract	454,242,001	(32,391,315)	421,850,686
Pacific Life Contract	454,315,952	$(31,911,441)	422,404,511
Total synthetic GICs	$2,271,585,254	$(160,166,355)	$2,111,418,899

December 31, 2023	Contract Value	Unrealized Gains/(Losses)	Market Value of Underlying Assets
Synthetic GICs:
VOYA Contract	$568,627,174	$(37,189,663)	$531,437,511
Prudential Contract	654,883,042	(41,493,545)	613,389,497
Metlife Contract	639,179,981	(39,865,061)	599,314,920
Transamerica Contract	562,587,615	(36,598,178)	525,989,437
Total synthetic GICs	$2,425,277,812	$(155,146,447)	$2,270,131,365
6. Derivative instruments
Derivative contracts derive their value from underlying asset prices, indices, reference rates, other inputs or a combination of these factors and may expose counterparties to risks and rewards of an underlying asset or liability without having to actually invest in, own, or exchange the asset or liability. The Plan uses derivatives to manage and invest in interest rate, market and credit risk exposures, predominantly using interest rate, credit derivative, foreign exchange and equity contracts. For a further discussion of credit derivatives, refer to the discussion in the Credit derivatives section of this Note.
Accounting for derivatives
Derivatives are recorded on the Statements of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the notional amount of derivative contracts outstanding which the Plan is a counterparty to as of December 31, 2024 and 2023.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

	Notional amounts(a)
December 31,	2024	2023
Interest rate contracts
Swaps	$493,036,699	$389,778,348
Futures and forwards	271,702,538	249,922,074
Written options	58,079,538	100,505,571
Purchased options	33,228,400	19,483,720
Total interest rate contracts	856,047,175	759,689,713
Credit derivatives	92,700,000	9,200,000
Foreign exchange contracts
Spot, futures and forwards	38,579,179	46,035,146
Total foreign exchange contracts	38,579,179	46,035,146
Equity contracts
Futures and forwards	27,222,580	19,862,690
Total equity contracts	27,222,580	19,862,690
Total derivative notional amounts	$1,014,548,934	$834,787,549
(a)Represents the sum of gross long and gross short third-party notional derivative contracts.

While the notional amounts disclosed above give an indication of the volume of the Plan’s derivative activities, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount is not exchanged; it is simply a reference amount used to calculate payments.
Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables (irrespective of any legally enforceable master netting agreements) by contract type which the Plan is a counterparty to as of December 31, 2024 and 2023, respectively.

	Gross derivative receivables(a)		Gross derivative payables
December 31,	2024	2023	2024	2023
Contract type
Interest rate	$37,039	$759,613	$468,510	$1,314,087
Credit	4,983	8,786	9,839	4,589
Foreign exchange	744,879	22,057	44,153	510,108
Gross fair value of derivative receivables and payables	$786,901	$790,456	$522,502	$1,828,784
(a) Derivative receivables are recorded on the Statement of Net Assets Available for Benefits in the Investments at fair value line.
Derivatives gains and losses
The following table presents derivatives gains/(losses), by contract type which the Plan is counterparty to, for the years ended December 31, 2024 and 2023. All amounts are recorded in net appreciation/(depreciation) in fair value of investments in the Statements of Changes in Net Assets Available for Benefits.

	Derivatives gains/(losses)
Year ended December 31,	2024	2023
Contract type
Interest rate	$9,461,323	$3,829,286
Credit	(14,545)	228,810
Foreign exchange	3,103,131	(235,162)
Equity	1,131,534	4,718,628
Total	$13,681,443	$8,541,562

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to actively pursue, where possible, the use of legally enforceable master netting agreements and collateral agreements to mitigate derivative counterparty credit risk inherent in derivative receivables. A master netting agreement is a single contract with a counterparty that permits multiple transactions governed by that contract to be terminated or accelerated and settled through a single payment in a single currency in the event of a default (e.g., bankruptcy, failure to make a required payment or securities transfer or deliver collateral or margin when due). Collateral/margin agreements provide for a security interest in, or title transfer of, securities or cash collateral/margin to the demanding party with a value equal to the amount of the margin deficit on a net basis across all transactions governed by the master netting agreement, less any threshold. The collateral/margin agreement grants to the demanding party, upon default by the counterparty, the right to set off any amounts payable by the counterparty against any posted collateral or the cash equivalent of any posted collateral/margin. It also grants to the demanding party the right to liquidate collateral/margin and to apply the proceeds to an amount payable by the counterparty.
The amount of derivative receivables reported on the Statements of Net Assets Available for Benefits is the fair value of the derivative contracts excluding the impact of any legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration the collateral held by the Plan. The Plan has received $995,893 and $2,048,775 of cash collateral and no securities collateral as of December 31, 2024 and 2023, respectively.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts may require the Plan to post cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor. Certain derivative contracts also provide for termination of the contract, generally upon a ratings downgrade of the counterparty or in the event sufficient collateral is not delivered as required, at the fair value of the derivative contracts. The aggregate fair value of derivative payables that contain termination features was $522,502 and $1,828,784 as of December 31, 2024 and 2023, respectively. The Plan has posted $9,835,122 and $9,751,392 of cash collateral and $4,993,817 and $6,762,201 of securities collateral as of December 31, 2024 and 2023, respectively.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.
The Plan primarily enters into credit default swaps (“CDS”), which are credit derivative contracts between two counterparties that provides protection against a credit event on either a single referenced entity ("single-name") or a broad-based index. Protected credit events are specified at the inception of a transaction.
The following table summarizes the notional amounts by the ratings and maturity profile, and the total fair value, of credit derivatives as of December 31, 2024 and 2023, where the Plan is the seller of protection. All of the credit derivative contracts, where the Plan is the seller of protection, were credit default swaps. Upon a credit event, the Plan as a seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan does not use notional amounts as the primary measure of risk management for such derivatives, because the notional amount does not take into account the probability of the occurrence of a credit event, the recovery value of the reference obligation, or related cash instruments and economic hedges, each of which reduces, in the Plan's view, the risks associated with such derivatives. The maturity profile is based on the remaining contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

Protection sold – credit derivatives ratings(a)/maturity profile

	Risk rating of reference entity				Total notional amount
December 31,		<1 year	1–5 years	>5 years		Fair value of receivables(b)	Fair value of payables(b)	Net Fair value
2024	Investment-grade	$800,000	$89,200,000	400,000	$90,400,000	$4,983	(9,839)	$(4,856)
	Noninvestment-grade	—	2,300,000	—	2,300,000	—	—	—
	Total	$800,000	$91,500,000	$400,000	$92,700,000	$4,983	$(9,839)	$(4,856)

2023	Investment-grade	$700,000	$6,600,000	400,000	$7,700,000	$8,786	(4,402)	$4,384
	Noninvestment-grade	—	1,500,000	—	1,500,000	—	(187)	(187)
	Total	$700,000	$8,100,000	$400,000	$9,200,000	$8,786	$(4,589)	$4,197
(a)The ratings scale is primarily based on external credit ratings as defined by S&P and Moody’s Investor Services.
(b)Amounts are shown on a gross basis, before the benefit of legally enforceable master netting agreements and cash collateral received and posted by the Plan.

7. Transactions with parties in interest
Certain Plan investments are managed by parties that meet the definition of party in interest, as defined by ERISA. The following summary of transactions qualify as party-in-interest transactions for the years ended December 31, 2024 and 2023.

	Aggregate cost of purchases		Aggregate proceeds from sales, redemptions and distributions to participants
	2024	2023	2024	2023
JPMorgan Chase & Co. common stock	$722,047,072	$532,937,920	$1,311,338,179	$805,894,834
Funds managed or co-managed by JPMorgan Investment Management Inc.:
Core Bond Fund	87,921,295	96,997,017	55,874,504	37,511,897
Emerging Markets Debt Fund	21,171,215	14,888,857	14,741,055	59,925,541
Short-Term Fixed Income Fund	332,749,207	220,498,182	294,317,894	156,320,953
Small Cap Core Fund	69,793,432	38,429,258	111,574,233	67,416,344
Stable Value Fund	548,031,372	405,542,684	814,374,401	663,452,453
The Plan Sponsor, JPMorgan Chase Bank, N.A., provides certain administrative services to the Plan and is reimbursed for these services which totaled $1,292,297 and $1,066,110 for the years ended December 31, 2024 and 2023, respectively.
8. Tax status and federal income taxes
On May 12, 2017, the Plan received a favorable tax determination letter from the IRS confirming its tax qualified status under Code Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan is required to operate in accordance with the applicable provisions of the Code to maintain its qualified status. The Plan Administrator believes the Plan is operating in compliance with the applicable requirements of the Code.
U.S. GAAP requires the management of the Plan to evaluate tax positions taken by the Plan and recognize an income tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. Management of the Plan has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2024 and 2023, there were no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to audits by the taxing authorities; however, there are currently no audits in progress for any tax period.
Participants who are not currently receiving a distribution under the Plan do not pay any U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

9. Commitments and contingencies
In accordance with the provisions of U.S. GAAP for contingencies, the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. Plan management evaluates the Plan's outstanding legal proceedings, if any, periodically to assess whether any litigation reserve is required, and makes adjustments in such reserves, upwards or downwards, as appropriate, based on Plan management’s best judgment after consultation with counsel.
While the outcome of litigation is inherently uncertain, Plan management believes, based upon its current knowledge, after consultation with counsel, in light of all information known to it at December 31, 2024 that there are no pending or threatened legal proceedings affecting the Plan that would require the establishment of a litigation reserve. There is no assurance that the Plan will not need to establish a reserve, or to adjust the amount of such a reserve, for a litigation-related liability in the future.
10. Risks and uncertainties
The Plan’s investments include financial instruments that are exposed to various risks such as interest rate, market, credit and liquidity risks. The instruments include investments in equities, fixed income securities, swaps, currency and commodities, futures, forwards, options, and other derivative contracts. Due to the level of risk associated with certain financial instruments, and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
Market risk is the risk associated with the effect of changes in market factors, such as interest and foreign exchange rates, equity and commodity prices, credit spreads or implied volatilities, on the value of assets and liabilities held for both the short and long term. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or issuers in other countries or regions. Securities in a fund’s portfolio may under perform in comparison to securities in general financial markets, a particular financial market or other asset classes due to a number of factors, including inflation (or expectations for inflation), deflation (or expectations for deflation), interest rates, global demand for particular products or resources, market instability, debt crises and downgrades, embargoes, tariffs, sanctions and other trade barriers, regulatory events, other governmental trade or market control programs and related geopolitical events. In addition, the value of a fund’s investments may be negatively affected by the occurrence of global events such as war, terrorism, environmental disasters, natural disasters or events, country instability, and infectious disease epidemics or pandemics. Governments, their regulatory agencies, or self-regulatory organizations may take actions that affect the instruments in which a fund invests, or the issuers of such instruments, in ways that could also have a significant negative impact on a fund’s investment performance.
In many cases, the Plan’s financial instruments serve to reduce, rather than increase, exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
Credit risk is the risk associated with the default or change in credit profile of a counterparty. Regarding derivative assets, the Plan is subject to the risk of counterparty nonperformance except for written options, which obligate the Plan to perform, but do not give rise to counterparty credit risk. The Plan predominantly enters into derivative contracts with counterparties of high credit quality; therefore, the risk of counterparty nonperformance is considered to be negligible.
Concentration of credit risk arises when investments or counterparties are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. The Plan’s exposure to a concentration of credit risk is limited by the broad diversification of its investments across the Participant directed fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan's exposure to credit risk from synthetic GICs is limited to the excess of the carrying value of the contract over the market value of the underlying investments.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

11. Plan termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.
12. Off-cycle Payroll Contributions
Certain contributions to the 401(k) trust for certain off-cycle pay periods during the plan years ended December 31, 2024, 2023, 2022 and 2021 were remitted to the trust with other contributions from the next on-cycle payroll as set forth in the Schedule of Delinquent Participant Contributions. The operational process was updated to address this issue effective July 1, 2024. To correct the amounts identified in the Schedule of Delinquent Participant Contributions, a Voluntary Fiduciary Correction ("VFCP") application was filed with the DOL in October 2024.
13. Subsequent Events
In preparing the financial statements, management of the Plan has performed an evaluation of material events that occurred subsequent to December 31, 2024, and through June 27, 2025, the date these financial statements were available to be issued. During this period, on March 5, 2025, the DOL issued an approval of the VFCP application referenced above, which confirmed the amounts were fully corrected under VFCP. There were no other material subsequent events that occurred that would require disclosure or recognition in these financial statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES:
	A10 Networks Inc	20,628 SHARES	$274,846	$379,555
	Abercrombie & Fitch Co	22,919 SHARES	1,356,095	3,425,703
	ABM Industries Inc	100,823 SHARES	4,276,552	5,160,121
	Academy Sports & Outdoors Inc	3,682 SHARES	184,475	211,825
	ACADIA Pharmaceuticals Inc	74,387 SHARES	1,881,364	1,365,001
	Accel Entertainment Inc	132,266 SHARES	1,458,988	1,412,601
	Accenture PLC	29,473 SHARES	8,971,066	10,368,307
	ACV Auctions Inc	402,751 SHARES	7,972,659	8,699,422
	Adaptive Biotechnologies Corp	9,225 SHARES	362,760	55,304
	Addus HomeCare Corp	4,345 SHARES	528,336	544,646
	Adecoagro SA	168,254 SHARES	1,570,144	1,586,635
	Adient PLC	37,210 SHARES	820,493	641,128
	Adobe Inc	4,000 SHARES	1,785,733	1,778,720
	Adtalem Global Education Inc	23,061 SHARES	1,479,370	2,095,092
	ADTRAN Holdings Inc	162,364 SHARES	1,387,094	1,352,492
	AGCO Corp	77,735 SHARES	7,438,879	7,266,668
	Agilysys Inc	12,929 SHARES	1,785,343	1,702,879
	Agree Realty Corp	6,459 SHARES	446,348	455,037
	Air Liquide SA	10,720 SHARES	1,622,800	1,741,900
	Akero Therapeutics Inc	72,033 SHARES	2,270,154	2,003,958
	Akzo Nobel NV	186,730 SHARES	13,444,146	11,207,083
	Alkermes PLC	31,494 SHARES	973,751	905,767
	Allianz SE	9,838 SHARES	2,259,436	3,014,407
	Allogene Therapeutics Inc	125,601 SHARES	1,192,646	267,530
	Alpha Metallurgical Resources Inc	3,003 SHARES	545,495	600,960
	Alphabet Inc	925,572 SHARES	84,843,573	176,265,932
	Alphatec Holdings Inc	62,389 SHARES	385,199	572,731
	Alstom SA	830,572 SHARES	18,498,625	18,542,836
	Amadeus IT Group SA	17,651 SHARES	1,058,603	1,246,533
	Amalgamated Financial Corp	52,742 SHARES	1,303,722	1,765,275
	Amazon.com Inc	837,507 SHARES	99,240,505	183,740,661
	Amerant Bancorp Inc	7,436 SHARES	179,703	166,641
	Ameren Corp	143,753 SHARES	10,919,456	12,814,142
	American Assets Trust Inc	24,294 SHARES	567,579	637,960
	American Axle & Manufacturing Holdings Inc	98,835 SHARES	617,950	576,208
	American Eagle Outfitters Inc	58,109 SHARES	1,124,378	968,677
	American Express Co	63,967 SHARES	12,047,878	18,984,766
	American Healthcare REIT Inc	101,269 SHARES	2,527,201	2,878,065
	American International Group Inc	142,342 SHARES	7,336,162	10,362,498

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	American States Water Co	8,809 SHARES	798,013	684,635
	Ameris Bancorp	91,272 SHARES	4,781,907	5,710,889
	Amicus Therapeutics Inc	227,979 SHARES	2,405,158	2,147,562
	Andersons Inc/The	23,280 SHARES	885,499	943,306
	AngioDynamics Inc	93,298 SHARES	1,011,661	854,610
	Anheuser-Busch InBev SA/NV	151,966 SHARES	8,382,704	7,592,658
	ANI Pharmaceuticals Inc	8,093 SHARES	501,596	447,381
	Annexon Inc	475,609 SHARES	2,482,036	2,439,874
	Apellis Pharmaceuticals Inc	57,722 SHARES	2,562,526	1,841,909
	API Group Corp	115,485 SHARES	2,964,024	4,153,995
	Apogee Enterprises Inc	11,338 SHARES	414,507	809,647
	Apple Hospitality REIT Inc	91,283 SHARES	1,412,523	1,401,194
	Apple Inc	981,688 SHARES	109,203,564	245,834,309
	Applied Industrial Technologies Inc	17,878 SHARES	3,336,023	4,281,245
	ArcBest Corp	12,676 SHARES	683,791	1,182,924
	ArcelorMittal SA	268,223 SHARES	6,177,217	6,229,819
	Arch Resources Inc	8,264 SHARES	712,582	1,167,042
	Archer Aviation Inc	93,502 SHARES	699,204	911,645
	Archrock Inc	32,899 SHARES	679,317	818,856
	Arcosa Inc	34,910 SHARES	3,047,396	3,377,193
	Arcutis Biotherapeutics Inc	946,054 SHARES	6,787,507	13,178,532
	Ares Management Corp	155,327 SHARES	16,530,778	27,497,539
	Arista Networks Inc	82,504 SHARES	9,267,413	9,119,167
	Arko Corp	37,366 SHARES	271,335	246,242
	Armada Hoffler Properties Inc	12,874 SHARES	172,996	131,701
	Arrowhead Pharmaceuticals Inc	23,980 SHARES	551,204	450,824
	Arvinas Inc	66,341 SHARES	2,113,098	1,271,757
	Asana Inc	70,683 SHARES	1,837,336	1,432,744
	Asbury Automotive Group Inc	12,903 SHARES	2,884,607	3,135,816
	ASGN Inc	57,690 SHARES	5,269,324	4,807,885
	ASML Holding NV	22,244 SHARES	13,403,514	15,416,872
	Associated Banc-Corp	16,242 SHARES	444,312	388,184
	AST SpaceMobile Inc	25,141 SHARES	759,087	530,475
	AstraZeneca PLC	163,921 SHARES	17,530,322	16,922,054
	ATI Inc	8,701 SHARES	226,925	478,903
	Atkore Inc	30,456 SHARES	1,423,700	2,541,553
	Atlantic Union Bankshares Corp	107,505 SHARES	3,779,331	4,072,290
	Avient Corp	170,312 SHARES	6,173,600	6,958,949

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	AtriCure Inc	61,133 SHARES	2,638,054	1,868,224
	Aurora Innovation Inc	220,377 SHARES	1,423,802	1,388,375
	AvalonBay Communities Inc	62,444 SHARES	12,047,113	13,735,807
	AvePoint Inc	342,113 SHARES	1,558,643	5,648,286
	Avid Bioservices Inc	78,241 SHARES	792,726	966,276
	AvidXchange Holdings Inc	243,161 SHARES	2,877,606	2,514,285
	Avista Corp	6,900 SHARES	260,910	252,747
	AXA SA	141,840 SHARES	3,654,331	5,040,761
	Axcelis Technologies Inc	4,790 SHARES	774,177	334,677
	Axis Capital Holdings Ltd	94,177 SHARES	5,093,169	8,345,966
	Axogen Inc	77,784 SHARES	682,151	1,281,880
	Axos Financial Inc	21,774 SHARES	1,341,783	1,520,914
	Axsome Therapeutics Inc	41,000 SHARES	1,967,688	3,469,010
	Balchem Corp	8,723 SHARES	1,468,517	1,421,805
	Banc of California Inc	116,099 SHARES	1,687,500	1,794,891
	Banco Bradesco SA	574,022 SHARES	1,624,836	1,096,382
	Banco Latinoamericano de Comercio Exterior	26,316 SHARES	931,504	936,060
	Bancorp Inc/The	67,512 SHARES	3,203,809	3,553,157
	Bandwidth Inc	89,848 SHARES	1,815,136	1,529,213
	Bank of America Corp	428,786 SHARES	14,076,024	18,845,145
	Bank of NT Butterfield & Son Ltd/The	91,128 SHARES	2,749,659	3,330,728
	BankUnited Inc	45,776 SHARES	1,363,711	1,747,270
	Banner Corp	16,576 SHARES	920,709	1,106,780
	Barclays PLC	5,157,507 SHARES	10,187,834	17,320,511
	BARK Inc	139,281 SHARES	225,454	256,277
	Barrett Business Services Inc	50,626 SHARES	1,485,412	2,199,193
	Barrick Gold Corp	136,200 SHARES	2,665,516	2,110,901
	Baxter International Inc	227,325 SHARES	9,195,314	6,628,797
	Beacon Roofing Supply Inc	24,742 SHARES	1,388,408	2,513,292
	Becton Dickinson & Co	64,778 SHARES	15,022,568	14,696,185
	Bel Fuse Inc	18,465 SHARES	1,737,834	1,663,327
	BellRing Brands Inc	12,113 SHARES	523,854	912,593
	Benchmark Electronics Inc	97,372 SHARES	3,411,120	4,420,689
	Berkeley Group Holdings PLC	62,259 SHARES	3,004,260	3,040,954
	BGC Group Inc	61,996 SHARES	598,674	561,684
	Biglari Holdings Inc	2,807 SHARES	671,663	713,792
	Biogen Inc	15,000 SHARES	3,001,652	2,293,800

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Biohaven Ltd	34,197 SHARES	1,649,537	1,277,258
	Black Hills Corp	9,263 SHARES	530,602	542,071
	BlackLine Inc	25,340 SHARES	1,802,868	1,539,658
	Blade Air Mobility Inc	81,225 SHARES	320,157	345,206
	Bloom Energy Corp	25,340 SHARES	1,010,917	562,801
	Blue Bird Corp	27,030 SHARES	916,005	1,044,169
	BlueLinx Holdings Inc	6,137 SHARES	467,837	626,956
	Blueprint Medicines Corp	12,763 SHARES	1,103,349	1,113,189
	BNP Paribas SA	83,197 SHARES	4,780,737	5,101,832
	Boeing Co/The	25,583 SHARES	4,763,368	4,528,191
	Boise Cascade Co	14,948 SHARES	1,088,122	1,776,719
	Boot Barn Holdings Inc	44,322 SHARES	4,365,698	6,728,966
	Boston Scientific Corp	186,614 SHARES	8,958,217	16,668,362
	Box Inc	110,200 SHARES	3,078,112	3,482,320
	BP PLC	2,070,742 SHARES	11,720,458	10,192,051
	Brandywine Realty Trust	47,351 SHARES	205,867	265,166
	Braze Inc	27,547 SHARES	1,107,672	1,153,668
	Bridge Investment Group Holdings Inc	216,083 SHARES	3,352,743	1,815,097
	Bridgebio Pharma Inc	13,387 SHARES	363,528	367,339
	Bridgewater Bancshares Inc	5,086 SHARES	76,898	68,712
	Brightsphere Investment Group Inc	172,750 SHARES	3,485,143	4,550,235
	BrightSpire Capital Inc	38,521 SHARES	260,446	217,258
	Brinker International Inc	17,824 SHARES	1,968,611	2,357,937
	Brink's Co/The	18,213 SHARES	1,005,009	1,689,620
	British American Tobacco PLC	140,902 SHARES	5,174,165	5,082,211
	Broadcom Inc	346,754 SHARES	61,701,063	80,391,447
	Broadstone Net Lease Inc	50,404 SHARES	774,446	799,407
	Brookline Bancorp Inc	301,948 SHARES	3,419,321	3,562,986
	Buckle Inc/The	32,425 SHARES	1,246,581	1,647,514
	Business First Bancshares Inc	40,030 SHARES	819,480	1,028,771
	Byline Bancorp Inc	37,553 SHARES	1,018,645	1,089,037
	Cabot Corp	26,239 SHARES	1,754,407	2,395,883
	Cactus Inc	80,204 SHARES	2,930,553	4,680,706
	Century Communities Inc	73,217 SHARES	4,618,302	5,371,199
	Chefs' Warehouse Inc/The	175,686 SHARES	5,588,433	8,664,834
	Chesapeake Utilities Corp	65,559SHARES	6,493,013	7,955,584
	Clearway Energy Inc	52,419 SHARES	1,426,784	1,340,320

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Cadence Bank	18,422 SHARES	705,408	634,638
	Caleres Inc	17,710 SHARES	558,702	410,164
	California Resources Corp	7,432 SHARES	392,951	385,646
	Cal-Maine Foods Inc	23,713 SHARES	1,561,371	2,440,542
	Canadian Pacific Kansas City Ltd	170,075 SHARES	13,256,738	12,308,028
	Capital City Bank Group Inc	4,855 SHARES	160,653	177,936
	Capitol Federal Financial Inc	29,720 SHARES	180,748	175,645
	CareTrust REIT Inc	33,566 SHARES	786,958	907,960
	Cargurus Inc	68,826 SHARES	1,788,137	2,514,902
	Caribou Biosciences Inc	651,435 SHARES	1,639,383	1,035,782
	Carpenter Technology Corp	8,533 SHARES	1,437,533	1,448,135
	Carrefour SA	230,633 SHARES	4,362,673	3,279,005
	Cartesian Therapeutics Inc	87,424 SHARES	1,847,759	1,565,764
	Casella Waste Systems Inc	70,668 SHARES	5,706,019	7,477,381
	Catalyst Pharmaceuticals Inc	57,533 SHARES	175,590	1,200,714
	Cavco Industries Inc	1,840 SHARES	692,770	821,063
	CBIZ Inc	28,886 SHARES	1,691,631	2,363,741
	Central Garden & Pet Co	1 SHARE	15	17
	Central Pacific Financial Corp	12,834 SHARES	280,915	372,828
	CF Industries Holdings Inc	80,371 SHARES	4,103,830	6,857,254
	Champion Homes Inc	11,011 SHARES	1,058,904	970,069
	Charles Schwab Corp/The	223,855 SHARES	14,391,088	16,567,509
	Chatham Lodging Trust	36,008 SHARES	346,005	322,272
	Check Point Software Technologies Ltd	19,605 SHARES	3,423,898	3,660,254
	Chipotle Mexican Grill Inc	229,424 SHARES	12,715,465	13,834,267
	Chord Energy Corp	8,193 SHARES	1,095,026	957,926
	Chubb Ltd	70,577 SHARES	10,984,136	19,500,425
	Cie de Saint-Gobain SA	91,526 SHARES	7,535,154	8,122,232
	Cigna Group/The	13,801 SHARES	3,240,812	3,811,008
	Cinemark Holdings Inc	20,804 SHARES	577,447	644,508
	Cipher Mining Inc	130,582 SHARES	697,855	605,900
	Cirrus Logic Inc	19,197 SHARES	2,103,523	1,911,637
	Citi Trends Inc	25,974 SHARES	658,820	681,818
	Citigroup Inc	167,164 SHARES	9,411,173	11,766,674
	City Office REIT Inc	29,431 SHARES	186,158	162,459
	Cleanspark Inc	23,112 SHARES	329,062	212,862
	CNB Financial Corp/PA	15,796 SHARES	319,965	392,689

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	CNO Financial Group Inc	63,867 SHARES	2,066,658	2,376,491
	CNX Resources Corp	25,818 SHARES	310,884	946,746
	Coastal Financial Corp/WA	24,404 SHARES	1,093,962	2,072,144
	Coca-Cola Co/The	84,720 SHARES	4,422,055	5,274,667
	Coeur Mining Inc	55,849 SHARES	357,418	319,456
	Cogent Communications Holdings Inc	55,592 SHARES	3,261,571	4,284,475
	Colgate-Palmolive Co	83,211 SHARES	6,328,593	7,564,712
	Comcast Corp	209,014 SHARES	8,350,867	7,844,295
	Comfort Systems USA Inc	2,806 SHARES	164,554	1,189,912
	Commercial Metals Co	97,696 SHARES	3,895,683	4,845,722
	Community Financial System Inc	8,735 SHARES	613,628	538,775
	Community Healthcare Trust Inc	13,481 SHARES	439,292	258,970
	Commvault Systems Inc	12,520 SHARES	913,900	1,889,393
	Compass Group PLC	66,907 SHARES	1,415,818	2,230,605
	Conagra Brands Inc	190,725 SHARES	5,948,644	5,292,619
	Concrete Pumping Holdings Inc	341,165 SHARES	2,603,851	2,272,159
	Conduent Inc	396,969 SHARES	1,715,227	1,603,755
	ConnectOne Bancorp Inc	85,689 SHARES	1,357,503	1,963,135
	ConocoPhillips	151,251 SHARES	14,106,688	14,999,562
	CONSOL Energy Inc	3,325 SHARES	166,865	354,711
	Consolidated Water Co Ltd	41,525 SHARES	1,086,651	1,075,082
	Constellium SE	63,023 SHARES	1,100,144	647,246
	Construction Partners Inc	89,078SHARES	2,800,210	7,879,840
	Copart Inc	443,209 SHARES	20,366,104	25,435,765
	COPT Defense Properties	134,782 SHARES	3,535,621	4,171,503
	Core Scientific Inc	173,369 SHARES	2,510,127	2,435,834
	CoreCivic Inc	53,315 SHARES	1,198,104	1,159,068
	Corpay Inc	18,682 SHARES	3,455,571	6,322,362
	CorVel Corp	10,896 SHARES	1,096,714	1,212,289
	Cousins Properties Inc	133,400 SHARES	3,941,880	4,087,376
	Credo Technology Group Holding Ltd	37,263 SHARES	710,921	2,504,446
	Crescent Energy Co	388,043 SHARES	4,918,648	5,669,308
	Crinetics Pharmaceuticals Inc	169,094 SHARES	6,467,935	8,645,776
	Crocs Inc	10,776 SHARES	888,502	1,180,295
	CryoPort Inc	80,973 SHARES	596,285	629,970
	Cummins Inc	35,888 SHARES	7,267,294	12,510,557
	Curbline Properties Corp	23,088 SHARES	447,766	536,103

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Cushman & Wakefield PLC	109,034 SHARES	1,107,129	1,426,165
	Customers Bancorp Inc	32,435 SHARES	1,261,630	1,578,936
	CVR Energy Inc	21,507 SHARES	667,630	403,041
	CVRx Inc	201,074 SHARES	2,331,862	2,547,608
	CVS Health Corp	144,026 SHARES	9,993,640	6,465,327
	Dana Inc	45,668 SHARES	503,723	527,922
	Danaher Corp	64,380 SHARES	14,105,580	14,778,429
	Danone SA	61,428 SHARES	3,936,069	4,142,198
	Delek US Holdings Inc	17,138 SHARES	412,253	317,049
	Deutsche Telekom AG	224,712 SHARES	4,608,983	6,722,393
	Diageo PLC	300,853 SHARES	12,157,720	9,561,003
	DiamondRock Hospitality Co	107,863 SHARES	1,030,638	974,003
	Dime Community Bancshares Inc	10,566 SHARES	359,022	324,746
	DNOW Inc	188,536 SHARES	1,728,561	2,452,853
	Dole PLC	170,925 SHARES	2,257,079	2,314,325
	Dominion Energy Inc	68,929 SHARES	4,562,601	3,712,516
	Domo Inc	130,754 SHARES	1,481,691	925,738
	Donnelley Financial Solutions Inc	34,615 SHARES	1,132,542	2,171,399
	Dorman Products Inc	50,174 SHARES	4,586,877	6,500,041
	Dr Ing hc F Porsche AG	25,385 SHARES	1,674,399	1,535,638
	DraftKings Inc	430,586 SHARES	18,854,931	16,017,799
	Duolingo Inc	6,222 SHARES	1,046,945	2,017,359
	DXP Enterprises Inc/TX	5,802 SHARES	397,465	479,361
	Dycom Industries Inc	18,372 SHARES	3,580,943	3,197,830
	Eastern Bankshares Inc	465,352 SHARES	6,958,455	8,027,323
	EchoStar Corp	19,471 SHARES	496,964	445,886
	Ecovyst Inc	15,844 SHARES	180,610	121,048
	Edgewell Personal Care Co	16,354 SHARES	618,212	549,494
	El Pollo Loco Holdings Inc	84,187 SHARES	1,055,516	971,518
	Eldorado Gold Corp	388,193 SHARES	5,907,769	5,772,430
	Electrolux AB	213,971 SHARES	1,737,793	1,779,662
	Element Solutions Inc	127,968 SHARES	3,433,206	3,254,226
	Elevance Health Inc	42,849 SHARES	16,579,568	15,806,996
	elf Beauty Inc	13,654 SHARES	655,343	1,714,260
	elf Beauty Inc	37,111 SHARES	4,094,845	4,659,286
	Eli Lilly & Co	82,773 SHARES	48,182,035	63,900,756
	Empire State Realty Trust Inc	99,116 SHARES	1,006,198	1,022,877

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Enact Holdings Inc	87,569 SHARES	2,623,788	2,835,484
	Enel SpA	1,384,997 SHARES	10,025,747	9,875,656
	Enerpac Tool Group Corp	138,918 SHARES	3,588,220	5,708,141
	Enova International Inc	49,022 SHARES	3,283,765	4,700,229
	Enpro Inc	6,501 SHARES	846,261	1,121,097
	Enterprise Financial Services Corp	137,610 SHARES	6,423,123	7,761,204
	EOG Resources Inc	45,182 SHARES	5,241,388	5,538,410
	EQT Corp	205,219 SHARES	8,138,022	9,462,648
	Equinix Inc	23,903 SHARES	16,277,489	22,537,900
	Equitable Holdings Inc	253,897 SHARES	6,790,541	11,976,321
	Equity Bancshares Inc	40,232 SHARES	1,412,517	1,706,641
	ERO Copper Corp	295,252 SHARES	5,154,301	3,979,997
	Esperion Therapeutics Inc	424,336 SHARES	648,073	933,539
	Essent Group Ltd	103,607 SHARES	5,162,700	5,640,365
	Essential Properties Realty Trust Inc	75,662 SHARES	1,826,429	2,366,707
	EVERTEC Inc	50,672 SHARES	1,706,331	1,749,704
	EVgo Inc	84,067 SHARES	314,554	340,471
	Evolv Technologies Holdings Inc	479,031 SHARES	1,983,215	1,892,172
	Expro Group Holdings NV	309,319 SHARES	6,603,800	3,857,208
	Extreme Networks Inc	49,420 SHARES	996,189	827,291
	Exxon Mobil Corp	141,151 SHARES	12,461,936	15,183,613
	FANUC Corp	347,100 SHARES	11,184,780	9,220,810
	Fate Therapeutics Inc	397,529 SHARES	1,846,940	655,923
	FB Financial Corp	9,795 SHARES	545,494	504,540
	Federal Agricultural Mortgage Corp	2,312 SHARES	397,830	455,348
	Fifth Third Bancorp	118,594 SHARES	3,680,301	5,014,154
	First Advantage Corp	82,995 SHARES	1,472,840	1,554,496
	First BanCorp/Puerto Rico	123,747 SHARES	1,434,288	2,300,457
	First Bancorp/Southern Pines NC	64,649 SHARES	2,416,995	2,842,617
	First Bancshares Inc/The	35,809 SHARES	946,658	1,253,315
	First Financial Corp/IN	15,815 SHARES	670,366	730,495
	First Industrial Realty Trust Inc	9,974 SHARES	235,002	499,997
	First Interstate BancSystem Inc	117,490 SHARES	3,316,153	3,814,900
	First Merchants Corp	43,654 SHARES	1,479,719	1,741,358
	First Mid Bancshares Inc	14,488 SHARES	391,364	533,448
	FirstCash Holdings Inc	10,692 SHARES	1,097,353	1,107,691
	Fiserv Inc	95,450 SHARES	10,124,297	19,607,339

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Five Below Inc	15,452 SHARES	1,571,440	1,621,842
	Fluence Energy Inc	40,988 SHARES	824,922	650,889
	Fluor Corp	78,142 SHARES	3,783,174	3,853,963
	Flywire Corp	237,948 SHARES	6,043,759	4,906,488
	Foot Locker Inc	110,364 SHARES	2,658,989	2,401,521
	FormFactor Inc	55,859 SHARES	2,484,936	2,457,796
	Fortive Corp	78,250 SHARES	6,089,999	5,868,750
	Fresh Del Monte Produce Inc	23,928 SHARES	613,557	794,649
	Freshpet Inc	63,689 SHARES	4,745,107	9,432,978
	FTAI Aviation Ltd	22,325 SHARES	3,012,950	3,215,693
	Fujitsu Ltd	392,800 SHARES	6,228,806	6,996,969
	Funko Inc	100,167 SHARES	1,112,602	1,341,236
	Gartner Inc	28,578 SHARES	12,171,119	13,845,184
	Gates Industrial Corp PLC	386,921 SHARES	6,684,082	7,958,965
	GE Vernova Inc	11,590 SHARES	1,110,388	3,812,299
	GeneDx Holdings Corp	28,245 SHARES	2,217,352	2,170,911
	General Dynamics Corp	67,158 SHARES	17,002,454	17,695,461
	General Electric Co	192,382 SHARES	21,890,186	32,087,394
	Genesco Inc	16,644 SHARES	490,596	711,531
	Genworth Financial Inc	67,841 SHARES	401,264	474,209
	GEO Group Inc/The	55,483 SHARES	1,325,140	1,552,414
	Gibraltar Industries Inc	9,530 SHARES	538,132	561,317
	GigaCloud Technology Inc	36,783 SHARES	937,137	681,221
	Glacier Bancorp Inc	7,487 SHARES	297,698	375,997
	Globalstar Inc	217,886 SHARES	373,674	451,024
	GMS Inc	17,838 SHARES	766,095	1,513,198
	Gogo Inc	58,804 SHARES	583,191	475,724
	Golden Entertainment Inc	94,486 SHARES	3,570,267	2,878,003
	Goldman Sachs Group Inc/The	9,934 SHARES	5,770,888	5,688,407
	Granite Construction Inc	11,704 SHARES	931,765	1,026,558
	Gray Television Inc	39,053 SHARES	434,422	123,017
	Great Lakes Dredge & Dock Corp	365,013 SHARES	3,255,847	4,120,997
	Green Brick Partners Inc	18,144 SHARES	865,694	1,024,955
	Green Plains Inc	15,075 SHARES	402,979	142,911
	Greenbrier Cos Inc/The	2,442 SHARES	159,453	148,938
	Greif Inc	7,130 SHARES	484,640	435,786
	Grid Dynamics Holdings Inc	381,251 SHARES	5,613,004	8,479,022

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Griffon Corp	71,775 SHARES	4,439,922	5,115,404
	Group 1 Automotive Inc	8,669 SHARES	2,523,802	3,653,810
	GSK PLC	530,336 SHARES	10,171,533	8,943,356
	Gulfport Energy Corp	11,720 SHARES	1,845,763	2,158,824
	Hamilton Insurance Group Ltd	22,227 SHARES	378,424	422,980
	Hancock Whitney Corp	24,174 SHARES	1,296,290	1,322,801
	Hanmi Financial Corp	62,707 SHARES	1,157,806	1,481,139
	Hartford Financial Services Group Inc/The	158,873 SHARES	10,774,523	17,380,706
	Hawkins Inc	9,149 SHARES	1,030,934	1,122,308
	Hayward Holdings Inc	286,066 SHARES	3,766,393	4,373,949
	HB Fuller Co	18,220 SHARES	1,136,674	1,229,486
	Health Catalyst Inc	225,691 SHARES	2,287,743	1,595,635
	Heartland Financial USA Inc	10,174 SHARES	359,445	623,717
	Hecla Mining Co	195,656 SHARES	841,941	960,671
	Heidelberg Materials AG	14,075 SHARES	1,759,653	1,738,757
	Heidrick & Struggles International Inc	9,877 SHARES	459,817	437,650
	Heineken NV	69,439 SHARES	5,999,680	4,939,811
	Helmerich & Payne Inc	6,276 SHARES	313,052	200,958
	Herc Holdings Inc	32,792 SHARES	4,366,138	6,208,509
	Heritage Commerce Corp	130,284 SHARES	1,256,556	1,222,064
	Heritage Financial Corp/WA	179,540 SHARES	3,765,180	4,398,730
	Hilltop Holdings Inc	108,789 SHARES	3,453,168	3,114,629
	Hilton Grand Vacations Inc	71,087 SHARES	2,935,088	2,768,839
	Hilton Worldwide Holdings Inc	74,589 SHARES	10,281,795	18,435,417
	Hims & Hers Health Inc	62,233 SHARES	2,012,622	1,504,794
	Home BancShares Inc/AR	11,813 SHARES	243,857	334,308
	Home Depot Inc/The	16,500 SHARES	6,544,092	6,418,335
	Honest Co Inc/The	107,398 SHARES	411,733	744,268
	Honeywell International Inc	35,970 SHARES	6,985,854	8,125,263
	Hope Bancorp Inc	54,351 SHARES	603,712	667,974
	HubSpot Inc	33,552 SHARES	17,477,421	23,378,027
	Hudson Technologies Inc	8,802 SHARES	111,235	49,115
	Huntington Bancshares Inc/OH	531,735 SHARES	7,623,596	8,651,328
	Huron Consulting Group Inc	56,827 SHARES	4,141,684	7,061,323
	Hut 8 Corp	22,139 SHARES	353,732	453,628
	IBEX Holdings Ltd	46,162 SHARES	939,346	992,021
	IDACORP Inc	21,049 SHARES	2,008,846	2,300,235

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	IES Holdings Inc	9,629 SHARES	536,854	1,935,044
	IMAX Corp	14,169 SHARES	302,017	362,726
	Immunome Inc	203,482 SHARES	2,728,286	2,160,979
	Immunovant Inc	43,625 SHARES	678,254	1,080,591
	Impinj Inc	25,201 SHARES	3,216,945	3,660,697
	Inari Medical Inc	122,505 SHARES	6,339,509	6,253,880
	Independence Realty Trust Inc	469,449 SHARES	6,291,393	9,313,868
	Independent Bank Corp	11,894 SHARES	810,136	763,476
	Infineon Technologies AG	262,742 SHARES	9,451,410	8,542,977
	ING Groep NV	327,516 SHARES	4,033,684	5,131,231
	Inmode Ltd	33,086 SHARES	1,175,467	552,536
	Innodata Inc	5,385 SHARES	226,949	212,815
	Innospec Inc	14,870 SHARES	1,816,444	1,636,592
	Inogen Inc	127,445 SHARES	989,867	1,168,671
	Insight Enterprises Inc	6,181 SHARES	1,021,125	940,130
	Insmed Inc	41,463 SHARES	979,556	2,862,606
	Inspire Medical Systems Inc	8,339 SHARES	1,618,141	1,545,884
	Installed Building Products Inc	4,539 SHARES	1,104,929	795,460
	Intapp Inc	170,689 SHARES	4,690,168	10,939,458
	Intel Corp	145,755 SHARES	5,482,566	2,922,388
	Intellia Therapeutics Inc	24,291 SHARES	2,732,501	283,233
	InterDigital Inc	19,479 SHARES	2,522,570	3,773,472
	International Money Express Inc	40,724 SHARES	898,032	848,281
	International Paper Co	189,256 SHARES	8,236,280	10,185,758
	International Seaways Inc	38,281 SHARES	2,412,807	1,375,819
	Intuit Inc	37,435 SHARES	16,170,950	23,527,898
	InvenTrust Properties Corp	38,814 SHARES	979,721	1,169,466
	IonQ Inc	65,334 SHARES	2,671,416	2,729,001
	iRhythm Technologies Inc	53,350 SHARES	4,301,069	4,810,570
	Iridium Communications Inc	11,575 SHARES	694,742	335,907
	iTeos Therapeutics Inc	185,845 SHARES	2,453,339	1,427,290
	Jackson Financial Inc	31,140 SHARES	1,154,869	2,711,671
	Janux Therapeutics Inc	36,122 SHARES	2,011,930	1,933,972
	JetBlue Airways Corp	40,385 SHARES	249,938	317,426
	Joby Aviation Inc	134,404 SHARES	787,511	1,092,705
	John Wiley & Sons Inc	33,962 SHARES	1,573,986	1,484,479
	Johnson & Johnson	88,984 SHARES	12,900,763	12,868,866

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
*	JPMorgan Chase & Co	35,052,057 SHARES	3,717,823,039	8,402,328,583
	Julius Baer Group Ltd	62,666 SHARES	3,466,305	4,056,262
	Kadant Inc	6,467 SHARES	2,186,871	2,231,050
	KB Home	24,813 SHARES	1,658,901	1,630,710
	KBR Inc	31,058 SHARES	637,141	1,799,190
	Kenvue Inc	930,692 SHARES	18,395,082	19,870,274
	Kering SA	67,349 SHARES	24,018,319	16,615,529
	Kimberly-Clark Corp	84,678 SHARES	10,914,691	11,096,205
	Kimco Realty Corp	11,796 SHARES	201,153	276,380
	KinderCare Learning Cos Inc	124,681 SHARES	3,331,163	2,219,322
	Kingfisher PLC	1,185,859 SHARES	3,379,837	3,693,617
	Kirby Corp	59,176 SHARES	4,035,483	6,260,821
	Kite Realty Group Trust	62,548 SHARES	1,140,627	1,578,712
	KKR & Co Inc	216,339 SHARES	17,919,170	31,998,701
	KKR Real Estate Finance Trust Inc	14,113 SHARES	278,500	142,541
	Knife River Corp	14,667 SHARES	1,030,443	1,490,754
	Knowles Corp	102,714 SHARES	1,755,991	2,047,090
	Koninklijke Philips NV	346,892 SHARES	7,338,228	8,764,643
	Kontoor Brands Inc	57,110 SHARES	2,575,286	4,877,765
	Korn Ferry	104,161 SHARES	6,794,589	7,025,659
	Kosmos Energy Ltd	581,994 SHARES	4,007,093	1,990,419
	Krystal Biotech Inc	14,895 SHARES	1,744,340	2,333,451
	Kura Oncology Inc	99,593 SHARES	1,413,035	867,455
	Kura Sushi USA Inc	9,725 SHARES	969,480	880,891
	Kyverna Therapeutics Inc	153,584 SHARES	2,836,473	574,404
	L3Harris Technologies Inc	79,073 SHARES	16,914,574	16,627,470
	Ladder Capital Corp	662,557 SHARES	7,491,595	7,414,013
	Lands' End Inc	11,458 SHARES	150,501	150,558
	Lantheus Holdings Inc	23,289 SHARES	2,685,829	2,083,434
	LANXESS AG	216,940 SHARES	6,204,961	5,297,044
	Las Vegas Sands Corp	180,634 SHARES	8,423,539	9,277,362
	Laureate Education Inc	67,557 SHARES	979,599	1,235,618
	Legal & General Group PLC	1,484,169 SHARES	4,165,897	4,271,461
	Legalzoom.com Inc	90,991 SHARES	707,423	683,342
	LendingClub Corp	55,995 SHARES	484,089	906,559
	Li Ning Co Ltd	495,500 SHARES	1,006,849	1,049,946
	Liberty Energy Inc	205,363 SHARES	3,547,197	4,084,670

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Liberty Latin America Ltd	254,463 SHARES	2,129,370	1,613,295
	Life Time Group Holdings Inc	36,964 SHARES	865,270	817,644
	LifeStance Health Group Inc	648,834 SHARES	4,942,928	4,781,907
	Lindblad Expeditions Holdings Inc	26,306 SHARES	297,084	311,989
	Lindsay Corp	8,242 SHARES	1,014,501	975,111
	Link REIT	429,400 SHARES	2,191,878	1,815,896
	Lions Gate Entertainment Corp	57,872 SHARES	1,142,158	494,227
	Littelfuse Inc	15,960 SHARES	3,858,210	3,760,974
	LiveRamp Holdings Inc	48,770 SHARES	1,204,462	1,481,145
	Logility Supply Chain Solutions Inc	156,141 SHARES	1,665,120	1,730,042
	Lumen Technologies Inc	171,837 SHARES	1,044,937	912,454
	LXP Industrial Trust	178,821 SHARES	1,581,412	1,452,027
	LyondellBasell Industries NV	7 SHARES	—	520
	M/I Homes Inc	8,681 SHARES	1,067,688	1,154,139
	MACOM Technology Solutions Holdings Inc	42,265 SHARES	2,660,532	5,490,646
	Magnite Inc	165,201 SHARES	2,079,236	2,630,000
	Magnolia Oil & Gas Corp	51,605 SHARES	1,072,826	1,206,525
	MARA Holdings Inc	156,294 SHARES	3,463,428	2,621,050
	Marcus & Millichap Inc	50,307 SHARES	1,631,711	1,924,746
	Marex Group PLC	134,753 SHARES	2,943,920	4,200,251
	Marvell Technology Inc	213,397 SHARES	18,155,491	23,569,699
	Mastercard Inc	96,735 SHARES	23,473,582	50,937,749
	Matador Resources Co	43,866 SHARES	1,900,493	2,467,901
	Matson Inc	17,592 SHARES	1,362,701	2,372,105
	MaxLinear Inc	121,699 SHARES	2,325,352	2,407,206
	McGrath RentCorp	6,701 SHARES	787,711	749,306
	MeiraGTx Holdings plc	90,499 SHARES	900,628	551,139
	Mercantile Bank Corp	3,168 SHARES	105,472	140,944
	Merchants Bancorp/IN	20,062 SHARES	621,042	731,661
	Meritage Homes Corp	12,937 SHARES	1,627,868	1,989,969
	Mersana Therapeutics Inc	334,527 SHARES	1,886,235	478,374
	Meta Platforms Inc	133,419 SHARES	42,789,810	78,118,159
	MetLife Inc	129,087 SHARES	10,006,247	10,569,644
	Metropolitan Bank Holding Corp	16,856 SHARES	984,795	984,390
	MFA Financial Inc	31,571 SHARES	348,842	321,708
	Microchip Technology Inc	70,430 SHARES	4,542,344	4,039,161
	Microsoft Corp	604,647 SHARES	103,596,227	254,858,711

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Mid Penn Bancorp Inc	3,217 SHARES	57,723	92,778
	MidWestOne Financial Group Inc	79,673 SHARES	2,005,173	2,320,078
	MillerKnoll Inc	54,151 SHARES	1,417,963	1,223,271
	Mirion Technologies Inc	88,033 SHARES	907,581	1,536,176
	Mirum Pharmaceuticals Inc	66,964 SHARES	2,964,100	2,768,961
	Modine Manufacturing Co	49,764 SHARES	4,554,883	5,769,141
	Moelis & Co	17,128 SHARES	606,353	1,265,417
	Monarch Casino & Resort Inc	10,075 SHARES	883,357	794,918
	Monolithic Power Systems Inc	35,510 SHARES	12,769,791	21,011,267
	Monro Inc	14,038 SHARES	401,885	348,142
	Moog Inc	8,051 SHARES	1,342,936	1,584,759
	Mr Cooper Group Inc	45,760 SHARES	2,767,911	4,393,418
	MRC Global Inc	68,497 SHARES	850,927	875,392
	MSCI Inc	9,698 SHARES	5,084,452	5,818,897
	Mueller Industries Inc	81,315 SHARES	2,657,873	6,453,158
	Mueller Water Products Inc	118,049 SHARES	2,239,921	2,656,103
	Murata Manufacturing Co Ltd	246,800 SHARES	4,874,179	4,019,373
	Murphy Oil Corp	69,496 SHARES	2,816,864	2,102,949
	MVB Financial Corp	1,454 SHARES	61,051	30,098
	MYR Group Inc	30,568 SHARES	3,814,179	4,547,601
	Nasdaq Inc	178,147 SHARES	11,749,247	13,772,545
	National HealthCare Corp	6,965 SHARES	451,550	749,155
	National Storage Affiliates Trust	94,381 SHARES	2,836,968	3,577,984
	NatWest Group PLC	259,036 SHARES	745,881	1,304,480
	nCino Inc	98,588 SHARES	3,074,720	3,310,585
	NeoGenomics Inc	38,492 SHARES	582,483	634,348
	NeoGenomics Inc	258,415 SHARES	4,110,999	4,258,679
	Netflix Inc	44,428 SHARES	25,508,280	39,599,565
	Neurogene Inc	83,127 SHARES	3,494,830	1,900,283
	New Jersey Resources Corp	23,029 SHARES	1,144,441	1,074,303
	Newamsterdam Pharma Co NV	113,171 SHARES	2,772,690	2,908,495
	Newmark Group Inc	37,544 SHARES	409,315	480,939
	News Corp	379,364 SHARES	6,710,933	10,447,685
	NEXTracker Inc	14,237 SHARES	563,402	520,078
	Nintendo Co Ltd	109,800 SHARES	5,878,115	6,472,303
	Nkarta Inc	734,766 SHARES	2,933,624	1,829,567
	NMI Holdings Inc	64,063 SHARES	1,669,482	2,354,956

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Noble Corp PLC	47,964 SHARES	2,208,260	1,506,070
	Norfolk Southern Corp	54,915 SHARES	12,231,666	12,888,551
	Northern Oil & Gas Inc	94,216 SHARES	3,693,449	3,501,067
	Northwest Natural Holding Co	17,581 SHARES	833,879	695,504
	Northwest Pipe Co	8,121 SHARES	272,417	391,919
	NVE Corp	18,896 SHARES	1,583,739	1,538,701
	NVIDIA Corp	1,850,884 SHARES	55,879,443	248,555,212
	Oceaneering International Inc	69,225 SHARES	1,442,062	1,805,388
	OceanFirst Financial Corp	123,685 SHARES	2,228,928	2,238,699
	Oddity Tech Ltd	26,315 SHARES	940,124	1,105,756
	OFG Bancorp	49,598 SHARES	1,380,016	2,098,987
	O-I Glass Inc	52,770 SHARES	857,305	572,027
	Old National Bancorp/IN	161,407 SHARES	2,847,945	3,503,339
	Old Second Bancorp Inc	96,467 SHARES	1,417,706	1,715,183
	Olema Pharmaceuticals Inc	44,834 SHARES	653,509	261,382
	Olympic Steel Inc	7,759 SHARES	384,209	254,573
	Omnicell Inc	14,663 SHARES	1,689,672	652,797
	ON24 Inc	91,939 SHARES	611,518	593,926
	ONE Gas Inc	52,783 SHARES	3,766,756	3,655,223
	OneSpan Inc	83,668 SHARES	1,575,527	1,551,205
	OneSpaWorld Holdings Ltd	97,610 SHARES	1,528,607	1,942,439
	Onestream Inc	9,429 SHARES	264,889	268,915
	Ooma Inc	102,734 SHARES	1,157,969	1,444,440
	Open Lending Corp	33,984 SHARES	253,214	202,884
	OPKO Health Inc	300,529 SHARES	658,571	441,778
	Option Care Health Inc	156,968 SHARES	4,527,373	3,641,658
	O'Reilly Automotive Inc	14,142 SHARES	15,588,465	16,769,584
	Orion SA	84,505 SHARES	1,399,389	1,334,334
	Oscar Health Inc	103,571 SHARES	1,491,694	1,391,994
	Ovid therapeutics Inc	403,213 SHARES	1,552,672	376,480
	Ovintiv Inc	39,766 SHARES	1,271,807	1,610,523
	Owens & Minor Inc	118,586 SHARES	1,800,770	1,549,919
	Palomar Holdings Inc	10,425 SHARES	574,425	1,100,776
	PAR Technology Corp	39,788 SHARES	2,912,329	2,891,394
	Paragon 28 Inc	214,348 SHARES	1,731,822	2,214,215
	Pathward Financial Inc	58,096 SHARES	3,682,995	4,274,704
	Patrick Industries Inc	5,790 SHARES	460,259	481,033

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Patterson-UTI Energy Inc	158,053 SHARES	1,477,585	1,305,517
	PBF Energy Inc	24,905 SHARES	765,627	661,228
	PC Connection Inc	3,206 SHARES	234,774	222,080
	Peabody Energy Corp	9,527 SHARES	209,356	199,495
	Peapack-Gladstone Financial Corp	10,646 SHARES	299,560	341,204
	Peloton Interactive Inc	341,889 SHARES	1,857,274	2,974,434
	Penguin Solutions Inc	59,174 SHARES	926,272	1,135,549
	Penn Entertainment Inc	132,571 SHARES	2,483,734	2,627,557
	PennyMac Financial Services Inc	12,373 SHARES	1,057,904	1,263,778
	Perdoceo Education Corp	34,086 SHARES	630,462	902,256
	Permian Resources Corp	143,295 SHARES	2,271,106	2,060,582
	Petco Health & Wellness Co Inc	79,630 SHARES	274,298	303,390
	Phathom Pharmaceuticals Inc	288,324 SHARES	4,292,081	2,341,191
	Philip Morris International Inc	101,859 SHARES	9,382,828	12,258,731
	Phillips Edison & Co Inc	159,612 SHARES	5,757,707	5,979,066
	Phinia Inc	42,742 SHARES	1,787,760	2,058,882
	Piedmont Office Realty Trust Inc	69,484 SHARES	579,999	635,779
	Pinnacle Financial Partners Inc	42,311 SHARES	2,684,620	4,839,955
	Piper Sandler Cos	6,644 SHARES	915,065	1,992,868
	Planet Labs PBC	58,048 SHARES	255,247	234,514
	Plexus Corp	24,943 SHARES	4,171,355	3,903,081
	Plymouth Industrial REIT Inc	324,690 SHARES	6,906,444	5,779,482
	Porch Group Inc	78,764 SHARES	418,878	387,519
	Portland General Electric Co	70,393 SHARES	3,042,840	3,070,543
	PotlatchDeltic Corp	74,056 SHARES	3,255,808	2,906,698
	PRA Group Inc	15,179 SHARES	346,689	317,089
	Preferred Bank/Los Angeles CA	7,914 SHARES	495,783	683,611
	Premier Financial Corp	10,738 SHARES	189,338	274,571
	Prestige Consumer Healthcare Inc	49,723 SHARES	2,592,233	3,882,869
	Primo Brands Corp	29,131 SHARES	760,405	896,361
	Primoris Services Corp	81,535 SHARES	4,022,543	6,229,274
	PROCEPT BioRobotics Corp	48,575 SHARES	2,921,035	3,911,259
	Protagonist Therapeutics Inc	93,242 SHARES	2,755,983	3,599,141
	Prothena Corp PLC	25,527 SHARES	451,247	353,549
	Prudential PLC	1,182,934 SHARES	14,975,822	9,437,197
	PTC Therapeutics Inc	23,337 SHARES	1,139,204	1,053,432
	Pulmonx Corp	182,748 SHARES	1,705,258	1,240,859

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Q2 Holdings Inc	156,333 SHARES	8,310,248	15,734,916
	QCR Holdings Inc	33,240 SHARES	1,928,374	2,680,474
	QUALCOMM Inc	57,866 SHARES	5,920,327	8,889,375
	Qualys Inc	15,811 SHARES	2,174,747	2,217,018
	Quanex Building Products Corp	5,604 SHARES	211,563	135,841
	Quanterix Corp	17,331 SHARES	1,072,084	184,229
	QuinStreet Inc	54,210 SHARES	938,519	1,250,625
	Radian Group Inc	71,879 SHARES	1,509,405	2,280,002
	Radiant Logistics Inc	84,527 SHARES	567,739	566,331
	Rambus Inc	99,433 SHARES	4,592,064	5,256,028
	Real Brokerage Inc/The	108,396 SHARES	656,389	498,622
	Reckitt Benckiser Group PLC	244,558 SHARES	17,575,235	14,802,727
	Recursion Pharmaceuticals Inc	223,674 SHARES	2,323,250	1,512,036
	Redwood Trust Inc	32,807 SHARES	209,479	214,230
	Relay Therapeutics Inc	204,795 SHARES	1,792,088	843,755
	RELX PLC	95,005 SHARES	2,851,706	4,301,072
	Remitly Global Inc	25,374 SHARES	444,941	572,691
	Renasant Corp	109,048 SHARES	3,768,148	3,898,466
	Renesas Electronics Corp	938,100 SHARES	15,455,683	12,215,714
	Replimune Group Inc	61,282 SHARES	1,144,262	742,125
	Resideo Technologies Inc	42,808 SHARES	871,078	986,724
	Retail Opportunity Investments Corp	85,283 SHARES	1,094,446	1,480,513
	REVOLUTION Medicines Inc	83,512 SHARES	2,279,883	3,652,815
	REX American Resources Corp	4,652 SHARES	116,055	193,942
	Rexford Industrial Realty Inc	167,222 SHARES	7,961,541	6,464,803
	Richardson Electronics Ltd/United States	36,719 SHARES	424,224	515,168
	Rigetti Computing Inc	275,963 SHARES	753,053	4,211,195
	Riskified Ltd	420,635 SHARES	2,204,948	1,989,604
	RLI Corp	9,235 SHARES	1,118,967	1,522,205
	Roche Holding AG	38,112 SHARES	11,640,216	10,744,956
	Rocket Lab USA Inc	80,759 SHARES	1,681,233	2,056,932
	Rockwell Automation Inc	31,998 SHARES	8,818,323	9,144,708
	Rolls-Royce Holdings PLC	2,204,819 SHARES	2,477,718	15,700,839
	RPM International Inc	34,263 SHARES	3,155,184	4,216,405
	Rush Enterprises Inc	123,747 SHARES	5,837,581	6,780,098
	RWE AG	75,437 SHARES	2,914,800	2,252,056
	Ryman Hospitality Properties Inc	45,992 SHARES	4,472,939	4,798,805

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	S&P Global Inc	48,211 SHARES	13,365,610	24,010,526
	Sabra Health Care REIT Inc	141,267 SHARES	2,046,909	2,446,744
	Safe Bulkers Inc	71,471 SHARES	235,408	255,151
	Salesforce Inc	68,689 SHARES	23,459,240	22,964,793
	Samsung Electronics Co Ltd	166,807 SHARES	25,877,683	19,436,553
	Sanmina Corp	59,326 SHARES	4,195,973	4,489,198
	Sanofi SA	199,838 SHARES	14,720,983	13,847,417
	SAP SE	35,289 SHARES	3,988,722	8,634,818
	ScanSource Inc	18,592 SHARES	382,922	882,190
	Schlumberger NV	151,850 SHARES	6,420,031	5,821,929
	Scholastic Corp	16,715 SHARES	434,115	356,531
	Scorpio Tankers Inc	2,625 SHARES	217,201	130,436
	Seacoast Banking Corp of Florida	25,064 SHARES	656,760	690,012
	Segro PLC	374,022 SHARES	3,671,324	3,284,597
	Select Medical Holdings Corp	4,257 SHARES	78,580	80,244
	Select Water Solutions Inc	110,919 SHARES	1,180,598	1,468,568
	Selective Insurance Group Inc	7,979 SHARES	729,640	746,196
	Sempra	100,760 SHARES	6,899,601	8,838,667
	Semtech Corp	20,446 SHARES	736,298	1,264,585
	Sera Prognostics Inc	246,109 SHARES	1,835,147	2,003,327
	ServiceNow Inc	30,819 SHARES	11,488,994	32,671,838
	Shake Shack Inc	74,269 SHARES	7,373,793	9,640,116
	Shift4 Payments Inc	76,300 SHARES	3,878,833	7,918,414
	Shinhan Financial Group Co Ltd	63,491 SHARES	2,575,492	2,087,584
	Shoe Carnival Inc	13,765 SHARES	567,411	455,346
	Shutterstock Inc	15,995 SHARES	1,338,329	485,448
	SI-BONE Inc	39,565 SHARES	470,665	554,701
	Siemens AG	69,095 SHARES	5,287,836	6,680,105
	Sight Sciences Inc	15,394 SHARES	120,622	56,034
	Signet Jewelers Ltd	5,019 SHARES	230,751	405,083
	SimilarWeb Ltd	129,566 SHARES	1,508,145	1,835,950
	Simpson Manufacturing Co Inc	3,162 SHARES	509,972	524,354
	SiTime Corp	33,297 SHARES	4,161,652	7,143,205
	Skyward Specialty Insurance Group Inc	97,339 SHARES	2,371,214	4,919,513
	SkyWest Inc	27,284 SHARES	1,042,636	2,731,947
	SL Green Realty Corp	30,244 SHARES	1,349,417	2,054,172
	SM Energy Co	91,311 SHARES	3,582,460	3,539,214

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	SMC Corp	13,500 SHARES	5,883,739	5,341,245
	Smith & Nephew PLC	235,615 SHARES	3,282,500	2,925,465
	Smurfit WestRock PLC	39,265 SHARES	1,781,492	2,114,813
	Societe Generale SA	83,455 SHARES	2,295,298	2,347,103
	Sodexo SA	35,610 SHARES	3,090,919	2,933,339
	Sonos Inc	145,135 SHARES	2,557,285	2,182,830
	South Plains Financial Inc	25,297 SHARES	836,270	879,071
	Southern Co/The	134,346 SHARES	7,590,298	11,059,363
	Southern Missouri Bancorp Inc	6,660 SHARES	388,296	382,084
	Southside Bancshares Inc	18,129 SHARES	579,130	575,777
	SouthState Corp	7,976 SHARES	638,893	793,452
	Southwest Airlines Co	152,522 SHARES	5,322,264	5,127,790
	Spok Holdings Inc	32,836 SHARES	509,297	527,018
	Spotify Technology SA	64,505 SHARES	17,421,485	28,858,247
	SpringWorks Therapeutics Inc	55,713 SHARES	2,154,710	2,012,911
	Sprout Social Inc	144,882 SHARES	8,981,289	4,449,326
	Sprouts Farmers Market Inc	44,726 SHARES	2,735,674	5,683,333
	SPS Commerce Inc	5,125 SHARES	897,068	942,949
	Stagwell Inc	189,264 SHARES	1,420,166	1,245,357
	Standard Chartered PLC	421,334 SHARES	3,986,814	5,216,632
	Standardaero Inc	30,331 SHARES	994,308	750,996
	Stanley Black & Decker Inc	152,380 SHARES	13,004,491	12,234,590
	Sterling Infrastructure Inc	21,274 SHARES	492,294	3,583,605
	Steven Madden Ltd	37,767 SHARES	1,297,130	1,605,853
	StoneX Group Inc	22,825 SHARES	1,806,676	2,236,165
	Stride Inc	21,792 SHARES	1,256,789	2,264,843
	Stryker Corp	55,124 SHARES	16,700,651	19,847,396
	Summit Hotel Properties Inc	491,704 SHARES	4,027,042	3,368,172
	Summit Materials Inc	33,103 SHARES	1,255,285	1,675,002
	Sun Country Airlines Holdings Inc	33,089 SHARES	511,988	482,438
	SunCoke Energy Inc	21,964 SHARES	211,494	235,015
	Suncor Energy Inc	210,532 SHARES	6,537,468	7,511,782
	Sunnova Energy International Inc	28,197 SHARES	169,577	96,716
	SunOpta Inc	101,934 SHARES	512,820	784,892
	Sunrun Inc	62,919 SHARES	997,119	582,001
	Surgery Partners Inc	14,861 SHARES	608,321	314,607
	Sutro Biopharma Inc	6,630 SHARES	97,740	12,199

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Sweetgreen Inc	47,066 SHARES	1,303,187	1,508,936
	Syndax Pharmaceuticals Inc	71,836 SHARES	1,201,257	949,672
	Takeda Pharmaceutical Co Ltd	67,500 SHARES	2,577,743	1,795,734
	Tandem Diabetes Care Inc	76,074 SHARES	2,232,236	2,740,185
	Tarsus Pharmaceuticals Inc	140,556 SHARES	4,764,318	7,782,586
	Taylor Morrison Home Corp	18,618 SHARES	508,435	1,139,608
	Taysha Gene Therapies Inc	830,912 SHARES	2,744,736	1,437,478
	TE Connectivity PLC	58,255 SHARES	8,583,128	8,328,717
	Teekay Corp Ltd	113,331 SHARES	900,399	785,384
	Teekay Tankers Ltd	22,215 SHARES	843,187	883,935
	Telephone and Data Systems Inc	11,745 SHARES	224,370	400,622
	Tenaya Therapeutics Inc	912,579 SHARES	3,185,169	1,304,988
	Tencent Holdings Ltd	105,000 SHARES	4,352,606	5,636,622
	Terex Corp	49,221 SHARES	2,647,601	2,274,995
	Tesla Inc	211,719 SHARES	52,556,900	85,500,601
	Tetra Tech Inc	75,265 SHARES	2,175,105	2,998,558
	Texas Capital Bancshares Inc	6,574 SHARES	400,870	514,087
	Texas Instruments Inc	30,039 SHARES	3,815,508	5,632,613
	Thermo Fisher Scientific Inc	22,780 SHARES	12,660,515	11,850,839
	Thermon Group Holdings Inc	41,835 SHARES	1,273,998	1,203,593
	Thryv Holdings Inc	55,894 SHARES	1,261,812	827,231
	Titan International Inc	100,064 SHARES	1,449,226	679,435
	TJX Cos Inc/The	228,325 SHARES	15,584,703	27,583,943
	TotalEnergies SE	129,236 SHARES	6,338,190	7,043,362
	Tourmaline Bio Inc	34,792 SHARES	1,171,244	705,582
	Tower Semiconductor Ltd	168,146 SHARES	4,434,500	8,661,200
	Towne Bank/Portsmouth VA	17,160 SHARES	459,060	584,470
	TPG RE Finance Trust Inc	64,382 SHARES	493,343	547,247
	Tradeweb Markets Inc	149,548 SHARES	15,215,945	19,578,824
	TransUnion	202,984 SHARES	11,824,194	18,818,647
	Travere Therapeutics Inc	86,747 SHARES	1,317,888	1,511,133
	Treace Medical Concepts Inc	525,923 SHARES	4,040,431	3,912,867
	Tri Pointe Homes Inc	37,417 SHARES	962,389	1,356,740
	TriCo Bancshares	17,903 SHARES	816,858	782,361
	TriNet Group Inc	33,919 SHARES	1,748,651	3,078,828
	Trinity Industries Inc	229,583 SHARES	6,104,528	8,058,363
	Tronox Holdings PLC	41,011 SHARES	572,141	412,981

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Trustmark Corp	6,703 SHARES	262,384	237,085
	Turning Point Brands Inc	11,790 SHARES	547,786	708,579
	Turtle Beach Corp	8,384 SHARES	140,779	145,127
	Twist Bioscience Corp	123,239 SHARES	5,391,453	5,726,916
	TXNM Energy Inc	32,778 SHARES	1,445,742	1,611,694
	Tyra Biosciences Inc	25,047 SHARES	414,835	348,153
	UFP Industries Inc	37,519 SHARES	2,975,221	4,226,515
	Ultra Clean Holdings Inc	76,106 SHARES	3,070,010	2,736,011
	UMB Financial Corp	12,146 SHARES	1,106,318	1,370,798
	UMH Properties Inc	248,854 SHARES	4,980,452	4,698,364
	UniCredit SpA	178,261 SHARES	2,531,175	7,111,301
	Union Pacific Corp	36,420 SHARES	7,869,944	8,305,217
	Unisys Corp	193,046 SHARES	1,037,517	1,221,981
	United Bankshares Inc/WV	14,152 SHARES	450,572	531,408
	United Community Banks Inc/GA	21,953 SHARES	711,061	709,301
	United Natural Foods Inc	12,309 SHARES	346,331	336,159
	United Overseas Bank Ltd	181,400 SHARES	3,874,285	4,830,862
	United Parcel Service Inc	101,025 SHARES	13,398,958	12,739,253
	UnitedHealth Group Inc	54,367 SHARES	23,484,693	27,502,091
	Unitil Corp	51,476 SHARES	2,654,624	2,789,484
	Unity Bancorp Inc	14,995 SHARES	580,357	653,932
	Upstart Holdings Inc	77,549 SHARES	6,505,774	4,774,692
	Upwork Inc	33,621 SHARES	407,287	549,703
	Uranium Energy Corp	245,651 SHARES	1,519,476	1,643,405
	Urban Edge Properties	223,157 SHARES	4,086,754	4,797,876
	Urban Outfitters Inc	23,402 SHARES	1,261,542	1,284,302
	US Bancorp	168,487 SHARES	7,483,621	8,058,733
	Utz Brands Inc	324,155 SHARES	5,478,322	5,076,267
	V2X Inc	57,114 SHARES	2,305,242	2,731,763
	Valaris Ltd	36,187 SHARES	2,676,142	1,600,913
	Varonis Systems Inc	108,854 SHARES	2,460,335	4,836,383
	Vaxcyte Inc	21,674 SHARES	1,000,048	1,774,234
	Ventyx Biosciences Inc	238,668 SHARES	2,417,275	522,683
	Veracyte Inc	82,612 SHARES	2,362,168	3,271,435
	Vericel Corp	34,724 SHARES	1,886,981	1,906,695
	Veris Residential Inc	19,493 SHARES	354,864	324,169
	Veritex Holdings Inc	42,814 SHARES	922,684	1,162,828

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Verona Pharma PLC	73,453 SHARES	2,282,521	3,411,157
	Vertex Inc	77,624 SHARES	2,737,930	4,141,240
	Vertex Pharmaceuticals Inc	33,677 SHARES	12,429,732	13,561,728
	Viant Technology Inc	87,348 SHARES	1,793,686	1,658,739
	Viatris Inc	435,550 SHARES	5,097,285	5,422,598
	Victoria's Secret & Co	34,180 SHARES	1,062,702	1,415,736
	Victory Capital Holdings Inc	46,328 SHARES	1,728,720	3,032,631
	Viking Therapeutics Inc	79,137 SHARES	2,390,798	3,184,473
	Virtus Investment Partners Inc	12,901 SHARES	2,796,566	2,845,703
	Visa Inc	36,478 SHARES	5,599,110	11,528,507
	Vishay Intertechnology Inc	130,498 SHARES	3,107,404	2,210,636
	Vita Coco Co Inc/The	56,811 SHARES	1,476,986	2,096,894
	Vital Farms Inc	69,845 SHARES	2,009,785	2,632,458
	Vivid Seats Inc	117,258 SHARES	561,576	542,905
	VSE Corp	70,124 SHARES	4,330,496	6,668,792
	WaFd Inc	11,757 SHARES	436,641	379,046
	Walmart Inc	121,476 SHARES	4,928,651	10,975,357
	Walt Disney Co/The	85,023 SHARES	8,797,260	9,467,311
	Warby Parker Inc	314,046 SHARES	5,747,173	7,603,054
	Warrior Met Coal Inc	23,865 SHARES	1,533,532	1,294,438
	Waste Connections Inc	55,765 SHARES	8,239,537	9,568,159
	Watts Water Technologies Inc	19,861 SHARES	3,450,220	4,037,741
	WaVe Life Sciences Ltd	54,586 SHARES	809,527	675,229
	Waystar Holding Corp	52,392 SHARES	1,102,962	1,922,786
	Weatherford International PLC	14,866 SHARES	909,717	1,064,852
	Wells Fargo & Co	303,953 SHARES	13,729,087	21,349,659
	Welltower Inc	254,793 SHARES	21,829,739	32,111,562
	WesBanco Inc	14,039 SHARES	405,664	456,829
	WESCO International Inc	11,081 SHARES	552,744	2,005,218
	Western Digital Corp	61,691 SHARES	2,492,451	3,678,634
	Weyerhaeuser Co	449,132 SHARES	13,063,950	12,643,066
	WH Smith PLC	284,895 SHARES	4,552,076	4,242,382
	Williams Cos Inc/The	97,812 SHARES	3,239,513	5,293,585
	Wintrust Financial Corp	53,682 SHARES	3,960,611	6,694,682
	Wolverine World Wide Inc	169,141 SHARES	2,884,826	3,754,930
	Workiva Inc	27,916 SHARES	2,770,019	3,056,802
	World Kinect Corp	40,724 SHARES	1,133,682	1,120,317

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	Worldline SA/France	365,328 SHARES	3,515,018	3,207,203
	WSFS Financial Corp	8,433 SHARES	350,700	448,045
	Xencor Inc	19,670 SHARES	696,961	452,017
	Xenia Hotels & Resorts Inc	91,860 SHARES	1,411,436	1,365,040
	Xperi Inc	230,155 SHARES	3,008,662	2,363,692
	Yelp Inc	83,279 SHARES	2,927,842	3,222,897
	Y-mAbs Therapeutics Inc	1,839 SHARES	29,269	14,399
	Zeta Global Holdings Corp	60,948 SHARES	961,675	1,096,455
	Zimmer Biomet Holdings Inc	127,709 SHARES	15,144,583	13,489,902
	Zoetis Inc	116,571 SHARES	19,940,388	18,992,913
	Zuora Inc	43,713 SHARES	427,703	433,633
	Zurn Elkay Water Solutions Corp	66,208 SHARES	1,619,382	2,469,636

	TOTAL EQUITY SECURITIES		7,172,943,588	13,121,620,085

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES:
	New Red Finance Inc	SEMI-ANN. 4.375% 01/15/2028 2,125,000	2,151,080	2,029,829
	New Red Finance Inc	SEMI-ANN. 3.875% 01/15/2028 3,648,000	3,629,135	3,449,803
	BC Ltd	SEMI-ANN. 9.000% 01/30/2028 511,000	1,102,108	510,614
	ABN AMRO Bank NV	SEMI-ANN. 6.575% 10/13/2026 700,000	700,000	707,405
	ABN AMRO Funding USA LLC	ZCP 04/28/2025 1,004,000	987,973	989,252
	ABN AMRO Funding USA LLC	ZCP 03/10/2025 3,300,000	3,272,374	3,271,715
	ABN AMRO Funding USA LLC	ZCP 01/24/2025 6,500,000	6,481,155	6,480,826
	Acadia Healthcare Co Inc	SEMI-ANN. 5.000% 04/15/2029 1,305,000	1,226,054	1,220,629
	Acadia Healthcare Co Inc	SEMI-ANN. 5.500% 07/01/2028 2,874,000	2,847,301	2,744,690
	Adobe Inc	SEMI-ANN. 3.25% 02/01/2025 2,682,000	2,678,170	2,678,322
	AEP Texas Inc	SEMI-ANN. 2.100% 07/01/2030 2,300,000	2,290,731	1,969,877
	AerCap Ireland Capital DAC	SEMI-ANN. 2.450% 10/29/2026 1,100,000	1,028,245	1,052,987
	AES Corp/The	SEMI-ANN. 2.450% 01/15/2031 700,000	585,326	583,431
	AG Issuer LLC	SEMI-ANN. 6.250% 03/01/2028 1,995,000	1,914,560	1,977,780
	AG TTMT Escrow Issuer LLC	SEMI-ANN. 8.625% 09/30/2027 1,694,000	1,746,256	1,756,619
	AHS Hospital Corp	SEMI-ANN. 2.780% 07/01/2051 300,000	300,000	184,345
	Air Canada	SEMI-ANN. 3.875% 08/15/2026 1,379,000	1,381,221	1,339,850
	Air Canada 2020-2 Class A Pass Through Tr	SEMI-ANN. 5.250% 10/01/2030 731,245	727,088	728,734
	Aircastle Ltd	SEMI-ANN. 5.950% 02/15/2029 1,000,000	1,026,290	1,020,843
	Albertsons Cos Inc	SEMI-ANN. 7.500% 03/15/2026 800,000	799,765	802,840
	Albertsons Cos Inc	SEMI-ANN. 4.625% 01/15/2027 1,563,000	1,578,319	1,530,198
	Albertsons Cos Inc	SEMI-ANN. 3.250% 03/15/2026 2,420,000	2,319,274	2,360,899
	Alcoa Nederland Holding BV	SEMI-ANN. 7.125% 03/15/2031 746,000	754,393	770,904
	Algonquin Power & Utilities Corp	SEMI-ANN. FLOAT 06/15/2026 1,000,000	991,640	1,004,708
	Alliant Energy Finance LLC	SEMI-ANN. 5.400% 06/06/2027 700,000	699,601	704,581
	Alliant Holdings Intermediate LLC	SEMI-ANN. 7.375% 10/01/2032 599,000	599,000	604,512
	Alliant Holdings Intermediate LLC	SEMI-ANN. 6.500% 10/01/2031 999,000	999,000	989,238
	Alliant Holdings Intermediate LLC	SEMI-ANN. 5.875% 11/01/2029 1,505,000	1,494,400	1,445,896
	Alliant Holdings Intermediate LLC	SEMI-ANN. 6.750% 04/15/2028 2,221,000	2,218,918	2,225,979
	Alliant Holdings Intermediate LLC	SEMI-ANN. 7.000% 01/15/2031 3,051,000	3,043,373	3,062,917
	Alliant Holdings Intermediate LLC	SEMI-ANN. 6.750% 10/15/2027 3,863,000	3,835,824	3,831,053
	Allianz Finance Corp	ZCP 01/08/2025 4,150,000	4,146,231	4,146,014
	Allianz Finance Corp	ZCP 02/12/2025 7,000,000	6,962,633	6,963,306
	Ally Auto Receivables Trust 2022-2	MONTHLY 4.76% 17/MAY/2027 4,149,370	4,130,247	4,152,904
	Ally Auto Receivables Trust 2022-3	MONTHLY 5.07% 15/APR/2027 2,390,407	2,394,645	2,395,139
	Ally Auto Receivables Trust 2024-1	MONTHLY 5.320% 01/15/2027 4,414,756	4,415,611	4,421,051
	Ally Financial Inc	SEMI-ANN. 6.992% 06/13/2029 176,000	184,490	183,408

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Ally Financial Inc	SEMI-ANN. 6.646% 01/17/2040 436,000	436,000	422,521
	Alpha Generation LLC	SEMI-ANN. 6.750% 10/15/2032 1,127,000	1,143,905	1,115,025
	Altice France Holding SA	SEMI-ANN. 6.000% 02/15/2028 1,703,000	1,707,112	449,472
	Altice France SA	SEMI-ANN. 8.125% 02/01/2027 861,000	868,534	698,056
	Altice France SA	SEMI-ANN. 5.500% 10/15/2029 1,115,000	1,115,000	835,222
	Altice France SA	SEMI-ANN. 5.125% 07/15/2029 2,335,000	2,181,038	1,748,595
	Altice France SA	SEMI-ANN. 5.500% 01/15/2028 2,173,000	2,199,048	1,602,249
	Amentum Holdings Inc	SEMI-ANN. 7.250% 08/01/2032 1,520,000	1,549,690	1,531,503
	Ameren Missouri Securitization Funding I LLC	SEMI-ANN. 4.850% 10/01/2041 400,000	399,954	391,424
	American Airlines Inc	SEMI-ANN. 8.500% 05/15/2029 1,675,000	1,694,309	1,758,638
	American Airlines Inc	QUARTERLY 5.75% 04/20/2029 1,757,371	1,790,738	1,739,797
	American Airlines Inc	QUARTERLY 5.50% 04/20/2026 3,089,314	3,163,984	3,082,546
	American Builders & Contractors Supply Co	SEMI-ANN. 3.875% 11/15/2029 1,111,000	952,683	1,007,704
	American Builders & Contractors Supply Co	SEMI-ANN. 4.000% 01/15/2028 2,011,000	2,018,554	1,927,092
	American Credit Acceptance Receivables Tr	MONTHLY 6.200% 06/14/2027 18,727,254	18,770,934	18,759,549
	American Express Credit Account Master Tr	MONTHLY 2.210% 03/15/2027 1,500,000	1,491,765	1,492,957
	American Express Credit Account Master Tr	MONTHLY 3.750% 08/15/2027 6,950,000	6,905,786	6,917,988
	American Express Credit Account Master Tr	MONTHLY 3.390% 05/15/2027 13,138,000	13,079,587	13,079,620
	American Honda Finance Corp	QUARTERLY FLOAT 01/10/2025 400,000	400,000	400,036
	American Honda Finance Corp	SEMI-ANN. 5.000% 05/23/2025 800,000	799,448	800,471
	American Tower Corp	SEMI-ANN. 2.400% 03/15/2025 300,000	284,832	298,415
	American Tower Corp	SEMI-ANN. 3.650% 03/15/2027 500,000	466,700	488,106
	AmeriCredit Auto Receivables Tr 2021-3	MONTHLY 0.76% 18/AUG/2026 33,985	33,507	33,919
	AmeriCredit Auto Receivables Trust 2022-2	MONTHLY 4.380% 04/18/2028 1,015,095	1,013,294	1,013,942
	Amgen Inc	SEMI-ANN. 5.750% 03/02/2063 500,000	495,360	481,137
	AmWINS Group Inc	SEMI-ANN. 6.375% 02/15/2029 1,585,000	1,585,111	1,594,720
	Anchorage Capital Clo 20 Ltd	QUARTERLY FLT 01/20/2035 1,200,000	1,200,000	1,200,000
	Antero Midstream Partners LP	SEMI-ANN. 6.625% 02/01/2032 2,071,000	2,071,116	2,086,141
	Arbor Realty Commercial Real Estate Notes	MONTHLY FLOATING 01/15/2037 794,734	769,650	793,741
	Archer Daniels Midland A	ZCP 01/16/2025 6,000,000	5,988,500	5,988,368
	Arches Buyer Inc	SEMI-ANN. 4.250% 06/01/2028 2,879,000	2,718,373	2,643,962
	Arches Buyer Inc	SEMI-ANN. 6.125% 12/01/2028 3,271,000	2,843,777	2,920,239
	Archrock Partners LP	SEMI-ANN. 6.875% 04/01/2027 160,000	161,000	160,827
	Archrock Partners LP	SEMI-ANN. 6.625% 09/01/2032 1,085,000	1,087,450	1,083,577
	Archrock Partners LP	SEMI-ANN. 6.250% 04/01/2028 2,129,000	2,148,547	2,117,651
	Ardagh Metal Packaging Finance USA LLC	SEMI-ANN. 6.000% 06/15/2027 2,962,000	2,972,198	2,936,083
	Ardagh Metal Packaging Finance USA LLC	SEMI-ANN. 4.000% 09/01/2029 4,781,000	4,366,072	4,106,845

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Aretec Group Inc	SEMI-ANN. 10.00% 08/15/2030 2,390,000	2,432,916	2,610,167
	Aretec Group Inc	SEMI-ANN. 7.500% 04/01/2029 2,874,000	2,575,328	2,859,238
	Asbury Automotive Group Inc	SEMI-ANN. 4.625% 11/15/2029 1,211,000	1,125,841	1,127,005
	Asbury Automotive Group Inc	SEMI-ANN. 5.000% 02/15/2032 2,285,000	2,196,113	2,084,300
	Ascend Learning LLC	SEMI-ANN. ZCP 11/17/2029 909,000	906,728	903,887
	Ascend Learning LLC	SEMI-ANN. ZCP 11/17/2028 2,048,910	1,982,326	2,062,525
	Ashland Inc	SEMI-ANN. 3.375% 09/01/2031 337,000	289,571	287,380
	Assured Guaranty US Holdings Inc	SEMI-ANN. 3.150% 06/15/2031 1,100,000	1,096,887	971,379
	AssuredPartners Inc	SEMI-ANN. 7.500% 02/15/2032 1,580,000	1,569,754	1,700,489
	AssuredPartners Inc	SEMI-ANN. 5.625% 01/15/2029 3,245,000	3,122,936	3,279,108
	AT&T Inc	SEMI-ANN. 2.550% 12/01/2033 1,021,000	862,168	822,958
	AT&T Inc	SEMI-ANN. 3.650% 06/01/2051 1,000,000	996,130	707,041
	AthenaHealth Group Inc	SEMI-ANN. 6.500% 02/15/2030 4,889,000	4,726,471	4,646,242
	Athene Global Funding	SEMI-ANN. 1.716% 01/07/2025 4,054,000	4,051,552	4,052,379
	Athene Holding Ltd	SEMI-ANN. 6.250% 04/01/2054 600,000	596,286	602,653
	ATI Inc	SEMI-ANN. 4.875% 10/01/2029 278,000	275,915	264,844
	ATI Inc	SEMI-ANN. 5.125% 10/01/2031 2,558,000	2,575,888	2,405,110
	Atlas Senior Loan Fund Ltd	QUARTERLY FLOAT 01/16/2030 22,818	22,823	22,818
	Australia & New Zealand Banking Group Ltd	QUARTERLY FLOAT 07/03/2025 280,000	280,616	280,624
	Australia & New Zealand Banking Group Ltd	ZCP 01/06/2025 3,000,000	2,998,102	2,997,841
	Australia & New Zealand Banking Group Ltd	ZCP 27/FEB/2025 5,700,000	5,659,207	5,660,083
	Australia & New Zealand Banking Group Ltd	ZCP 05/22/2025 2,500,000	2,455,938	2,457,275
	Avantor Funding Inc	SEMI-ANN. 4.625% 07/15/2028 1,308,000	1,286,143	1,248,491
	Avantor Funding Inc	SEMI-ANN. 3.875% 11/01/2029 3,442,000	3,388,918	3,146,689
	Avient Corp	SEMI-ANN. 7.125% 08/01/2030 634,000	645,249	647,609
	Avis Budget Car Rental LLC	SEMI-ANN. 8.250% 01/15/2030 1,152,000	1,155,456	1,188,028
	Avis Budget Car Rental LLC	SEMI-ANN. 8.000% 02/15/2031 2,007,000	1,964,174	2,053,749
	Axalta Coating Systems LLC	SEMI-ANN. 4.750% 06/15/2027 827,000	844,848	806,209
	BA Credit Card Trust	MONTHLY 3.530% 11/15/2027 979,000	968,599	974,499
	Bacardi Ltd	SEMI-ANN. 5.300% 05/15/2048 700,000	689,115	627,665
	Bain Capital Credit CLO 2021-3 Ltd	QUARTERLY FLT 07/24/2034 1,100,000	1,100,000	1,100,000
	Ball Corp	SEMI-ANN. 6.000% 06/15/2029 1,590,000	1,590,000	1,601,525
	Banco Santander SA	SEMI-ANN. 4.379% 04/12/2028 775,000	719,138	755,929
	Bank of America Auto Trust 2023-1	MONTHLY 5.830% 05/15/2026 1,659,807	1,660,940	1,661,752
	Bank of America Corp	SEMI-ANN. 2.299% 07/21/2032 1,200,000	1,200,000	1,001,091
	Bank of America Corp	SEMI-ANN. 1.197% 10/24/2026 1,800,000	1,800,000	1,748,715
	Bank of America Corp	SEMI-ANN. 1.734% 07/22/2027 2,900,000	2,900,000	2,764,894

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Bank of America NA	5.15% 01/22/2025 500,000	499,919	500,158
	Bank of America NA	5.48% 06/10/2025 1,237,000	1,240,400	1,241,602
	Bank of America NA	4.65% 03/28/2025 3,600,000	3,600,000	3,600,877
	Bank of Montreal	SEMI-ANN. 4.689% 06/28/2028 800,000	800,000	799,765
	Bank of Montreal/Chicago IL	4.61% 05/20/2025 3,600,000	3,599,984	3,602,019
	Bank of New York Mellon Corp/The	SEMI-ANN. 3.00% 24/FEB/2025 4,000,000	3,989,712	3,990,168
	Bank of New Zealand	SEMI-ANN. 2.00% 2/21/2025 280,000	278,886	278,927
	Bank of Nova Scotia/Houston	QUARTERLY FLT 06/04/2025 3,329,000	3,329,000	3,330,915
	Bank of Nova Scotia/The	SEMI-ANN. 1.450% 01/10/2025 110,000	109,902	109,900
	Bank of Nova Scotia/The	SEMI-ANN. 4.750% 02/02/2026 900,000	899,208	900,212
	Banque et Caisse d'Epargne de l'Etat	ZCP 04/09/2025 1,975,000	1,950,760	1,950,972
	Barclays Bank PLC	ZCP 05/MAR/2025 7,000,000	6,943,023	6,944,250
	Barclays PLC	SEMI-ANN. 5.501% 08/09/2028 700,000	677,985	707,438
	Barclays PLC	SEMI-ANN. 5.335% 09/10/2035 1,000,000	1,000,000	960,739
	BAT Capital Corp	SEMI-ANN. 2.726% 03/25/2031 1,600,000	1,600,000	1,381,467
	Bath & Body Works Inc	SEMI-ANN. 5.250% 02/01/2028 456,000	455,068	448,956
	Bath & Body Works Inc	SEMI-ANN. 6.875% 11/01/2035 773,000	761,741	790,960
	Bath & Body Works Inc	SEMI-ANN. 6.625% 10/01/2030 1,246,000	1,314,119	1,255,286
	Bath & Body Works Inc	SEMI-ANN. 7.500% 06/15/2029 1,440,000	1,474,185	1,483,942
	Bausch + Lomb Corp	SEMI-ANN. 8.375% 10/01/2028 2,086,000	2,127,318	2,159,010
	Bausch Health Americas Inc	SEMI-ANN. 8.500% 01/31/2027 345,000	272,550	283,763
	Bausch Health Cos Inc	SEMI-ANN. 5.500% 11/01/2025 201,000	201,774	196,132
	Bausch Health Cos Inc	SEMI-ANN. 6.250% 02/15/2029 537,000	329,040	332,940
	Bausch Health Cos Inc	SEMI-ANN. 6.125% 02/01/2027 505,000	446,925	458,288
	Bausch Health Cos Inc	SEMI-ANN. 4.875% 06/01/2028 1,931,000	1,530,673	1,544,800
	Bausch Health Cos Inc	SEMI-ANN. 11.000% 09/30/2028 909,000	1,960,371	863,550
	Bayer US Finance LLC	SEMI-ANN. 6.375% 11/21/2030 400,000	407,836	411,590
	Bayer US Finance LLC	SEMI-ANN. 6.250% 01/21/2029 400,000	409,730	407,998
	Bayer US Finance LLC	SEMI-ANN. 6.125% 11/21/2026 1,400,000	1,418,403	1,426,818
	Baytex Energy Corp	SEMI-ANN. 8.500% 04/30/2030 1,725,000	1,697,344	1,762,542
	Baytex Energy Corp	SEMI-ANN. 7.375% 03/15/2032 2,075,000	2,059,770	2,021,881
	Beacon Roofing Supply Inc	SEMI-ANN. 4.125% 05/15/2029 631,000	572,506	598,766
	Beacon Roofing Supply Inc	SEMI-ANN. 6.500% 08/01/2030 1,730,000	1,750,836	1,755,169
	Beacon Roofing Supply Inc	SEMI-ANN. 4.500% 11/15/2026 2,614,000	2,633,559	2,568,452
	Becton Dickinson & Co	SEMI-ANN. 4.874% 02/08/2029 1,300,000	1,289,902	1,296,331
	Belron UK Finance PLC	SEMI-ANN. 5.750% 10/15/2029 896,000	900,480	886,798
	BGC Group Inc	SEMI-ANN. 6.600% 06/10/2029 700,000	699,321	717,180

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Block Inc	SEMI-ANN. 6.500% 05/15/2032 2,661,000	2,670,189	2,686,687
	BMW US Capital LLC	QUARTERLY FLOAT 08/11/2025 400,000	400,259	400,856
	BMW US Capital LLC	QUARTERLY FLOAT 04/01/2025 495,000	495,439	495,671
	BMW US Capital LLC	SEMI-ANN. 1.250% 08/12/2026 2,700,000	2,694,141	2,560,253
	BMW Vehicle Lease Trust	MONTHLY 4.681% 10/27/2025 2,884,643	2,884,643	2,886,128
	BMW Vehicle Lease Trust 2023-1	MONTHLY 5.160% 11/25/2025 2,709,779	2,706,376	2,711,686
	BMW Vehicle Lease Trust 2023-2	MONTHLY 5.990% 09/25/2026 1,318,588	1,327,275	1,327,283
	BMW Vehicle Owner Trust 2023-A	MONTHLY 5.720% 04/27/2026 494,919	495,052	495,576
	BNG Bank NV	ZCP 01/31/2025 7,000,000	6,972,376	6,973,848
	BNP Paribas SA	SEMI-ANN. 2.591% 01/20/2028 1,900,000	1,900,000	1,805,745
	BNP Paribas SA/New York NY	MONTHLY FLT 03/07/2025 3,511,000	3,511,000	3,512,240
	Boeing Co/The	SEMI-ANN. 5.805% 05/01/2050 700,000	700,378	649,777
	Boeing Co/The	SEMI-ANN. 2.196% 02/04/2026 1,800,000	1,688,075	1,745,543
	Bof A Securities Inc	ZCP 11/12/2025 2,500,000	2,403,141	2,403,234
	Bombardier Inc	SEMI-ANN. 7.250% 07/01/2031 502,000	503,255	517,701
	Bombardier Inc	SEMI-ANN. 7.875% 04/15/2027 969,000	971,187	970,418
	Boost Newco Borrower LLC	SEMI-ANN. 7.500% 01/15/2031 3,555,000	3,612,521	3,726,918
	Boyd Gaming Corp	SEMI-ANN. 4.750% 12/01/2027 714,000	714,893	690,291
	Boyd Gaming Corp	SEMI-ANN. 4.750% 06/15/2031 1,095,000	1,104,301	1,013,071
	Boyne USA Inc	SEMI-ANN. 4.750% 05/15/2029 1,959,000	1,788,116	1,856,887
	BPCE SA	SEMI-ANN. 1.652% 10/06/2026 300,000	273,654	292,109
	BPCE SA	SEMI-ANN. 2.277% 01/20/2032 700,000	700,000	571,911
	BPCE SA	SEMI-ANN. 1.652% 10/06/2026 1,400,000	1,394,633	1,394,695
	Brandywine Operating Partnership LP	SEMI-ANN. 3.950% 11/15/2027 200,000	162,800	189,658
	Brandywine Operating Partnership LP	SEMI-ANN. 4.550% 10/01/2029 700,000	546,000	631,872
	Brighthouse Financial Global Funding	SEMI-ANN. 1.75% 01/13/2025 1,925,000	1,922,869	1,923,179
	Broadcom Inc	SEMI-ANN. 4.150% 11/15/2030 200,000	218,158	191,306
	Broadcom Inc	SEMI-ANN. 3.459% 09/15/2026 2,024,000	1,995,257	1,985,582
	BroadStreet Partners Inc	SEMI-ANN. 5.875% 04/15/2029 2,842,000	2,849,834	2,749,583
	Burlington Northern Santa Fe LLC	SEMI-ANN. 3.000% 04/01/2025 1,524,000	1,517,856	1,517,916
	BWX Technologies Inc	SEMI-ANN. 4.125% 06/30/2028 935,000	942,013	875,413
	Cabot Trail Funding LLC	ZCP 03/14/25 1,000,000	990,760	990,904
	Caesars Entertainment Inc	SEMI-ANN. 8.125% 07/01/2027 791,000	811,308	798,908
	Caesars Entertainment Inc	SEMI-ANN. 6.000% 10/15/2032 2,000,000	1,994,589	1,928,336
	Caesars Entertainment Inc	SEMI-ANN. 6.500% 02/15/2032 2,887,000	2,914,709	2,900,031
	Caesars Entertainment Inc	SEMI-ANN. 4.625% 10/15/2029 3,495,000	3,421,131	3,272,222
	Caesars Entertainment Inc	SEMI-ANN. 7.000% 02/15/2030 4,380,000	4,426,109	4,461,247

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CAFCO LLC	ZCP 01/28/2025 6,600,000	6,577,428	6,577,188
	California Buyer Ltd	SEMI-ANN. 6.375% 02/15/2032 1,782,000	1,782,000	1,777,271
	Calpine Corp	SEMI-ANN. 4.500% 02/15/2028 838,000	841,143	803,738
	Camelot Finance SA	SEMI-ANN. 4.500% 11/01/2026 2,589,000	2,582,651	2,515,863
	Canadian Imperial Bank of Commerce	SEMI-ANN. 2.25% 01/28/2025 1,450,000	1,447,282	1,447,243
	Canadian Imperial Bank of Commerce	MONTHLY FLT 03/04/2025 3,250,000	3,250,000	3,251,068
	Canadian Pacific Railway Co	SEMI-ANN. 2.450% 12/02/2031 900,000	899,685	767,625
	Canpack SA / Canpack US LLC	SEMI-ANN. 3.875% 11/15/2029 950,000	950,000	852,625
	Cantor Fitzgerald LP	SEMI-ANN. 7.200% 12/12/2028 700,000	698,642	731,582
	Capital One Multi-Asset Execution Trust	MONTHLY 3.490% 05/15/2027 1,516,000	1,507,915	1,510,049
	Capital One Multi-Asset Execution Trust	MONTHLY 2.800% 03/15/2027 3,367,000	3,337,915	3,354,440
	Capital One Prime Auto Receiv. Tr 2021-1	MONTHLY 0.770% 09/15/2026 769,095	759,821	761,394
	Capital One Prime Auto Receiv. Tr 2022-2	MONTHLY 3.660% 05/17/2027 3,683,839	3,641,544	3,664,041
	Capital One Prime Auto Receiv. Tr 2023-1	MONTHLY 5.2% 05/15/2026 75,810	75,732	75,823
	Capital One Prime Auto Receiv. Tr. 2023-2	MONTHLY 5.910% 10/15/2026 322,469	323,163	323,593
	Carlyle Global Market Strategies CLO 2013-1	QUARTERLY FLT 08/14/2030 266,289	266,289	266,428
	Carlyle Global Market Strategies CLO 2015-4	QUARTERLY FLT 07/20/2032 456,066	456,066	456,747
	CarMax Auto Owner Trust 2021-3	MONTHLY 0.550% 06/15/2026 382,981	377,132	380,087
	CarMax Auto Owner Trust 2022-1	MONTHLY 1.47% 12/15/2026 1,205,598	1,172,172	1,190,943
	Carmax Auto Owner Trust 2022-3	MONTHLY 3.970% 04/15/2027 4,061,686	4,042,192	4,049,360
	Carmax Auto Owner Trust 2023-2	MONTHLY 5.500% 06/15/2026 1,200,112	1,201,185	1,201,052
	Carmax Auto Owner Trust 2023-3	MONTHLY 5.720% 11/16/2026 3,033,445	3,041,229	3,040,741
	Carmax Auto Owner Trust 2024-3	MONTHLY 5.44% 08/15/2025 482,940	483,323	483,186
	CarMax Auto Owner Trust 2024-4	MONTHLY 4.733% 09/15/2025 6,224,784	6,224,784	6,228,055
	Carnival Corp	SEMI-ANN. 7.000% 08/15/2029 741,000	742,853	770,765
	Carnival Corp	SEMI-ANN. 7.625% 03/01/2026 1,495,000	1,581,377	1,497,185
	Carnival Corp	SEMI-ANN. 6.000% 05/01/2029 2,842,000	2,874,854	2,835,276
	Carnival Corp	SEMI-ANN. 4.000% 08/01/2028 3,554,000	3,504,540	3,368,466
	Carnival Holdings Bermuda Ltd	SEMI-ANN. 10.375% 05/01/2028 586,000	578,675	624,317
	Carvana Auto Receivables Trust 2021-P3	MONTHLY 0.700% 11/10/2026 1,565,496	1,539,780	1,553,077
	Catamaran CLO 2014-1 Ltd	QUARTERLY FLOAT 04/22/2030 741,551	741,699	742,256
	Caterpillar Financial Services Corp	QUARTERLY FLT 01/06/2025 3,473,000	3,473,095	3,473,139
	Caterpillar Financial Services Corp	QUARTERLY FLT 06/13/2025 4,000,000	4,004,641	4,006,011
	CCO Holdings LLC / CCO Holdings Capital	SEMI-ANN. 4.500% 05/01/2032 2,889,000	2,412,498	2,485,010
	CCO Holdings LLC / CCO Holdings Capital	SEMI-ANN. 4.750% 02/01/2032 3,113,000	2,950,283	2,732,213
	CCO Holdings LLC / CCO Holdings Capital	SEMI-ANN. 5.000% 02/01/2028 3,343,000	3,210,957	3,222,297
	CCO Holdings LLC / CCO Holdings Capital	SEMI-ANN. 4.500% 08/15/2030 4,071,000	4,047,617	3,654,113

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CCO Holdings LLC / CCO Holdings Capital	SEMI-ANN. 5.125% 05/01/2027 4,639,000	4,597,111	4,558,375
	CCO Holdings LLC / CCO Holdings Capital	SEMI-ANN. 4.750% 03/01/2030 5,911,000	5,828,712	5,397,725
	CD&R Smokey Buyer Inc	SEMI-ANN. 9.500% 10/15/2029 2,986,000	2,996,504	2,939,650
	CDP Financial Inc	ZCP 27/FEB/2025 1,000,000	992,791	992,913
	CDP Financial Inc	ZCP 01/02/2025 1,200,000	1,199,849	1,199,712
	CDP Financial Inc	ZCP 05/12/2025 3,000,000	2,950,185	2,951,468
	CDP Financial Inc	ZCP 04/28/2025 3,300,000	3,246,161	3,252,176
	CDP Financial Inc	ZCP 02/28/2025 6,000,000	5,954,286	5,956,740
	Cedar Fair LP	SEMI-ANN. 6.500% 10/01/2028 635,000	635,000	636,431
	Cedar Fair LP	SEMI-ANN. 5.375% 04/15/2027 1,305,000	1,241,381	1,291,068
	Centene Corp	SEMI-ANN. 3.000% 10/15/2030 1,700,000	1,463,170	1,467,285
	CenterPoint Energy Houston Electric LLC	SEMI-ANN. 4.950% 04/01/2033 500,000	498,780	488,693
	Central Parent Inc / CDK Global Inc	SEMI-ANN. 7.250% 06/15/2029 1,258,000	1,249,548	1,243,142
	CDK Financing Co Inc	SEMI-ANN. 8.000% 06/15/2029 1,764,000	1,794,571	1,790,437
	Charles River Laboratories International Inc	SEMI-ANN. 4.000% 03/15/2031 250,000	235,000	222,712
	Charles River Laboratories International Inc	SEMI-ANN. 4.250% 05/01/2028 1,473,000	1,506,848	1,397,501
	Chart Industries Inc	SEMI-ANN. 7.500% 01/01/2030 777,000	791,569	807,829
	Cheniere Energy Inc	SEMI-ANN. 4.625% 10/15/2028 700,000	639,772	685,449
	Cheniere Energy Partners LP	SEMI-ANN. 4.500% 10/01/2029 200,000	193,152	193,636
	Chevron Corp	ZCP 04/23/2025 2,177,000	2,146,522	2,147,038
	Chevron Corp	ZCP 04/24/2025 3,166,000	3,121,280	3,122,047
	Chobani Holdco II LLC	SEMI-ANN. FLT 10/01/2029 1,321,000	1,338,833	1,396,982
	CHS/Community Health Systems Inc	SEMI-ANN. 10.875% 01/15/2032 740,000	740,000	763,479
	CHS/Community Health Systems Inc	SEMI-ANN. 6.875% 04/15/2029 1,442,000	1,468,735	1,087,686
	CHS/Community Health Systems Inc	SEMI-ANN. 5.625% 03/15/2027 1,973,000	1,897,876	1,893,523
	CHS/Community Health Systems Inc	SEMI-ANN. 5.250% 05/15/2030 4,753,000	4,413,260	3,903,771
	Churchill Downs Inc	SEMI-ANN. 5.750% 04/01/2030 900,000	837,443	883,307
	Churchill Downs Inc	SEMI-ANN. 6.750% 05/01/2031 1,097,000	1,098,371	1,108,859
	CIFC Funding 2013-III-R Ltd	QUARTERLY FLOAT 04/24/2031 438,093	436,034	438,542
	Cinemark USA Inc	SEMI-ANN. 7.000% 08/01/2032 622,000	628,220	634,049
	Cinemark USA Inc	SEMI-ANN. 5.250% 07/15/2028 2,001,000	1,816,075	1,951,414
	Cisco Systems Inc	ZCP 01/17/2025 2,600,000	2,591,573	2,592,474
	Cisco Systems Inc	ZCP 01/17/2025 4,000,000	3,991,909	3,991,827
	Cisco Systems Inc	ZCP 04/MAR/2025 6,610,000	6,556,154	6,559,045
	Citibank NA	SEMI-ANN. 5.864% 09/29/2025 500,000	500,000	504,406
	Citibank NA	SEMI-ANN. 5.488% 12/04/2026 1,000,000	1,000,000	1,014,762
	Citigroup Inc	SEMI-ANN. 5.174% 02/13/2030 700,000	700,000	699,335

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Citizens Auto Receivables Trust 2023-1	MONTHLY 5.840% 01/18/2028 800,000	804,875	808,829
	Civitas Resources Inc	SEMI-ANN. 8.375% 07/01/2028 586,000	588,200	608,601
	Civitas Resources Inc	SEMI-ANN. 8.750% 07/01/2031 701,000	709,998	730,816
	Civitas Resources Inc	SEMI-ANN. 8.625% 11/01/2030 1,430,000	1,490,575	1,497,561
	Clarios Global LP / Clarios US Finance Co	SEMI-ANN. 6.250% 05/15/2026 599,000	616,045	598,842
	Clarios Global LP / Clarios US Finance Co	SEMI-ANN. 8.500% 05/15/2027 1,509,000	1,530,933	1,511,045
	Clarivate Science Holdings Corp	SEMI-ANN. 3.875% 07/01/2028 2,245,000	2,058,355	2,091,334
	Clarivate Science Holdings Corp	SEMI-ANN. 4.875% 07/01/2029 4,139,000	3,942,962	3,858,423
	Clear Channel Outdoor Holdings Inc	SEMI-ANN. 9.000% 09/15/2028 351,000	351,000	367,549
	Clear Channel Outdoor Holdings Inc	SEMI-ANN. 7.875% 04/01/2030 1,721,000	1,727,454	1,771,241
	Clear Channel Outdoor Holdings Inc	SEMI-ANN. 7.500% 06/01/2029 1,977,000	1,898,340	1,729,774
	Clear Channel Outdoor Holdings Inc	SEMI-ANN. 7.750% 04/15/2028 2,904,000	2,964,218	2,620,304
	Clear Channel Outdoor Holdings Inc	SEMI-ANN. 5.125% 08/15/2027 3,155,000	3,121,809	3,036,674
	Clearway Energy Operating LLC	SEMI-ANN. 3.750% 01/15/2032 793,000	795,280	676,898
	Clearway Energy Operating LLC	SEMI-ANN. 4.750% 03/15/2028 2,115,000	2,149,018	2,022,646
	Clearway Energy Operating LLC	SEMI-ANN. 3.750% 02/15/2031 4,468,000	4,099,708	3,890,691
	Cloud Software Group Inc	SEMI-ANN. 8.250% 06/30/2032 3,534,000	3,537,244	3,641,966
	Cloud Software Group Inc	SEMI-ANN. 6.500% 03/31/2029 4,183,000	3,663,166	4,105,794
	Cloud Software Group Inc	SEMI-ANN. 9.000% 09/30/2029 6,273,000	5,263,679	6,368,938
	Clydesdale Acquisition Holdings Inc	SEMI-ANN. 6.625% 04/15/2029 1,305,000	1,277,913	1,313,650
	Clydesdale Acquisition Holdings Inc	SEMI-ANN. 8.750% 04/15/2030 1,785,000	1,770,995	1,804,339
	CME Group Inc	SEMI-ANN. 3.00% 03/15/2025 6,000,000	5,978,869	5,978,595
	CNH Equipment Trust 2023-A	MONTHLY 5.340% 09/15/2026 452,188	451,712	452,564
	CNH Equipment Trust 2024-C	MONTHLY 4.903% 10/15/2025 8,854,565	8,854,565	8,863,019
	CNX Midstream Partners LP	SEMI-ANN. 4.750% 04/15/2030 1,963,000	1,873,709	1,790,576
	CNX Resources Corp	SEMI-ANN. 7.375% 01/15/2031 650,000	634,186	667,728
	CNX Resources Corp	SEMI-ANN. 6.000% 01/15/2029 1,573,000	1,610,029	1,542,598
	Coca-Cola Co/The	ZCP 04/11/2025 3,019,000	2,981,514	2,982,557
	Commonwealth Bank of Australia	QUARTERLY FLT 01/10/2025 2,897,000	2,897,211	2,897,308
	Commonwealth Bank of Australia	QUARTERLY FLT 07/JUL/2025 4,435,000	4,436,149	4,438,492
	Comstock Resources Inc	SEMI-ANN. 6.750% 03/01/2029 365,000	339,450	354,818
	Comstock Resources Inc	SEMI-ANN. 6.750% 03/01/2029 860,000	876,929	838,565
	Comstock Resources Inc	SEMI-ANN. 5.875% 01/15/2030 1,231,000	1,179,943	1,148,055
	Conagra Brands Inc	SEMI-ANN. 1.375% 11/01/2027 800,000	691,864	726,370
	Conagra Brands Inc	SEMI-ANN. 4.600% 11/01/2025 900,000	947,205	899,608
	Concentra Escrow Issuer Corp	SEMI-ANN. 6.875% 07/15/2032 1,345,000	1,361,745	1,367,779
	Constellation Energy Generation LLC	SEMI-ANN. 5.600% 03/01/2028 500,000	499,930	509,944

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Constellium SE	SEMI-ANN. 5.625% 06/15/2028 1,482,000	1,502,556	1,450,281
	Constellium SE	SEMI-ANN. 6.375% 08/15/2032 1,544,000	1,530,148	1,494,457
	Constellium SE	SEMI-ANN. 3.750% 04/15/2029 2,346,000	2,148,259	2,123,481
	Consumers 2023 Securitization Funding LLC	SEMI-ANN. 5.210% 09/01/2031 700,000	699,701	706,991
	Cooperatieve Centrale Raiffeisen	ZCP 02/14/2025 4,000,000	3,975,067	3,977,900
	Cooperatieve Rabobank UA	SEMI-ANN. 3.649% 04/06/2028 3,900,000	3,900,000	3,783,746
	Cooperatieve Rabobank UA/NY	SEMI-ANN. 1.375% 01/10/2025 1,161,000	1,159,972	1,160,056
	Cooperatieve Rabobank UA/NY	QUARTERLY FLT 09/JAN/2026 1,924,000	1,930,124	1,931,908
	Cooperatieve Rabobank UA/NY	4.46% 10/17/2025 3,500,000	3,500,000	3,500,589
	Corp Andina de Fomento	ZCP 02/14/2025 4,000,000	3,978,147	3,978,050
	Corp Andina de Fomento	ZCP 01/03/2025 4,500,000	4,498,848	4,498,382
	Cougar JV Subsidiary LLC	SEMI-ANN. 8.000% 05/15/2032 620,000	620,000	643,340
	Credit Agricole Corporate and Investment Bk	ZCP 01/03/2025 5,200,000	5,198,657	5,198,128
	Credit Agricole SA	SEMI-ANN. 1.247% 01/26/2027 300,000	300,000	288,088
	Credit Agricole SA	SEMI-ANN. 6.316% 10/03/2029 800,000	823,860	826,549
	Credit Agricole SA/London	2.375% 22/JAN/2025 5,949,000	5,939,729	5,941,527
	Credit Industriel et Commercial/New York	5.60% 04/29/2025 730,000	732,040	732,284
	Credit Industriel et Commercial/New York	5.60% 04/30/2025 6,600,000	6,619,752	6,620,802
	Crown Castle Inc	SEMI-ANN. 3.650% 09/01/2027 200,000	184,648	193,919
	Crown Castle Inc	SEMI-ANN. 3.700% 06/15/2026 400,000	380,874	393,553
	Crown Castle Inc	SEMI-ANN. 4.800% 09/01/2028 700,000	664,811	692,006
	CrownRock LP / CrownRock Finance Inc	SEMI-ANN. 5.000% 05/01/2029 1,808,000	1,787,737	1,830,640
	CSC Holdings LLC	SEMI-ANN. 5.000% 11/15/2031 759,000	760,898	395,144
	CSC Holdings LLC	SEMI-ANN. 5.375% 02/01/2028 859,000	863,295	741,439
	CSC Holdings LLC	SEMI-ANN. 5.500% 04/15/2027 1,010,000	1,022,625	903,950
	CSC Holdings LLC	SEMI-ANN. 5.750% 01/15/2030 1,106,000	1,153,003	629,162
	CSC Holdings LLC	SEMI-ANN. 3.375% 02/15/2031 2,359,000	2,285,087	1,654,632
	CSC Holdings LLC	SEMI-ANN. 6.500% 02/01/2029 2,463,000	2,675,214	2,068,110
	CVS Health Corp	SEMI-ANN. 1.300% 08/21/2027 800,000	698,640	724,972
	CVS Pass-Through Trust	MONTHLY 5.880% 01/10/2028 53,040	51,202	53,178
	CVS Pass-Through Trust	MONTHLY 6.036% 12/10/2028 257,072	189,120	258,459
	Daimler Truck Finance North America LLC	SEMI-ANN. 5.000% 01/15/2027 700,000	698,831	701,499
	Danone SA	SEMI-ANN. 2.947% 11/02/2026 3,000,000	3,292,445	2,904,879
	Danske Bank A/S	SEMI-ANN. 1.621% 09/11/2026 2,800,000	2,800,000	2,734,972
	Darling Ingredients Inc	SEMI-ANN. 6.000% 06/15/2030 1,756,000	1,771,444	1,732,270
	DaVita Inc	SEMI-ANN. 4.625% 06/01/2030 1,055,000	815,635	969,888
	DBS Bank Ltd	ZCP 02/14/2025 3,500,000	3,484,037	3,484,244

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	DBS Bank Ltd	ZCP 02/03/2025 3,500,000	3,485,203	3,485,522
	DBS Bank Ltd	ZCP 01/13/2025 6,800,000	6,789,778	6,789,353
	DBS Bank Ltd	ZCP 02/14/2025 9,600,000	9,546,666	9,547,440
	Delek Logistics Partners LP	SEMI-ANN. 8.625% 03/15/2029 4,051,000	4,081,715	4,188,478
	Dell Equipment Finance Trust 2022-2	MONTHLY 4.140% 07/22/2027 3,307,715	3,297,397	3,305,079
	Dell Equipment Finance Trust 2023-2	MONTHLY 5.840% 01/22/2029 1,231,207	1,231,631	1,232,630
	Dell Equipment Finance Trust 2024-1	MONTHLY 5.57% 04/22/2025 354,070	354,120	354,343
	Delta Air Lines Inc / SkyMiles IP Ltd	QUARTERLY 4.500% 10/20/2025 433,000	444,908	430,283
	Deutsche Bank AG/New York NY	SEMI-ANN. 6.819% 11/20/2029 700,000	700,000	732,604
	Deutsche Bank AG/New York NY	SEMI-ANN. 5.706% 02/08/2028 800,000	800,000	808,477
	Dewolf Park CLO Ltd	QUARTERLY FLOAT 10/15/2030 284,985	283,417	285,183
	Dexia SA	ZCP 04/02/2025 7,000,000	6,920,321	6,919,727
	Directv Financing LLC	SEMI-ANN. 5.875% 08/15/2027 600,000	600,000	584,579
	Discover Card Execution Note Trust	MONTHLY 3.560% 07/15/2027 1,282,000	1,268,142	1,275,469
	Discover Card Execution Note Trust	MONTHLY 1.96% 02/15/2027 6,000,000	5,937,478	5,981,801
	Discover Card Execution Note Trust	MONTHLY 3.320% 05/15/2027 7,615,000	7,567,939	7,579,534
	DISH DBS Corp	SEMI-ANN. 7.750% 07/01/2026 1,395,000	1,246,583	1,173,409
	DISH DBS Corp	SEMI-ANN. 5.750% 12/01/2028 1,694,000	1,669,383	1,448,361
	DISH DBS Corp	SEMI-ANN. 5.250% 12/01/2026 1,895,000	1,752,918	1,722,462
	DISH Network Corp	SEMI-ANN. 11.750% 11/15/2027 4,395,000	4,446,959	4,655,298
	DLLAA 2021-1 LLC	MONTHLY 0.670% 04/17/2026 1,853,323	1,831,574	1,846,153
	DLLAD 2023-1 LLC	MONTHLY 5.190% 04/20/2026 234,045	233,971	234,246
	DLLMT 2023-1 LLC	MONTHLY 5.780% 11/20/2025 202,292	202,359	202,596
	DLLST 2024-1 LLC	MONTHLY 5.330% 01/20/2026 1,013,446	1,014,924	1,015,469
	DNB Bank ASA	SEMI-ANN. ZCP 04/01/2025 1,610,000	1,591,042	1,592,329
	DNB Bank ASA	ZCP 03/11/2025 4,650,000	4,609,894	4,610,877
	DNB Bank ASA	ZCP 02/24/2025 6,750,000	6,700,938	6,705,553
	Dryden 47 Senior Loan Fund	QUARTERLY FLOAT 04/15/2028 60,923	60,923	60,930
	Dryden 54 Senior Loan Fund	QUARTERLY FLOAT 10/19/2029 667,880	667,880	668,882
	DT Midstream Inc	SEMI-ANN. 4.375% 06/15/2031 1,397,000	1,245,103	1,274,652
	DT Midstream Inc	SEMI-ANN. 4.125% 06/15/2029 3,252,000	3,164,256	3,037,004
	DTE Energy Co	SEMI-ANN. 1.050% 06/01/2025 1,200,000	1,198,548	1,181,488
	DZ Bank AG Deutsche	4.60% 05/20/2025 2,425,000	2,424,968	2,426,423
	EchoStar Corp	SEMI-ANN. 10.750% 11/30/2029 2,945,940	3,172,564	3,167,726
	Edison International	SEMI-ANN. 6.950% 11/15/2029 800,000	792,712	854,171
	El Paso Natural Gas Co LLC	SEMI-ANN. FLOATING 06/15/2032 70,000	62,621	82,271
	Element Solutions Inc	SEMI-ANN. 3.875% 09/01/2028 3,115,000	3,113,549	2,954,661

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Elevation Clo 2021-15 Ltd	QUARTERLY FLT 01/25/2035 1,100,000	1,100,000	1,102,763
	Eli Lilly & Co	ZCP 01/23/2025 9,000,000	8,974,700	8,975,073
	EMRLD Borrower LP / Emerald Co-Issuer Inc	SEMI-ANN. 6.750% 07/15/2031 1,208,000	1,211,803	1,216,262
	EMRLD Borrower LP / Emerald Co-Issuer Inc	SEMI-ANN. 6.625% 12/15/2030 3,831,000	3,838,925	3,836,109
	Enbridge Inc	SEMI-ANN. 5.300% 04/05/2029 800,000	831,432	808,262
	Encompass Health Corp	SEMI-ANN. 4.500% 02/01/2028 436,000	414,536	420,704
	Encompass Health Corp	SEMI-ANN. 4.625% 04/01/2031 823,000	744,815	760,053
	Energy Transfer LP	SEMI-ANN. 3.900% 07/15/2026 200,000	190,234	197,397
	Energy Transfer LP	SEMI-ANN. 4.05% 03/15/2025 400,000	399,672	399,223
	Entegris Inc	SEMI-ANN. 5.950% 06/15/2030 3,839,000	3,595,056	3,807,754
	Entergy Texas Inc	SEMI-ANN. 1.750% 03/15/2031 900,000	896,670	741,928
	EPR Properties	SEMI-ANN. 4.950% 04/15/2028 500,000	443,660	491,506
	EQM Midstream Partners LP	SEMI-ANN. 7.500% 06/01/2027 590,000	594,425	601,624
	EQM Midstream Partners LP	SEMI-ANN. 6.500% 07/01/2027 793,000	804,685	803,284
	EQM Midstream Partners LP	SEMI-ANN. 6.375% 04/01/2029 926,000	931,788	929,116
	EQM Midstream Partners LP	SEMI-ANN. 4.750% 01/15/2031 2,896,000	2,808,394	2,723,484
	EQM Midstream Partners LP	SEMI-ANN. 4.500% 01/15/2029 3,373,000	3,141,579	3,210,855
	Esab Corp	SEMI-ANN. 6.250% 04/15/2029 898,000	902,490	909,171
	European Investment Bank	ZCP 03/24/2025 575,000	569,190	569,398
	European Investment Bank	ZCP 05/15/2025 7,200,000	7,080,472	7,087,073
	European Investment Bank	ZCP 04/17/2025 7,500,000	7,392,890	7,406,235
	Eversource Energy	SEMI-ANN. 5.000% 01/01/2027 700,000	699,545	701,816
	Exeter Automobile Receivables Trust 2024-2	5.63% 15/OCT/2026 1,000,000	999,926	1,001,056
	Expand Energy Corp	5.7% 23/JAN/2025 688,000	694,060	687,906
	Export Development Canada	ZCP 02/13/2025 1,700,000	1,691,028	1,691,131
	Export Development Canada	ZCP 05/06/2025 8,000,000	7,876,111	7,879,992
	Export Development Canada	ZCP 02/05/2025 11,350,000	11,296,887	11,301,672
	F&G Annuities & Life Inc	SEMI-ANN. 6.500% 06/04/2029 800,000	799,200	817,101
	F&G Global Funding	SEMI-ANN. 1.750% 06/30/2026 300,000	299,913	285,504
	FAGE International SA	SEMI-ANN. 5.625% 08/15/2026 672,000	650,390	665,905
	Federation des Caisses Desjardins du Queb	ZCP 03/31/2025 4,000,000	3,957,262	3,955,400
	Federation des Caisses Desjardins du Queb	ZCP 05/20/2025 7,200,000	7,075,456	7,076,240
	Fertitta Entertainment LLC	SEMI-ANN. 6.750% 01/15/2030 1,660,000	1,660,000	1,531,389
	Fifth Third Auto Trust 2023-1	MONTHLY 5.800% 11/16/2026 1,380,437	1,381,419	1,383,217
	FirstEnergy Corp	SEMI-ANN. FLOAT 07/15/2027 700,000	659,741	681,655
	FirstEnergy Pennsylvania Electric Co	SEMI-ANN. 5.200% 04/01/2028 400,000	399,444	401,871
	Florida Power & Light Co	SEMI-ANN. 5.050% 04/01/2028 700,000	716,226	706,807

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Florida Power & Light Co	ZCP 16/JAN/2025 5,000,000	4,990,583	4,990,107
	Florida Power & Light Co	SEMI-ANN. 2.850% 04/01/2025 6,000,000	5,974,491	5,971,221
	Focus Financial Partners LLC	SEMI-ANN. 6.750% 09/15/2031 1,867,000	1,876,335	1,859,581
	Ford Credit Auto Lease Trust 2023-A	MONTHLY 4.940% 03/15/2026 3,181,661	3,175,890	3,182,524
	Ford Credit Auto Lease Trust 2023-B	MONTHLY 5.910% 10/15/2026 5,181,000	5,193,627	5,210,063
	Ford Credit Auto Lease Trust 2024-A	MONTHLY 5.05% 15/JUN/2027 700,000	699,932	704,462
	Ford Credit Auto Lease Trust 2024-A	MONTHLY 5.240% 07/15/2026 3,251,079	3,256,857	3,256,485
	Ford Credit Auto Owner Trust 2022-A	MONTHLY 1.290% 06/15/2026 258,642	255,769	256,766
	Ford Credit Auto Owner Trust 2022-C	MONTHLY 4.48% 15/DEC/2026 3,869,933	3,850,305	3,867,648
	Ford Credit Auto Owner Trust 2023-A	MONTHLY 5.14% 15/MAR/2026 110,264	110,166	110,274
	Ford Credit Auto Owner Trust 2023-B	MONTHLY 5.570% 06/15/2026 776,456	777,016	777,716
	Ford Credit Auto Owner Trust 2024-C	MONTHLY 4.922% 10/15/2025 2,294,970	2,294,970	2,297,122
	Ford Credit Auto Owner Trust 2024-D	MONTHLY 4.604% 12/15/2025 15,646,260	15,646,260	15,650,831
	Ford Motor Credit Co LLC	SEMI-ANN. 4.542% 08/01/2026 700,000	667,821	691,854
	Frontier Communications Holdings LLC	SEMI-ANN. 8.750% 05/15/2030 1,923,000	1,965,094	2,032,398
	Frontier Communications Holdings LLC	SEMI-ANN. 8.625% 03/15/2031 2,165,000	2,168,491	2,302,589
	Gates Corp/DE	SEMI-ANN. 6.875% 07/01/2029 860,000	881,673	874,712
	General Motors Financial Co Inc	QUARTERLY FLOAT 05/08/2027 800,000	800,000	807,122
	Genesee & Wyoming Inc	SEMI-ANN. 6.250% 04/15/2032 2,574,000	2,573,138	2,589,492
	GFL Environmental Inc	SEMI-ANN. 6.750% 01/15/2031 1,110,000	1,121,100	1,139,770
	GFL Environmental Inc	SEMI-ANN. 5.125% 12/15/2026 1,461,000	1,491,340	1,453,143
	GFL Environmental Inc	SEMI-ANN. 3.75% 08/01/2025 1,781,000	1,799,368	1,763,375
	GGAM Finance Ltd	SEMI-ANN. 5.875% 03/15/2030 1,110,000	1,114,163	1,088,810
	GGAM Finance Ltd	SEMI-ANN. 6.875% 04/15/2029 1,437,000	1,441,570	1,455,593
	GGAM Finance Ltd	SEMI-ANN. 8.000% 06/15/2028 1,640,000	1,731,865	1,722,042
	Global Payments Inc	SEMI-ANN. 3.200% 08/15/2029 1,900,000	2,039,023	1,741,315
	GLP Capital LP / GLP Financing II Inc	SEMI-ANN. 5.300% 01/15/2029 500,000	496,215	496,353
	GM Financial Automobile Leasing Trust	MONTHLY 5.160% 04/20/2026 1,541,564	1,542,218	1,543,552
	GM Financial Automobile Leasing Trust	MONTHLY 5.050% 07/20/2026 6,930,908	6,939,163	6,941,980
	GM Financial Automobile Leasing Trust	MONTHLY 5.580% 01/20/2026 639,422	639,221	640,187
	GM Financial Automobile Leasing Trust	MONTHLY 5.380% 11/20/2026 2,000,000	2,010,389	2,010,469
	GM Financial Automobile Leasing Trust	MONTHLY 4.745% 10/20/2025 3,453,135	3,453,135	3,455,122
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 0.480% 06/16/2026 329,280	326,648	327,917
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 0.680% 09/16/2026 2,623,008	2,574,363	2,598,592
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 1.260% 11/16/2026 1,561,131	1,543,137	1,546,997
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 3.1% 02/16/2027 2,607,130	2,587,206	2,590,760
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 4.82% 08/16/2027 1,980,807	1,969,864	1,983,195

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 5.1% 05/18/2026 642,466	641,742	642,580
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 4.470% 02/16/2028 1,938,000	1,936,082	1,937,932
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 5.740% 09/16/2026 304,371	305,091	304,971
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 5.120% 02/16/2027 2,346,857	2,350,796	2,351,761
	GM Financial Consumer Automobile Receiv Tr	MONTHLY 5.350% 06/16/2027 864,000	867,970	868,094
	Goldentree Loan Management US Clo 4 Ltd	QUARTERLY FLOAT 04/24/2031 594,206	594,206	594,766
	Goldman Sachs Group Inc/The	SEMI-ANN. 2.615% 04/22/2032 200,000	200,000	170,516
	Goldman Sachs Group Inc/The	SEMI-ANN. 1.948% 10/21/2027 400,000	355,701	379,499
	Goldman Sachs Group Inc/The	SEMI-ANN. 2.383% 07/21/2032 600,000	600,000	500,691
	Goldman Sachs Group Inc/The	SEMI-ANN. 1.431% 03/09/2027 1,700,000	1,700,000	1,631,960
	Goldman Sachs Group Inc/The	SEMI-ANN. 5.727% 04/25/2030 2,100,000	2,100,000	2,143,053
	Golub Capital Partners Static 2024-1 Ltd	QUARTERLY FLOAT 04/20/2033 623,766	623,766	623,771
	Goodyear Tire & Rubber Co/The	SEMI-ANN. 5.000% 07/15/2029 1,387,000	1,275,303	1,273,639
	GreatAmerica Leasing Receivables Funding	MONTHLY 5.458% 08/15/2025 1,120,501	1,120,501	1,122,893
	Grifols SA	SEMI-ANN. 4.750% 10/15/2028 3,537,000	3,163,723	3,250,251
	Group 1 Automotive Inc	SEMI-ANN. 6.375% 01/15/2030 560,000	562,100	561,119
	Group 1 Automotive Inc	SEMI-ANN. 4.000% 08/15/2028 897,000	783,754	839,780
	GXO Logistics Inc	SEMI-ANN. 6.250% 05/06/2029 700,000	696,213	716,814
	H&E Equipment Services Inc	SEMI-ANN. 3.875% 12/15/2028 3,615,000	3,413,370	3,303,882
	Haleon US Capital LLC	SEMI-ANN. 3.375% 03/24/2027 600,000	572,796	582,494
	Hanesbrands Inc	SEMI-ANN. 9.000% 02/15/2031 415,000	416,793	442,340
	Harley-Davidson Motorcycle Trust 2022-A	MONTHLY 3.06% 02/15/2027 322,331	319,432	320,744
	Harley-Davidson Motorcycle Trust 2024-B	MONTHLY 4.979% 10/15/2025 2,282,730	2,282,730	2,284,363
	HAT Holdings I LLC / HAT Holdings II LLC	SEMI-ANN. 8.000% 06/15/2027 600,000	622,704	625,319
	HB Fuller Co	SEMI-ANN. 4.250% 10/15/2028 1,391,000	1,416,587	1,308,734
	HealthEquity Inc	SEMI-ANN. 4.500% 10/01/2029 930,000	942,535	871,867
	Helios Software Holdings Inc	SEMI-ANN. 8.750% 05/01/2029 1,321,000	1,319,349	1,350,815
	Helios Software Holdings Inc	SEMI-ANN. 4.625% 05/01/2028 2,664,000	2,485,805	2,445,105
	Herc Holdings Inc	SEMI-ANN. 5.500% 07/15/2027 938,000	980,763	926,070
	Herc Holdings Inc	SEMI-ANN. 6.625% 06/15/2029 1,437,000	1,442,389	1,455,206
	Herens Holdco Sarl	SEMI-ANN. 4.750% 05/15/2028 2,006,000	1,909,323	1,850,933
	Hess Midstream Operations LP	SEMI-ANN. 4.250% 02/15/2030 520,000	522,600	479,330
	Hightower Holding LLC	SEMI-ANN. 9.125% 01/31/2030 2,617,000	2,636,628	2,756,369
	Hightower Holding LLC	SEMI-ANN. 6.750% 04/15/2029 2,670,000	2,648,971	2,658,379
	Hilcorp Energy I LP / Hilcorp Finance Co	SEMI-ANN. 8.375% 11/01/2033 535,000	564,425	546,124
	Hilcorp Energy I LP / Hilcorp Finance Co	SEMI-ANN. 6.000% 02/01/2031 725,000	659,750	670,478
	Hilcorp Energy I LP / Hilcorp Finance Co	SEMI-ANN. 6.250% 04/15/2032 1,058,000	997,537	973,378

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Hilcorp Energy I LP / Hilcorp Finance Co	SEMI-ANN. 6.250% 11/01/2028 1,155,000	1,160,524	1,118,507
	Hilcorp Energy I LP / Hilcorp Finance Co	SEMI-ANN. 5.750% 02/01/2029 1,474,000	1,506,854	1,406,268
	Hilcorp Energy I LP / Hilcorp Finance Co	SEMI-ANN. 6.000% 04/15/2030 2,182,000	2,148,945	2,050,643
	Hilcorp Energy I LP / Hilcorp Finance Co	SEMI-ANN. 7.250% 02/15/2035 2,618,000	2,617,919	2,461,249
	Hilton Domestic Operating Co Inc	SEMI-ANN. 5.375% 05/01/2025 716,000	712,420	712,464
	Hilton Domestic Operating Co Inc	SEMI-ANN. 5.750% 05/01/2028 1,194,000	1,232,640	1,193,728
	Hilton Domestic Operating Co Inc	SEMI-ANN. 5.875% 03/15/2033 1,336,000	1,339,740	1,314,583
	Hilton Grand Vacations Borrower LLC	SEMI-ANN. 6.625% 01/15/2032 2,754,000	2,760,182	2,762,705
	Home Equity Asset Trust 2002-3	MONTHLY FLOATING 02/25/2033 211	186	201
	Home Equity Mortgage Loan Asset-Backed Tr	MONTHLY FLOATING 04/25/2037 531,295	117,594	459,468
	Honda Auto Receivables 2021-3 Owner Trust	MONTHLY 0.41% 11/18/2025 126,655	125,525	126,398
	Honda Auto Receivables 2022-2 Owner Trust	MONTHLY 3.730% 07/20/2026 5,607,006	5,552,807	5,588,020
	Honda Auto Receivables 2023-1 Owner Trust	MONTHLY 5.040% 04/21/2027 6,699,953	6,722,222	6,722,667
	Honda Auto Receivables 2023-2 Owner Trust	MONTHLY 5.410% 04/15/2026 3,063,619	3,062,584	3,067,914
	Honda Auto Receivables 2024-1 Owner Trust	MONTHLY 5.36% 09/15/2026 2,649,586	2,655,633	2,656,775
	Host Hotels & Resorts LP	SEMI-ANN. 4.000% 06/15/2025 500,000	527,500	497,845
	HPEFS Equipment Trust 2024-2	MONTHLY 5.631% 06/20/2025 2,160,361	2,160,361	2,163,022
	HSBC Holdings PLC	SEMI-ANN. 7.390% 11/03/2028 500,000	530,518	530,136
	HUB International Ltd	SEMI-ANN. 7.375% 01/31/2032 1,076,000	1,078,690	1,092,842
	HUB International Ltd	SEMI-ANN. 5.625% 12/01/2029 2,517,000	2,516,460	2,441,343
	HUB International Ltd	SEMI-ANN. 7.250% 06/15/2030 4,557,000	4,633,740	4,669,787
	Hudbay Minerals Inc	SEMI-ANN. 6.125% 04/01/2029 1,672,000	1,685,865	1,672,953
	Hudbay Minerals Inc	SEMI-ANN. 4.500% 04/01/2026 3,679,000	3,564,902	3,626,438
	Huntington Auto Trust 2024-1	MONTHLY 5.500% 03/15/2027 490,362	490,477	492,115
	Hyundai Auto Lease Securitization Trust	MONTHLY 5.050% 01/15/2026 3,545,480	3,542,339	3,547,084
	Hyundai Auto Lease Securitization Trust	MONTHLY5.15% 06/15/2026 19,303,191	19,327,220	19,330,270
	Hyundai Auto Lease Securitization Trust	MONTHLY 5.304% 09/15/2025 1,645,825	1,646,786	1,647,075
	Hyundai Auto Receivables Trust 2021-C	MONTHLY 0.740% 05/15/2026 267,505	261,348	266,432
	Hyundai Auto Receivables Trust 2022-A	MONTHLY 2.220% 10/15/2026 4,934,877	4,875,721	4,897,931
	Hyundai Auto Receivables Trust 2022-B	MONTHLY 3.720% 11/16/2026 679,635	672,630	677,376
	Hyundai Auto Receivables Trust 2023-C	MONTHLY 5.800% 01/15/2027 1,659,934	1,662,905	1,666,766
	Hyundai Capital America	QUARTERLY FLOAT 03/19/2027 200,000	200,000	200,554
	Hyundai Capital America	SEMI-ANN. 4.875% 11/01/2027 500,000	499,835	498,814
	iHeartCommunications Inc	SEMI-ANN. 7.000% 01/15/2031 232,000	279,862	170,343
	iHeartCommunications Inc	SEMI-ANN. 7.750% 08/15/2030 505,520	516,885	393,501
	iHeartCommunications Inc	SEMI-ANN. 9.125% 05/01/2029 524,072	577,629	454,801
	iHeartCommunications Inc	SEMI-ANN. 10.875% 05/01/2030 509,097	648,291	389,915

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	IHO Verwaltungs GmbH	SEMI-ANN. FLOAT 11/15/2030 1,025,000	1,025,000	1,023,433
	IHO Verwaltungs GmbH	SEMI-ANN. FLOAT 11/15/2032 1,698,000	1,698,000	1,709,037
	Iliad Holding SASU	SEMI-ANN. 7.000% 04/15/2032 1,233,000	1,237,624	1,239,238
	Iliad Holding SASU	SEMI-ANN. 7.000% 10/15/2028 3,197,000	3,233,580	3,239,746
	Imperial Brands Finance PLC	SEMI-ANN. 3.500% 07/26/2026 1,100,000	1,090,023	1,076,387
	INEOS Finance PLC	SEMI-ANN. 7.500% 04/15/2029 2,419,000	2,412,704	2,476,280
	INEOS Quattro Finance 2 Plc	SEMI-ANN. 9.625% 03/15/2029 2,958,000	3,104,524	3,123,530
	ING Groep NV	SEMI-ANN. 5.335% 03/19/2030 600,000	600,000	602,413
	ING Groep NV	QUARTERLY FLOAT 09/11/2027 700,000	700,000	709,639
	ING Groep NV	SEMI-ANN. 1.726% 04/01/2027 800,000	800,000	769,070
	ING US Funding LLC	ZCP 05/23/2025 7,250,000	7,123,846	7,122,662
	Ingevity Corp	SEMI-ANN. 3.875% 11/01/2028 1,699,000	1,553,711	1,553,317
	Innophos Holdings Inc	SEMI-ANN. 11.500% 06/15/2029 2,925,380	2,921,055	2,921,055
	Integris Baptist Medical Center Inc	SEMI-ANN. 3.875% 08/15/2050 300,000	300,000	217,777
	Intercontinental Exchange Inc	SEMI-ANN. 4.350% 06/15/2029 150,000	149,841	146,720
	Intercontinental Exchange Inc	SEMI-ANN. 4.000% 09/15/2027 1,200,000	1,196,820	1,179,649
	Interface Inc	SEMI-ANN. 5.500% 12/01/2028 952,000	910,606	930,589
	International Game Technology PLC	SEMI-ANN. 4.125% 04/15/2026 846,000	881,955	831,737
	ION Trading Technologies Sarl	SEMI-ANN. 5.750% 05/15/2028 1,289,000	1,210,970	1,218,061
	ION Trading Technologies Sarl	SEMI-ANN. 9.500% 05/30/2029 3,235,000	3,278,847	3,392,435
	IPALCO Enterprises Inc	SEMI-ANN. 4.250% 05/01/2030 500,000	457,615	471,032
	IQVIA Inc	SEMI-ANN. 5.000% 05/15/2027 771,000	814,754	756,495
	IQVIA Inc	SEMI-ANN. 6.500% 05/15/2030 822,000	828,165	836,443
	Iron Mountain Inc	SEMI-ANN. 7.000% 02/15/2029 415,000	422,781	424,033
	Iron Mountain Inc	SEMI-ANN. 4.875% 09/15/2027 672,000	675,685	655,219
	Iron Mountain Inc	SEMI-ANN. 5.250% 07/15/2030 785,000	780,094	749,329
	Iron Mountain Inc	SEMI-ANN. 6.250% 01/15/2033 921,000	921,000	917,322
	Iron Mountain Inc	SEMI-ANN. 5.000% 07/15/2028 1,308,000	1,226,485	1,264,459
	Iron Mountain Inc	SEMI-ANN. 5.250% 03/15/2028 2,619,000	2,523,466	2,561,929
	ITT Holdings LLC	SEMI-ANN. 6.500% 08/01/2029 1,004,000	1,004,000	919,100
	Jackson National Life Global Funding	SEMI-ANN. 1.75% 12/JAN/2025 600,000	599,415	599,501
	James Hardie International Finance DAC	SEMI-ANN. 5.000% 01/15/2028 2,738,000	2,671,423	2,664,783
	John Deere Capital Corp	SEMI-ANN. 2.125% 03/07/2025 500,000	497,630	497,751
	John Deere Capital Corp	SEMI-ANN. 2.05% 09/JAN/2025 1,200,000	1,199,219	1,199,367
	John Deere Capital Corp	SEMI-ANN. 3.45% 03/13/2025 1,630,000	1,625,592	1,626,229
	John Deere Capital Corp	QUARTERLY FLT 07/03/2025 1,780,000	1,781,727	1,782,296
	John Deere Owner Trust 2023	MONTHLY 5.28% 03/16/2026 279,212	278,981	279,287

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	John Deere Owner Trust 2024-B	MONTHLY 5.51% 06/16/2025 2,480,016	2,480,290	2,482,603
	Jyske Realkredit A/S	QUARTERLY 0.500% 10/01/2043 15,886	2,571	1,832
	Jyske Realkredit A/S	QUARTERLY1.5% 10/01/2053 13,638,075	2,044,773	1,522,482
	Kaiser Aluminum Corp	SEMI-ANN. 4.625% 03/01/2028 319,000	295,930	299,933
	Kaiser Aluminum Corp	SEMI-ANN. 4.500% 06/01/2031 2,492,000	2,504,573	2,196,701
	KBC Group NV	SEMI-ANN. 5.796% 01/19/2029 700,000	688,450	711,250
	Kentucky Utilities Co	SEMI-ANN. 5.450% 04/15/2033 300,000	299,316	303,324
	Kenvue Inc	ZCP 01/30/2025 7,250,000	7,223,826	7,223,719
	KKR CLO 14 Ltd	QUARTERLY FLOAT 07/15/2031 335,233	333,524	335,595
	Kodiak Gas Services LLC	SEMI-ANN. 7.250% 02/15/2029 1,244,000	1,265,253	1,269,074
	Kreditanstalt fuer Wiederaufbau	4.885% 02/06/2025 1,475,000	1,468,228	1,468,505
	Kreditanstalt fuer Wiederaufbau	4.5% 03/07/2025 1,500,000	1,487,921	1,488,153
	Kreditanstalt fuer Wiederaufbau	ZCP 02/13/2025 6,700,000	6,661,427	6,664,875
	Kubota Credit Owner Trust 2023-1	MONTHLY 5.400% 02/17/2026 1,592,804	1,591,778	1,594,259
	Kubota Credit Owner Trust 2024-2	MONTHLY 5.534% 07/15/2025 2,464,607	2,467,307	2,468,223
	Ladder Capital Finance Holdings	SEMI-ANN. 7.000% 07/15/2031 1,765,000	1,769,284	1,808,497
	Ladder Capital Finance Holdings	SEMI-ANN. 5.250% 10/01/2025 2,764,000	2,443,451	2,767,741
	Ladder Capital Finance Holdings	SEMI-ANN. 4.750% 06/15/2029 5,111,000	4,937,236	4,819,479
	Lamb Weston Holdings Inc	SEMI-ANN. 4.125% 01/31/2030 1,291,000	1,268,669	1,179,995
	Las Vegas Sands Corp	SEMI-ANN. 6.200% 08/15/2034 700,000	699,083	704,773
	LCM Investments Holdings II LLC	SEMI-ANN. 4.875% 05/01/2029 700,000	604,625	653,627
	LCM Investments Holdings II LLC	SEMI-ANN. 8.250% 08/01/2031 1,944,000	1,977,348	2,016,637
	LCM XV LP	QUARTERLY FLOAT 07/20/2030 247,873	247,873	248,022
	Leeward Renewable Energy Operations LLC	SEMI-ANN. 4.250% 07/01/2029 526,000	531,260	481,429
	Lehman Brothers Holdings Inc	SEMI-ANN. 5.250% 02/06/2012 210,000	26,775	147
	Lehman Brothers Holdings Inc	SEMI-ANN. 6.200% 09/26/2014 340,000	43,350	238
	Lennar Corp	SEMI-ANN. 4.750% 11/29/2027 800,000	940,104	797,565
	Light & Wonder International Inc	SEMI-ANN. 7.500% 09/01/2031 771,000	786,446	793,883
	Light & Wonder International Inc	SEMI-ANN. 7.250% 11/15/2029 1,181,000	1,233,706	1,204,605
	Lightning Power LLC	SEMI-ANN. 7.250% 08/15/2032 680,000	703,943	699,140
	Lithia Motors Inc	SEMI-ANN. 4.375% 01/15/2031 1,406,000	1,181,297	1,274,638
	Live Nation Entertainment Inc	SEMI-ANN. 5.625% 03/15/2026 630,000	637,088	628,927
	Live Nation Entertainment Inc	SEMI-ANN. 4.750% 10/15/2027 725,000	706,948	700,927
	Live Nation Entertainment Inc	SEMI-ANN. 3.750% 01/15/2028 797,000	800,985	751,600
	Live Nation Entertainment Inc	SEMI-ANN. 6.500% 05/15/2027 2,049,000	2,061,806	2,071,514
	Lloyds Bank Corporate Markets PLC	QUARTERLY FLT 03/12/25 4,577,000	4,577,000	4,578,486
	Lloyds Banking Group PLC	SEMI-ANN. 3.574% 11/07/2028 791,000	771,581	759,846

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	LMA-Americas LLC	ZCP 04/22/2025 1,663,000	1,640,439	1,639,846
	LoanCore 2021-CRE6 Issuer Ltd	MONTHLY FLOAT11/15/2038 184,176	176,492	183,796
	Lseg US Fin Corp	SEMI-ANN. 4.875% 03/28/2027 800,000	796,144	801,675
	LVMH Moet Hennessy Louis Vuitton Inc	ZCP 02/19/2025 4,000,000	3,975,337	3,975,648
	LVMH Moet Hennessy Louis Vuitton Inc	ZCP 01/02/2025 6,400,000	6,399,179	6,398,467
	LVMH Moet Hennessy Louis Vuitton SE	ZCP 01/21/2025 7,000,000	6,982,623	6,982,287
	LXP Industrial Trust	SEMI-ANN. 2.375% 10/01/2031 400,000	331,484	325,275
	Macquarie Bank Ltd	ZCP 03/11/2025 6,800,000	6,742,267	6,740,809
	Macquarie Bank Ltd	ZCP 02/11/2025 7,000,000	6,961,335	6,963,675
	Madison IAQ LLC	SEMI-ANN. 5.875% 06/30/2029 2,785,000	2,770,261	2,629,693
	Madison Park Funding XXIX LTD	QUARTERLY FLOAT 10/18/2030 693,437	693,437	694,237
	Magnera Corp	SEMI-ANN. 7.250% 11/15/2031 1,407,000	1,407,000	1,373,584
	Mars Inc	SEMI-ANN. 2.700% 04/01/2025 750,000	745,945	745,889
	Mars Inc	ZCP 02/19/2025 6,000,000	5,963,658	5,963,306
	Marsh & McLennan Cos Inc	SEMI-ANN. 3.5% 10/MAR/2025 297,000	296,309	296,418
	MassMutual Global Funding II	SEMI-ANN. 2.950% 01/11/2025 3,950,000	3,947,716	3,948,062
	MassMutual Global Funding II	QUARTERLY FLT 03/21/2025 4,706,000	4,712,146	4,713,359
	Masterbrand Inc	SEMI-ANN. 7.000% 07/15/2032 940,000	951,750	946,478
	Mastercard Inc	SEMI-ANN. 2.00% 03/03/2025 1,735,000	1,727,415	1,727,375
	Matador Resources Co	SEMI-ANN. 6.875% 04/15/2028 1,015,000	1,004,444	1,029,120
	Matador Resources Co	SEMI-ANN. 6.500% 04/15/2032 2,241,000	2,246,491	2,215,603
	Match Group Holdings II LLC	SEMI-ANN. 3.625% 10/01/2031 928,000	790,147	791,933
	Match Group Holdings II LLC	SEMI-ANN. 4.625% 06/01/2028 2,780,000	2,766,026	2,647,350
	Mattel Inc	SEMI-ANN. 5.875% 12/15/2027 1,723,000	1,791,627	1,726,127
	McAfee Corp	SEMI-ANN. 7.375% 02/15/2030 4,466,000	3,874,634	4,337,497
	McGraw-Hill Education Inc	SEMI-ANN. 7.375% 09/01/2031 436,000	436,000	446,191
	Medline Borrower LP	SEMI-ANN. 3.875% 04/01/2029 3,021,000	2,695,265	2,797,407
	Medline Borrower LP	SEMI-ANN. 5.250% 10/01/2029 5,837,000	5,100,165	5,633,078
	Mercedes-Benz Auto Lease Trust 2023-A	MONTHLY 4.74% 01/15/2027 2,398,116	2,398,832	2,400,282
	Mercedes-Benz Auto Lease Trust 2024-B	MONTHLY 4.57% 12/15/2026 2,025,000	2,025,000	2,025,414
	Mercedes-Benz Auto Receivables Trust	MONTHLY 0.460% 06/15/2026 1,252,399	1,233,289	1,244,413
	Mercedes-Benz Auto Receivables Trust	MONTHLY 5.210% 08/16/2027 1,798,839	1,804,931	1,807,038
	Mercedes-Benz Auto Receivables Trust	MONTHLY 5.920% 11/16/2026 925,665	928,958	928,676
	Mercedes-Benz Finance North America LLC	SEMI-ANN. 4.800% 03/30/2026 700,000	699,069	700,659
	Mercedes-Benz Finance North America LLC	SEMI-ANN. 4.800% 01/11/2027 700,000	699,286	699,758
	Merck & Co Inc	SEMI-ANN. 2.75% 10/FEB/2025 860,000	858,013	858,364
	Metropolitan Life Global Funding I	QUARTERLY FLOAT 03/21/2025 545,000	545,666	545,819

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	MGIC Investment Corp	SEMI-ANN. 5.250% 08/15/2028 2,011,000	2,103,972	1,968,364
	Microsoft Corp	SEMI-ANN. 2.700% 02/12/2025 7,100,000	7,083,194	7,085,250
	Midwest Gaming Borrower LLC	SEMI-ANN. 4.875% 05/01/2029 1,718,000	1,718,000	1,619,740
	Mileage Plus Holdings LLC	QUARTERLY 6.50% 06/20/2027 2,174,537	2,205,420	2,188,243
	Mitsubishi UFJ Financial Group Inc	SEMI-ANN. 2.193% 02/25/2025 3,774,000	3,758,889	3,759,535
	Morgan Stanley	SEMI-ANN. 5.123% 02/01/2029 300,000	299,994	300,833
	Morgan Stanley	SEMI-ANN. 5.652% 04/13/2028 300,000	300,000	305,096
	Morgan Stanley	SEMI-ANN. 5.656% 04/18/2030 400,000	400,000	407,143
	Morgan Stanley	SEMI-ANN. 4.654% 10/18/2030 700,000	700,000	684,971
	Morgan Stanley	SEMI-ANN. 2.239% 07/21/2032 900,000	900,000	745,957
	Morgan Stanley	QUARTERLY FLT 04/13/2028 1,200,000	1,200,000	1,208,345
	Morgan Stanley ABS Capital I Inc Trust	MONTHLY FLOATING 07/25/2034 168,570	168,386	173,812
	Morgan Stanley Bank NA	SEMI-ANN. 5.882% 10/30/2026 400,000	400,000	408,396
	Morgan Stanley Bank NA	SEMI-ANN. 5.479% 07/16/2025 700,000	700,000	702,526
	Morgan Stanley Bank NA	QUARTERLY FLT 07/16/2025 4,868,000	4,872,687	4,878,862
	Mountain View Clo XIV Ltd	QUARTERLY FLT 10/15/2034 1,100,000	1,100,220	1,102,316
	Mountain View CLO XVI Ltd	QUARTERLY FLT 04/15/2034 800,000	800,000	802,478
	MUFG Bank Ltd/New York NY	ZCP 01/07/2025 4,500,000	4,496,280	4,496,180
	MUFG Bank Ltd/New York NY	ZCP 09/11/2025 5,000,000	4,847,716	4,846,897
	Mutual of Omaha Cos Global Funding	SEMI-ANN. 5.350% 04/09/2027 700,000	697,445	705,443
	Nabors Industries Inc	SEMI-ANN. 7.375% 05/15/2027 762,000	747,978	761,116
	Nabors Industries Inc	SEMI-ANN. 9.125% 01/31/2030 2,081,000	2,095,226	2,116,299
	Nabors Industries Inc	SEMI-ANN. 8.875% 08/15/2031 2,619,000	2,606,384	2,431,968
	Nabors Industries Ltd	SEMI-ANN. 7.500% 01/15/2028 153,000	146,514	141,663
	National Australia Bank Ltd	MONTHLY FLOAT 04/09/2025 3,619,000	3,619,000	3,621,238
	National Australia Bank Ltd/New York	SEMI-ANN. 4.966% 01/12/2026 1,250,000	1,255,288	1,255,369
	National Bank of Canada	ZCP 05/23/2025 3,226,000	3,159,929	3,169,044
	National Bank of Canada	ZCP 03/05/2025 4,312,000	4,274,119	4,278,122
	National Bank of Canada	ZCP 17/JAN/2025 6,000,000	5,987,733	5,987,657
	National Securities Clearing Corp	SEMI-ANN. 1.500% 04/23/2025 8,920,000	8,835,722	8,837,037
	Nationwide Building Society	SEMI-ANN. 5.264% 11/10/2026 300,000	300,000	303,542
	Natixis SA/New York NY	ZCP 04/10/2025 3,400,000	3,357,784	3,358,174
	NatWest Markets PLC	ZCP 11/18/2025 1,653,000	1,588,221	1,589,293
	NatWest Markets PLC	QUARTERLY FLT 09/29/2026 1,700,000	1,700,000	1,703,261
	Navient Corp	SEMI-ANN. 5.500% 03/15/2029 424,000	403,853	399,912
	Navient Corp	SEMI-ANN. 5.625% 08/01/2033 1,501,000	1,320,641	1,298,827
	Navient Corp	SEMI-ANN. 11.500% 03/15/2031 1,917,000	1,990,585	2,143,829

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Navient Corp	SEMI-ANN. 6.750% 06/25/2025 2,047,000	2,180,525	2,049,149
	Navient Private Education Loan Trust 2020-A	MONTHLY 2.46% 11/15/2068 494,311	498,790	469,755
	NCL Corp Ltd	SEMI-ANN. 5.875% 03/15/2026 1,809,000	1,692,729	1,806,545
	NCL Finance Ltd	SEMI-ANN. 6.125% 03/15/2028 537,000	494,040	538,748
	NCR Atleos Corp	SEMI-ANN. 9.500% 04/01/2029 3,082,000	3,068,245	3,338,814
	NCR Voyix Corp	SEMI-ANN. 5.125% 04/15/2029 900,000	774,237	861,075
	NCR Voyix Corp	SEMI-ANN. 5.000% 10/01/2028 3,598,000	3,514,858	3,460,700
	Nelnet Student Loan Trust 2023-A	MONTHLY FLOATING 02/20/2041 454,372	454,372	454,368
	Neptune Bidco US Inc	SEMI-ANN. 9.290% 04/15/2029 4,292,000	4,110,030	3,992,091
	New York Life Global Funding	SEMI-ANN. 2.00% 01/22/2025 1,559,000	1,556,377	1,556,712
	New York Life Global Funding	SEMI-ANN. 1.45% 14/JAN/2025 1,940,000	1,937,613	1,937,974
	New York Life Global Funding	QUARTERLY FLT 04/21/2025 3,050,000	3,051,411	3,053,620
	New York Life Global Funding	QUARTERLY FLT 01/16/2026 4,000,000	4,009,393	4,009,516
	New York State Electric & Gas Corp	SEMI-ANN. 5.650% 08/15/2028 1,100,000	1,097,756	1,125,405
	Newark BSL CLO 2 Ltd	QUARTERLY FLOAT 07/25/2030 386,717	385,364	387,095
	Newell Brands Inc	SEMI-ANN. FLOAT 04/01/2026 508,000	475,600	507,783
	Newell Brands Inc	SEMI-ANN. 6.625% 05/15/2032 1,330,000	1,334,730	1,337,430
	Newmark Group Inc	SEMI-ANN. 7.500% 01/12/2029 700,000	700,000	731,525
	NextEra Energy Operating Partners LP	SEMI-ANN. 3.875% 10/15/2026 468,000	434,655	447,486
	NextEra Energy Operating Partners LP	SEMI-ANN. 7.250% 01/15/2029 2,734,000	2,742,994	2,796,461
	NextEra Energy Operating Partners LP	SEMI-ANN. 4.500% 09/15/2027 3,377,000	3,182,979	3,221,220
	Nissan Auto Lease Trust 2023-B	MONTHLY 5.690% 07/15/2026 15,685,525	15,735,030	15,738,820
	Nissan Auto Receivables 2023-A Owner Trust	MONTHLY 5.34% 02/17/2026 442,023	441,837	442,198
	Nissan Auto Receivables 2024-B Owner Trust	MONTHLY 4.703% 10/15/2025 9,319,181	9,319,181	9,324,955
	Nissan Motor Acceptance Co LLC	SEMI-ANN. 1.850% 09/16/2026 900,000	797,769	845,912
	Nissan Motor Acceptance Co LLC	QUARTERLY FLT 13/SEP/2027 900,000	900,000	910,699
	Noble Finance II LLC	SEMI-ANN. 8.000% 04/15/2030 1,198,000	1,239,930	1,209,940
	Nomura Holdings Inc	SEMI-ANN. 2.172% 07/14/2028 500,000	485,238	451,470
	Nomura Holdings Inc	SEMI-ANN. 1.851% 07/16/2025 600,000	600,000	590,060
	Nomura Holdings Inc	SEMI-ANN. 5.842% 01/18/2028 600,000	600,000	611,996
	Nomura Holdings Inc	SEMI-ANN. 5.709% 01/09/2026 700,000	700,000	704,887
	Nordea Bank Abp/New York NY	MONTHLY FLT 02/27/25 2,304,000	2,304,000	2,304,733
	Nordea Kredit Realkreditaktieselskab	QUARTERLY 1.500% 10/01/2053 400,000	58,405	39,739
	Norfina Ltd	ZCP 06/17/2025 1,800,000	1,762,425	1,763,006
	DELOS FINANCE S.A.R.L.	MONTHLY FLOATING 11/01/2027 40,000	39,783	40,225
	KOREA DEV BK DISCOUNTED	ZCP 01/27/2025 2,335,000	2,327,243	2,327,325
	MIZUHO BANK LTD	ZCP 05/20/2025 5,627,000	5,529,362	5,529,731

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	BANK OF MONTREAL	ZCP 03/05/2025 7,200,000	7,142,796	7,143,953
	FEDERATION DES CAISS	ZCP 03/24/2025 10,000,000	9,899,322	9,897,334
	NOVA Chemicals Corp	SEMI-ANN. 7.000% 12/01/2031 883,000	883,000	878,782
	NOVA Chemicals Corp	SEMI-ANN. 8.500% 11/15/2028 1,562,000	1,606,869	1,654,477
	NOVA Chemicals Corp	SEMI-ANN. 9.000% 02/15/2030 4,625,000	4,634,157	4,878,660
	Novartis Finance Corp	ZCP 01/08/2025 12,300,000	12,289,118	12,288,209
	Novelis Corp	SEMI-ANN. 3.250% 11/15/2026 1,091,000	1,101,910	1,039,183
	Novelis Corp	SEMI-ANN. 3.875% 08/15/2031 1,783,000	1,721,546	1,535,151
	Novelis Corp	SEMI-ANN. 4.750% 01/30/2030 2,530,000	2,490,464	2,335,257
	NRG Energy Inc	SEMI-ANN. 5.750% 07/15/2029 180,000	178,200	174,982
	NRG Energy Inc	SEMI-ANN. 3.875% 02/15/2032 443,000	377,978	386,902
	NRG Energy Inc	SEMI-ANN. 3.375% 02/15/2029 650,000	572,715	589,731
	NRG Energy Inc	SEMI-ANN. 6.250% 11/01/2034 757,000	759,839	742,500
	NRG Energy Inc	SEMI-ANN. 6.000% 02/01/2033 992,000	992,653	961,814
	NRG Energy Inc	SEMI-ANN. 5.250% 06/15/2029 987,000	1,021,648	958,605
	NRG Energy Inc	SEMI-ANN. 3.625% 02/15/2031 2,839,000	2,818,143	2,482,597
	NRW Bank	ZCP 04/16/2025 6,500,000	6,415,533	6,416,759
	NRW Bank	ZCP 02/12/2025 7,000,000	6,960,800	6,963,568
	NTT Finance Americas Inc	ZCP 01/08/2025 7,300,000	7,293,539	7,292,890
	NuStar Logistics LP	SEMI-ANN. 5.750% 10/01/2025 1,516,000	1,575,825	1,515,706
	NuStar Logistics LP	SEMI-ANN. 6.000% 06/01/2026 1,760,000	1,713,547	1,762,356
	NuStar Logistics LP	SEMI-ANN. 5.625% 04/28/2027 2,636,000	2,670,950	2,616,817
	NVR Inc	SEMI-ANN. 3.000% 05/15/2030 200,000	216,704	180,535
	NXP BV / NXP Funding LLC / NXP USA Inc	SEMI-ANN. 3.875% 06/18/2026 300,000	299,892	295,968
	Nykredit Realkredit AS	QUARTERLY 1.000% 10/01/2050 888	132	98
	Nykredit Realkredit AS	QUARTERLY 1.500% 10/01/2052 962,908	143,087	110,930
	Occidental Petroleum Corp	SEMI-ANN. 7.500% 05/01/2031 1,000,000	1,130,740	1,093,298
	Olympus Water US Holding Corp	SEMI-ANN. 4.250% 10/01/2028 879,000	874,937	821,377
	Olympus Water US Holding Corp	SEMI-ANN. 6.250% 10/01/2029 1,962,000	1,489,033	1,863,898
	Olympus Water US Holding Corp	SEMI-ANN. 7.125% 10/01/2027 1,592,000	1,579,767	1,614,306
	Olympus Water US Holding Corp	SEMI-ANN. 7.250% 06/15/2031 3,137,000	3,164,424	3,186,376
	Olympus Water US Holding Corp	SEMI-ANN. 9.750% 11/15/2028 3,342,000	3,342,000	3,545,916
	OneMain Finance Corp	SEMI-ANN. 7.125% 11/15/2031 128,000	128,000	130,409
	OneMain Finance Corp	SEMI-ANN. 5.375% 11/15/2029 184,000	149,270	176,894
	OneMain Finance Corp	SEMI-ANN. 4.000% 09/15/2030 1,687,000	1,255,443	1,499,342
	OneMain Finance Corp	SEMI-ANN. 7.500% 05/15/2031 1,458,000	1,458,000	1,496,391
	OneMain Finance Corp	SEMI-ANN. 7.875% 03/15/2030 1,707,000	1,696,980	1,780,670

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	OneMain Finance Corp	SEMI-ANN. 6.625% 05/15/2029 3,082,000	3,082,000	3,120,371
	OneMain Financial Issuance Trust 2021-1	MONTHLY FLOAT 06/16/2036 1,300,000	1,237,781	1,302,744
	ONEOK Inc	SEMI-ANN. 4.400% 10/15/2029 400,000	390,256	387,933
	ONEOK Inc	SEMI-ANN. 3.250% 06/01/2030 800,000	729,440	725,987
	Ontario Teachers' Finance Trust	ZCP 05/13/2025 4,000,000	3,933,734	3,935,909
	Ontario Teachers' Finance Trust	ZCP 02/10/2025 7,000,000	6,962,667	6,965,023
	Ontario Teachers' Finance Trust	ZCP 04/15/2025 9,900,000	9,757,685	9,773,239
	Open Text Corp	SEMI-ANN. 6.900% 12/01/2027 1,000,000	1,000,000	1,033,270
	OPENLANE Inc	SEMI-ANN. 5.125% 06/01/2025 2,764,000	2,743,522	2,750,613
	Optics Bidco SpA	SEMI-ANN. 7.721% 06/04/2038 517,000	551,251	543,481
	Optics Bidco SpA	SEMI-ANN. 7.200% 07/18/2036 778,000	806,700	794,121
	Option One Mortgage Loan Trust 2004-3	MONTHLY FLOATING 11/25/2034 229,412	228,301	233,549
	Oracle Corp	SEMI-ANN. 2.875% 03/25/2031 600,000	510,426	528,070
	Organon & Co	SEMI-ANN. 5.125% 04/30/2031 2,341,000	2,298,700	2,104,114
	Outfront Media Capital LLC	SEMI-ANN. 4.250% 01/15/2029 693,000	694,733	644,600
	Outfront Media Capital LLC	SEMI-ANN. 5.000% 08/15/2027 755,000	703,094	734,783
	Outfront Media Capital LLC	SEMI-ANN. 4.625% 03/15/2030 3,050,000	2,615,665	2,818,582
	Oversea-Chinese Banking Corp Ltd	ZCP 05/27/2025 7,000,000	6,871,966	6,872,004
	Oversea-Chinese Banking Corp Ltd/New York	ZCP 03/03/2025 7,200,000	7,144,490	7,144,508
	PACCAR Financial Corp	SEMI-ANN. 1.8% 06/FEB/2025 325,000	324,016	324,096
	PACCAR Financial Corp	ZCP 02/07/2025 6,000,000	5,972,867	5,971,044
	Pacific Gas and Electric Co	SEMI-ANN. 3.5% 15/JUN/2025 200,000	220,750	198,581
	Pacific Gas and Electric Co	SEMI-ANN. 2.950% 03/01/2026 300,000	324,000	293,309
	Pacific Gas and Electric Co	SEMI-ANN. 4.550% 07/01/2030 400,000	453,284	387,128
	Pacific Gas and Electric Co	SEMI-ANN. 6.950% 03/15/2034 700,000	698,250	766,959
	Pacific Gas and Electric Co	SEMI-ANN. 4.250% 03/15/2046 800,000	852,240	633,072
	Pacific Life Global Funding II	QUARTERLY FLT 30/MAR/2025 1,060,000	1,060,532	1,061,444
	Palmer Square Loan Funding 2021-3 Ltd	QUARTERLY FLOAT 07/20/2029 375,764	375,764	375,958
	Panther Escrow Issuer LLC	SEMI-ANN. 7.125% 06/01/2031 3,060,000	3,082,950	3,090,583
	Paramount Global	SEMI-ANN. 2.900% 01/15/2027 200,000	181,454	191,363
	Park Intermediate Holdings LLC	SEMI-ANN. 7.000% 02/01/2030 510,000	526,575	517,448
	Park Intermediate Holdings LLC	SEMI-ANN. 4.875% 05/15/2029 1,116,000	1,053,118	1,048,836
	Park Intermediate Holdings LLC	SEMI-ANN. 5.875% 10/01/2028 1,507,000	1,512,943	1,473,060
	PepsiCo Inc	SEMI-ANN. 2.250% 03/19/2025 4,300,000	4,278,531	4,279,324
	PepsiCo Inc	ZCP 02/07/2025 6,900,000	6,866,529	6,868,536
	Permian Resources Operating LLC	SEMI-ANN. 6.250% 02/01/2033 1,086,000	1,086,679	1,071,947
	Permian Resources Operating LLC	SEMI-ANN. 7.000% 01/15/2032 3,346,000	3,349,455	3,396,557

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Permian Resources Operating LLC	SEMI-ANN. 5.875% 07/01/2029 3,878,000	3,516,756	3,805,083
	PetSmart Inc / PetSmart Finance Corp	SEMI-ANN. 4.750% 02/15/2028 2,092,000	2,112,367	1,973,792
	PetSmart Inc / PetSmart Finance Corp	SEMI-ANN. 7.750% 02/15/2029 2,986,000	2,994,086	2,886,449
	PG&E Corp	SEMI-ANN. 5.000% 07/01/2028 959,000	974,584	936,890
	Philip Morris International Inc	SEMI-ANN. 5.125% 11/17/2027 600,000	597,078	607,145
	Piedmont Healthcare Inc	SEMI-ANN. 2.044% 01/01/2032 300,000	300,000	245,660
	Pilgrim's Pride Corp	SEMI-ANN. 4.250% 04/15/2031 2,073,000	1,964,248	1,910,093
	Pilgrim's Pride Corp	SEMI-ANN. 3.500% 03/01/2032 2,286,000	2,172,787	1,969,499
	Porsche Financial Auto Securitization Trust	MONTHLY 4.810% 09/22/2028 2,415,350	2,418,565	2,420,540
	Porsche Financial Auto Securitization Trust	MONTHLY 5.880% 11/23/2026 4,029,228	4,036,610	4,036,761
	Porsche Financial Auto Securitization Trust	MONTHLY 4.547% 12/22/2025 10,000,000	10,000,000	10,003,965
	Porsche Innovative Lease Owner Trust 2024-1	MONTHLY 5.316% 08/20/2025 7,404,715	7,404,715	7,416,626
	Porsche Innovative Lease Owner Trust 2024-2	MONTHLY 4.766% 10/20/2025 1,663,828	1,663,828	1,664,742
	Post Holdings Inc	SEMI-ANN. 6.250% 10/15/2034 1,014,000	1,015,690	987,779
	Post Holdings Inc	SEMI-ANN. 6.250% 02/15/2032 1,417,000	1,434,713	1,406,191
	Post Holdings Inc	SEMI-ANN. 4.625% 04/15/2030 1,722,000	1,722,907	1,588,111
	Prestige Brands Inc	SEMI-ANN. 5.125% 01/15/2028 1,000,000	1,014,169	974,947
	Primo Water Holdings Inc	SEMI-ANN. 4.375% 04/30/2029 2,727,000	2,666,676	2,535,900
	Principal Life Global Funding II	SEMI-ANN. 5.500% 06/28/2028 900,000	899,964	911,911
	Principal Life Global Funding II	SEMI-ANN. 1.375% 01/10/2025 4,000,000	3,996,588	3,997,003
	Procter & Gamble Co/The	ZCP 04/21/2025 2,087,000	2,057,076	2,058,970
	Protective Life Global Funding	SEMI-ANN. 5.467% 12/08/2028 700,000	700,000	711,473
	Protective Life Global Funding	SEMI-ANN. 1.646% 01/13/2025 1,910,000	1,907,945	1,908,117
	Protective Life Global Funding	QUARTERLY FLT 03/28/2025 3,000,000	3,005,160	3,005,722
	Providence St Joseph Health Obligated Group	SEMI-ANN. 5.403% 10/01/2033 500,000	495,755	499,645
	Provident Funding Associates LP	SEMI-ANN. 9.750% 09/15/2029 2,245,000	2,256,580	2,298,406
	Province of British Columbia Canada	ZCP 03/06/2025 6,800,000	6,742,587	6,745,732
	Province of British Columbia Canada	ZCP 01/23/2025 7,300,000	7,279,180	7,279,802
	Province of Quebec Canada	ZCP 02/11/2025 7,000,000	6,965,002	6,964,720
	PSP Capital Inc	ZCP 09/JAN/2025 3,100,000	3,096,848	3,096,650
	PSP Capital Inc	ZCP 08/27/2025 4,000,000	3,883,644	3,885,006
	Public Service Co of New Hampshire	SEMI-ANN. 5.350% 10/01/2033 800,000	805,848	808,249
	Puget Energy Inc	SEMI-ANN. 2.379% 06/15/2028 500,000	500,000	456,516
	Queensland Treasury Corp	ZCP 03/18/2025 4,000,000	3,963,078	3,962,356
	Queensland Treasury Corp	ZCP 03/13/2025 10,000,000	9,908,094	9,912,000
	RAAC Series 2007-RP3 Trust	MONTHLY FLOATING 10/25/2046 212,454	122,381	204,890
	RAMP Series 2005-RS7 Trust	MONTHLY FLOATING 07/25/2035 44,394	44,061	44,115

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Ready Capital Mortgage Financing LLC	MONTHLY FLOATING 07/25/2036 110,566	105,729	110,142
	Realkredit Danmark A/S	QUARTERLY 1.000% 10/01/2053 20,911	3,405	2,196
	Regatta XIX Funding Ltd	QUARTERLY FLOAT 04/20/2035 800,000	800,032	801,245
	Renaissance Home Equity Loan Trust 2004-1	MONTHLY FLOATING 05/25/2034 783,731	771,975	707,634
	Renesas Electronics Corp	SEMI-ANN. 2.170% 11/25/2026 2,000,000	2,000,000	1,894,288
	Resideo Funding Inc	SEMI-ANN. 4.000% 09/01/2029 2,366,000	2,227,703	2,143,170
	Resideo Funding Inc	SEMI-ANN. 6.500% 07/15/2032 2,840,000	2,861,188	2,843,610
	RHP Hotel Properties LP / RHP Finance Corp	SEMI-ANN. 4.500% 02/15/2029 453,000	455,831	427,655
	RHP Hotel Properties LP / RHP Finance Corp	SEMI-ANN. 6.500% 04/01/2032 1,718,000	1,722,879	1,726,647
	Ritchie Bros Holdings Inc	SEMI-ANN. 6.750% 03/15/2028 814,000	822,573	832,158
	Ritchie Bros Holdings Inc	SEMI-ANN. 7.750% 03/15/2031 2,530,000	2,614,420	2,645,298
	ROBLOX Corp	SEMI-ANN. 3.875% 05/01/2030 3,496,000	3,371,611	3,150,408
	Rockefeller Foundation/The	SEMI-ANN. 2.492% 10/01/2050 100,000	100,000	60,574
	Rocket Mortgage LLC	SEMI-ANN. 3.625% 03/01/2029 900,000	898,730	815,056
	Rocket Mortgage LLC	SEMI-ANN. 3.875% 03/01/2031 3,274,000	3,071,285	2,852,626
	Rocket Mortgage LLC	SEMI-ANN. 4.000% 10/15/2033 3,547,000	3,435,367	2,954,170
	Rolls-Royce PLC	SEMI-ANN. 5.750% 10/15/2027 700,000	693,000	710,768
	Royal Bank of Canada	SEMI-ANN. 4.851% 12/14/2026 700,000	700,000	703,307
	Royal Bank of Canada	QUARTERLY FLT 21/JAN/2025 1,887,000	1,887,001	1,887,206
	Royal Bank of Canada	SEMI-ANN. 1.6% 21/JAN/2025 4,621,000	4,613,007	4,613,558
	Royal Caribbean Cruises Ltd	SEMI-ANN. 6.25% 03/15/2032 733,000	736,207	741,782
	Royal Caribbean Cruises Ltd	SEMI-ANN. 6.000% 02/01/2033 819,000	820,536	817,055
	Royal Caribbean Cruises Ltd	SEMI-ANN. 5.375% 07/15/2027 1,061,000	982,169	1,054,388
	Royal Caribbean Cruises Ltd	SEMI-ANN. 4.250% 07/01/2026 1,050,000	1,042,281	1,030,642
	Royal Caribbean Cruises Ltd	SEMI-ANN. 5.500% 08/31/2026 1,214,000	1,186,632	1,212,806
	Royal Caribbean Cruises Ltd	SEMI-ANN. 3.700% 03/15/2028 1,663,000	1,355,930	1,576,705
	Royal Caribbean Cruises Ltd	SEMI-ANN. 5.625% 09/30/2031 1,671,000	1,689,293	1,643,694
	Sabine Pass Liquefaction LLC	SEMI-ANN. 4.200% 03/15/2028 600,000	570,084	585,762
	Sanofi SA	ZCP 01/22/2025 6,000,000	5,984,040	5,984,089
	Santander Drive Auto Receivables Tr	MONTHLY 5.210% 07/15/2027 3,749,432	3,750,811	3,753,602
	Santander Drive Auto Receivables Tr	MONTHLY 6.180% 02/16/2027 1,526,863	1,529,741	1,528,820
	Santander Drive Auto Receivables Tr	MONTHLY 5.71% 16/FEB/2027 230,771	230,817	231,200
	Santander Holdings USA Inc	SEMI-ANN. 6.499% 03/09/2029 640,000	639,591	657,636
	Santander UK Group Holdings PLC	SEMI-ANN. 6.833% 11/21/2026 700,000	702,191	710,086
	Santos Finance Ltd	SEMI-ANN. 3.649% 04/29/2031 1,000,000	1,000,000	880,699
	SBA Tower Trust	MONTHLY 2.328% 07/15/2052 1,600,000	1,651,200	1,459,311
	SBNA Auto Lease Trust 2024-B	MONTHLY 5.670% 11/20/2026 2,299,782	2,310,466	2,310,482

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	SCE Recovery Funding LLC	SEMI-ANN. 4.697% 06/15/2042 461,272	461,231	443,687
	Scientific Games Holdings LP	SEMI-ANN. 6.625% 03/01/2030 3,536,000	3,398,879	3,383,716
	Scotts Miracle-Gro Co/The	SEMI-ANN. 4.000% 04/01/2031 525,000	404,786	457,754
	Scotts Miracle-Gro Co/The	SEMI-ANN. 4.375% 02/01/2032 1,756,000	1,614,189	1,533,168
	Seagate HDD Cayman	SEMI-ANN. 9.625% 12/01/2032 255,200	347,857	287,584
	Seagate HDD Cayman	SEMI-ANN. 8.250% 12/15/2029 957,000	957,000	1,019,677
	Seagate HDD Cayman	SEMI-ANN. 8.500% 07/15/2031 1,063,000	1,063,000	1,136,729
	Select Medical Corp	SEMI-ANN. 6.250% 12/01/2032 1,686,000	1,682,996	1,621,727
	Sempra	SEMI-ANN. 3.300% 04/01/2025 1,600,000	1,597,168	1,593,724
	Sensata Technologies BV	SEMI-ANN. 5.875% 09/01/2030 1,263,000	1,263,000	1,230,981
	Service Corp International/US	SEMI-ANN. 5.750% 10/15/2032 540,000	538,650	523,791
	SFS Auto Receivables Securitization Trust	MONTHLY 5.350% 06/21/2027 319,970	319,882	320,651
	Shift4 Payments LLC	SEMI-ANN. 6.750% 08/15/2032 1,001,000	1,001,000	1,018,074
	Shift4 Payments LLC	SEMI-ANN. 4.625% 11/01/2026 2,085,000	2,065,854	2,048,117
	Siemens Capital Co LLC	ZCP 28/JAN/2025 7,000,000	6,976,375	6,976,549
	Simmons Foods Inc	SEMI-ANN. 4.625% 03/01/2029 2,529,000	2,188,220	2,337,030
	Sirius XM Radio LLC	SEMI-ANN. 4.000% 07/15/2028 203,000	178,133	187,035
	Sirius XM Radio LLC	SEMI-ANN. 3.125% 09/01/2026 1,395,000	1,213,650	1,339,976
	Sirius XM Radio LLC	SEMI-ANN. 5.000% 08/01/2027 1,775,000	1,690,865	1,726,153
	Sirius XM Radio LLC	SEMI-ANN. 4.125% 07/01/2030 1,816,000	1,779,646	1,584,910
	Six Flags Entertainment Corp	SEMI-ANN. 6.625% 05/01/2032 2,327,000	2,326,626	2,358,449
	Six Flags Entertainment Corp/DE	SEMI-ANN. 7.250% 05/15/2031 2,528,000	2,493,724	2,581,917
	Six Flags Theme Parks Inc	SEMI-ANN. 7.000% 07/01/2025 320,000	345,600	319,701
	Skandinaviska Enskilda Banken AB	ZCP 07/21/2025 750,000	731,742	731,698
	Skandinaviska Enskilda Banken AB	SEMI-ANN. 3.700% 06/09/2025 1,685,000	1,674,132	1,678,421
	Skandinaviska Enskilda Banken AB	ZCP 05/23/2025 3,400,000	3,341,041	3,340,942
	Skandinaviska Enskilda Banken AB	ZCP 04/09/2025 3,400,000	3,358,396	3,358,909
	Skandinaviska Enskilda Banken AB	QUARTERLY FLT 03/07/25 4,471,000	4,471,000	4,472,345
	SM Energy Co	SEMI-ANN. 6.750% 09/15/2026 804,000	832,884	803,228
	SM Energy Co	SEMI-ANN. 6.750% 08/01/2029 1,013,000	1,014,266	1,002,736
	SM Energy Co	SEMI-ANN. 7.000% 08/01/2032 1,045,000	1,058,845	1,030,321
	SMB Private Education Loan Trust 2024-A	MONTHLY FLT 15/MAR/2056 366,662	373,308	373,823
	Southern California Edison Co	SEMI-ANN. 2.250% 06/01/2030 800,000	829,896	694,925
	Southern California Edison Co	SEMI-ANN. 1.200% 02/01/2026 900,000	898,290	867,159
	Southern Co/The	SEMI-ANN. 1.750% 03/15/2028 300,000	299,286	272,161
	Southern Co/The	SEMI-ANN. 3.750% 09/15/2051 400,000	400,000	383,047
	Southern Natural Gas Co LLC	SEMI-ANN. 8.000% 03/01/2032 77,000	66,228	86,785

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Spire Inc	SEMI-ANN. 5.300% 03/01/2026 800,000	799,920	803,799
	Spirit AeroSystems Inc	SEMI-ANN. 3.850% 06/15/2026 900,000	877,626	878,330
	Spirit AeroSystems Inc	SEMI-ANN. 9.750% 11/15/2030 1,104,000	1,104,000	1,221,695
	Spirit AeroSystems Inc	SEMI-ANN. 9.375% 11/30/2029 1,112,000	1,131,974	1,190,387
	SS&C Technologies Inc	SEMI-ANN. 6.500% 06/01/2032 1,184,000	1,188,440	1,194,248
	Standard Building Solutions Inc	SEMI-ANN. 6.500% 08/15/2032 1,310,000	1,331,288	1,312,098
	Standard Chartered Bank/New York	5.20% 01/08/2025 390,000	389,973	390,058
	Standard Chartered Bank/New York	ZCP 06/02/2025 3,000,000	2,943,169	2,943,298
	Standard Chartered Bank/New York	ZCP 02/10/2025 6,300,000	6,266,190	6,268,221
	Standard Chartered PLC	SEMI-ANN. 3.265% 02/18/2036 400,000	400,000	345,511
	Standard Chartered PLC	SEMI-ANN. 2.678% 06/29/2032 400,000	400,000	336,228
	Standard Chartered PLC	SEMI-ANN. 5.005% 10/15/2030 700,000	700,000	687,645
	Standard Industries Inc/NY	SEMI-ANN. 4.750% 01/15/2028 516,000	494,385	493,705
	Standard Industries Inc/NY	SEMI-ANN. 5.000% 02/15/2027 822,000	783,983	804,437
	Star Parent Inc	SEMI-ANN. 9.000% 10/01/2030 4,727,000	4,854,256	4,909,462
	Stifel Financial Corp	SEMI-ANN. 4.000% 05/15/2030 900,000	893,565	849,094
	Structured Asset Securities Corp Mortg Loan	MONTHLY FLOATING 08/25/2037 2,335	2,212	2,322
	Sumitomo Mitsui Financial Group Inc	SEMI-ANN. 1.902% 09/17/2028 700,000	587,749	627,113
	Summit Materials LLC	SEMI-ANN. 5.250% 01/15/2029 278,000	257,845	279,949
	Summit Materials LLC	SEMI-ANN. 7.250% 01/15/2031 1,590,000	1,593,958	1,687,126
	Sunoco LP	SEMI-ANN. 7.250% 05/01/2032 1,577,000	1,589,014	1,629,009
	Sunoco LP	SEMI-ANN. 7.000% 05/01/2029 1,672,000	1,695,485	1,716,671
	Sunoco LP / Sunoco Finance Corp	SEMI-ANN. 7.000% 09/15/2028 419,000	436,766	428,674
	Sunoco LP / Sunoco Finance Corp	SEMI-ANN. 5.875% 03/15/2028 482,000	472,360	480,032
	Sunoco LP / Sunoco Finance Corp	SEMI-ANN. 6.000% 04/15/2027 1,149,000	1,215,498	1,146,721
	Surgery Center Holdings Inc	SEMI-ANN. 7.250% 04/15/2032 1,474,000	1,488,740	1,503,619
	Sutter Health	SEMI-ANN. 3.695% 08/15/2028 500,000	552,220	479,284
	Svensk Exportkredit AB	ZCP 02/21/2025 14,000,000	13,910,159	13,912,060
	Svenska Handelsbanken AB	ZCP 12/16/2025 2,085,000	1,998,084	1,998,215
	Svenska Handelsbanken AB	ZCP 11/18/2025 2,927,000	2,812,425	2,814,702
	Svenska Handelsbanken/New York NY	4.475% 09/10/2025 1,200,000	1,200,258	1,199,995
	Svenska Handelsbanken/New York NY	4.455% 03/19/2025 7,000,000	7,000,074	7,000,277
	Svenska Handelsbanken/New York NY	4.575% 06/03/2025 7,100,000	7,102,458	7,103,393
	SWEDISH EXPORT CREDIT CORP	ZCP 01/23/2025 1,720,000	1,715,238	1,715,274
	Symphony CLO XXIV Ltd	QUARTERLY FLOAT 01/23/2032 609,943	609,943	611,160
	Synaptics Inc	SEMI-ANN. 4.000% 06/15/2029 974,000	852,393	887,904
	Syngenta Finance NV	SEMI-ANN. 4.892% 04/24/2025 200,000	196,012	199,781

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Takeda Pharmaceutical Co Ltd	SEMI-ANN. 3.375% 07/09/2060 650,000	650,000	412,923
	Taylor Morrison Communities Inc	SEMI-ANN. 5.875% 06/15/2027 365,000	363,854	366,329
	Taylor Morrison Communities Inc	SEMI-ANN. 5.125% 08/01/2030 864,000	850,435	826,793
	Taylor Morrison Communities Inc	SEMI-ANN. 5.750% 01/15/2028 1,070,000	1,098,088	1,062,916
	Teleflex Inc	SEMI-ANN. 4.625% 11/15/2027 929,000	935,483	900,253
	Tenet Healthcare Corp	SEMI-ANN. 6.125% 06/15/2030 1,150,000	1,150,000	1,140,936
	Tenet Healthcare Corp	SEMI-ANN. 6.750% 05/15/2031 1,760,000	1,760,000	1,778,649
	Tenet Healthcare Corp	SEMI-ANN. 6.125% 10/01/2028 1,840,000	1,848,598	1,836,587
	Tenet Healthcare Corp	SEMI-ANN. 5.125% 11/01/2027 2,231,000	2,223,559	2,184,826
	Tenet Healthcare Corp	SEMI-ANN. 6.250% 02/01/2027 4,650,000	4,696,781	4,646,312
	Tennessee Gas Pipeline Co LLC	SEMI-ANN. 8.375% 06/15/2032 28,000	25,048	31,783
	TerraForm Power Operating LLC	SEMI-ANN. 5.000% 01/31/2028 1,548,000	1,567,913	1,491,368
	TerraForm Power Operating LLC	SEMI-ANN. 4.750% 01/15/2030 1,868,000	1,765,023	1,726,711
	Terwin Mortgage Trust 2006-10SL	MONTHLY FLOAT 10/25/2037 549,469	141,801	244,244
	Tesla Auto Lease Trust 2023-B	MONTHLY 6.02% 09/22/2025 1,074,225	1,074,969	1,075,276
	Texas Instruments Inc	SEMI-ANN. 1.375% 03/12/2025 2,580,000	2,563,784	2,563,937
	Thomson Reuters Corp	SEMI-ANN. 3.350% 05/15/2026 900,000	860,193	883,649
	TIH Insurance Holdings LLC	SEMI-ANN. ZCP 03/08/2032 690,891	690,891	709,172
	TK Elevator Holdco GmbH	SEMI-ANN. 7.625% 07/15/2028 1,197,000	1,259,795	1,196,078
	TK Elevator US Newco Inc	SEMI-ANN. 5.250% 07/15/2027 3,447,000	3,443,044	3,374,436
	T-Mobile US Trust 2024-1	MONTHLY 5.050% 09/20/2029 800,000	799,898	805,513
	T-Mobile USA Inc	SEMI-ANN. 4.850% 01/15/2029 638,000	653,076	634,310
	Toronto-Dominion Bank/NY	5.12% 01/24/2025 5,000,000	5,001,163	5,001,644
	Toronto-Dominion Bank/The	SEMI-ANN. 4.701% 06/05/2027 500,000	500,000	500,881
	TotalEnergies Capital SA	ZCP 03/19/2025 7,000,000	6,934,262	6,932,599
	Toyota Auto Receivables 2021-D Owner Trust	MONTHLY 0.71% 15/APR/2026 1,541,683	1,519,148	1,530,452
	Toyota Auto Receivables 2022-A Owner Trust	MONTHLY 1.230% 06/15/2026 2,059,789	2,019,586	2,044,055
	Toyota Auto Receivables 2022-B Owner Trust	MONTHLY 2.93% 15/SEP/2026 2,305,048	2,267,286	2,291,052
	Toyota Auto Receivables 2023-B Owner Trust	MONTHLY 5.280% 05/15/2026 961,548	961,056	962,225
	Toyota Auto Receivables 2024-C Owner Trust	MONTHLY 5.471% 08/15/2025 1,315,573	1,315,843	1,316,207
	Toyota Auto Receivables 2024-C Owner Trust	MONTHLY 5.160% 05/17/2027 2,337,000	2,346,352	2,346,574
	Toyota Auto Receivables 2024-D Owner Trust	MONTHLY 4.791% 10/15/2025 1,504,242	1,504,242	1,505,049
	Toyota Lease Owner Trust 2023-B	MONTHLY 5.660% 11/20/2026 2,650,000	2,673,608	2,673,407
	Toyota Lease Owner Trust 2023-B	MONTHLY 5.730% 04/20/2026 6,689,918	6,711,492	6,709,133
	Toyota Lease Owner Trust 2024-B	MONTHLY 4.971% 09/22/2025 1,278,282	1,279,456	1,279,409
	Toyota Motor Credit Corp	QUARTERLY FLT 09/11/2025 2,212,000	2,216,748	2,217,502
	Toyota Motor Credit Corp	QUARTERLY FLT 01/10/2025 3,646,000	3,646,166	3,646,264

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Toyota Motor Credit Corp	SEMI-ANN. 1.8% 13/FEB/2025 5,000,000	4,983,118	4,982,888
	TransDigm Inc	SEMI-ANN. 6.000% 01/15/2033 875,000	877,188	857,549
	TransDigm Inc	SEMI-ANN. 6.750% 08/15/2028 955,000	958,575	963,331
	TransDigm Inc	SEMI-ANN. 5.500% 11/15/2027 1,957,000	1,976,364	1,923,015
	TransDigm Inc	SEMI-ANN. 6.875% 12/15/2030 2,632,000	2,646,346	2,671,150
	TransDigm Inc	SEMI-ANN. 6.375% 03/01/2029 3,622,000	3,622,000	3,630,047
	TransDigm Inc	SEMI-ANN. 6.625% 03/01/2032 4,529,000	4,525,906	4,569,877
	TransMontaigne Partners LP / TLP Finance	SEMI-ANN. 6.125% 02/15/2026 2,427,000	2,362,008	2,412,733
	Transocean Aquila Ltd	SEMI-ANN. 8.000% 09/30/2028 1,705,554	1,704,100	1,743,775
	Transocean Inc	SEMI-ANN. 8.250% 05/15/2029 603,000	603,000	590,681
	Transocean Inc	SEMI-ANN. 8.500% 05/15/2031 1,000,000	1,000,000	980,333
	Transocean Titan Financing Ltd	SEMI-ANN. 8.375% 02/01/2028 1,362,000	1,375,304	1,389,753
	Triton Water Holdings Inc	SEMI-ANN. 6.25% 04/01/20291,891,000	1,746,090	1,877,220
	Trivium Packaging Finance BV	SEMI-ANN. 8.500% 08/15/2027 499,000	525,588	498,233
	Trivium Packaging Finance BV	SEMI-ANN. 5.500% 08/15/2026 2,231,000	2,193,885	2,199,077
	UBS AG/London	QUARTERLY FLT 09/11/2025 776,000	779,042	779,830
	UBS AG/London	SEMI-ANN. 5.800% 09/11/2025 3,000,000	3,018,689	3,022,394
	UBS AG/Stamford CT	SEMI-ANN. 7.500% 02/15/2028 300,000	299,313	321,260
	UBS AG/Stamford CT	SEMI-ANN. 7.950% 01/09/2025 400,000	399,200	400,181
	UBS Group AG	ANNUAL 2.125% 10/13/2026 100,000	97,798	102,897
	UBS Group AG	QUARTERLY FLT 01/16/2026 100,000	98,651	103,592
	UBS Group AG	SEMI-ANN. 4.375% 12/31/2164 600,000	600,000	514,572
	UBS Group AG	SEMI-ANN. 1.364% 01/30/2027 900,000	900,000	865,495
	UBS Group AG	SEMI-ANN. 4.703% 08/05/2027 1,445,000	1,442,919	1,438,551
	UBS Group AG	SEMI-ANN. 3.750% 03/26/2025 3,425,000	3,416,780	3,414,752
	UKG Inc	SEMI-ANN. ZCP 01/31/2031 691,114	691,114	696,854
	UKG Inc	SEMI-ANN. 6.875% 02/01/2031 3,545,000	3,587,079	3,596,518
	United Airlines Inc	SEMI-ANN. 4.625% 04/15/2029 1,954,000	2,029,718	1,857,836
	United Airlines Inc	SEMI-ANN. 4.375% 04/15/2026 2,556,000	2,532,513	2,513,210
	United Rentals North America Inc	SEMI-ANN. 6.125% 03/15/2034 346,000	348,595	343,294
	United Wholesale Mortgage LLC	SEMI-ANN. 5.750% 06/15/2027 359,000	347,895	354,604
	United Wholesale Mortgage LLC	SEMI-ANN. 5.500% 04/15/2029 1,524,000	1,425,113	1,467,991
	Univision Communications Inc	SEMI-ANN. 8.000% 08/15/2028 427,000	429,901	434,776
	Univision Communications Inc	SEMI-ANN. 7.375% 06/30/2030 1,229,000	1,232,388	1,175,611
	Univision Communications Inc	SEMI-ANN. 4.500% 05/01/2029 1,896,000	1,753,416	1,697,067
	US Bank NA/Cincinnati OH	SEMI-ANN. 2.05% 21/JAN/2025 317,000	316,486	316,525
	US Foods Inc	SEMI-ANN. 6.875% 09/15/2028 850,000	856,375	869,676

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	US Foods Inc	SEMI-ANN. 5.750% 04/15/2033 915,000	898,988	888,935
	US Foods Inc	SEMI-ANN. 4.750% 02/15/2029 1,251,000	1,267,711	1,198,051
	US Foods Inc	SEMI-ANN. 4.625% 06/01/2030 1,315,000	1,323,219	1,236,950
	US Foods Inc	SEMI-ANN. 7.250% 01/15/2032 2,131,000	2,128,336	2,205,402
	USA Compression Partners LP	SEMI-ANN. 6.875% 09/01/2027 560,000	547,400	561,846
	USA Compression Partners LP	SEMI-ANN. 7.125% 03/15/2029 2,162,000	2,164,703	2,200,154
	USAA Auto Owner Trust 2022-A	MONTHLY 4.86% 16/NOV/2026 997,766	995,917	998,258
	USAA Auto Owner Trust 2023-A	MONTHLY 5.83% 15/JUL/2026 1,357,349	1,357,784	1,358,955
	USAA Capital Corp	SEMI-ANN. 3.375% 05/01/2025 5,060,000	5,040,094	5,041,124
	USI Inc/NY	SEMI-ANN. 7.500% 01/15/2032 1,681,000	1,686,158	1,738,485
	UWM Holdings LLC	SEMI-ANN. 6.625% 02/01/2030 1,227,000	1,230,068	1,219,420
	Vail Resorts Inc	SEMI-ANN. 6.500% 05/15/2032 1,246,000	1,247,213	1,259,978
	Vale Overseas Ltd	SEMI-ANN. 3.750% 07/08/2030 500,000	495,880	457,621
	Velocity Vehicle Group LLC	SEMI-ANN. 8.000% 06/01/2029 423,000	440,880	439,878
	Venture 33 CLO Ltd	QUARTERLY FLOAT 07/15/2031 886,948	886,948	887,714
	Venture 44 CLO Ltd	QUARTERLY FLT 10/20/2034 1,100,000	1,100,000	1,100,000
	Venture Global Calcasieu Pass LLC	SEMI-ANN. 3.875% 11/01/2033 2,729,000	2,574,216	2,344,546
	Venture Global Calcasieu Pass LLC	SEMI-ANN. 4.125% 08/15/2031 5,516,000	5,516,006	4,939,739
	Venture Global LNG Inc	SEMI-ANN. 9.500% 02/01/2029 1,112,000	1,112,000	1,229,056
	Venture Global LNG Inc	SEMI-ANN. 9.875% 02/01/2032 1,111,000	1,124,888	1,219,077
	Venture Global LNG Inc	SEMI-ANN. 7.000% 01/15/2030 1,232,000	1,236,620	1,250,454
	Venture Global LNG Inc	SEMI-ANN. 8.375% 06/01/2031 4,132,000	4,166,395	4,309,373
	Venture XXVI CLO Ltd	QUARTERLY FLT 01/20/2029 146,511	146,511	146,658
	Verizon Master Trust	MONTHLY 5.160% 06/20/2029 500,000	499,944	504,715
	Verizon Master Trust	MONTHLY 5.000% 12/20/2028 1,800,000	1,799,946	1,809,161
	Verizon Master Trust	MONTHLY 1.53% 07/20/2028 6,300,000	6,120,694	6,290,140
	Viking Cruises Ltd	SEMI-ANN. 9.125% 07/15/2031 783,000	793,828	841,928
	Viking Cruises Ltd	SEMI-ANN. 5.875% 09/15/2027 1,935,000	1,675,600	1,920,468
	Virgin Media Finance PLC	SEMI-ANN. 5.000% 07/15/2030 3,157,000	3,029,928	2,671,925
	Virginia Electric and Power Co	SEMI-ANN. 5.050% 08/15/2034 800,000	798,192	780,753
	Virginia Power Fuel Securitization LLC	SEMI-ANN. 4.877% 05/01/2033 800,000	799,972	799,354
	Vistra Operations Co LLC	SEMI-ANN. 6.875% 04/15/2032 1,669,000	1,697,398	1,708,917
	Vistra Operations Co LLC	SEMI-ANN. 5.500% 09/01/2026 1,773,000	1,771,775	1,767,407
	Vistra Operations Co LLC	SEMI-ANN. 5.625% 02/15/2027 2,471,000	2,482,250	2,461,101
	Vistra Operations Co LLC	SEMI-ANN. 7.750% 10/15/2031 3,857,000	3,909,393	4,046,246
	VMC Finance 2022-FL5 LLC	MONTHLY FLOAT 02/18/2039 408,689	408,689	406,927
	Vmed O2 UK Financing I PLC	SEMI-ANN. 4.750% 07/15/2031 2,682,000	2,653,855	2,305,657

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	Vmed O2 UK Financing I PLC	SEMI-ANN. 4.250% 01/31/2031 4,275,000	4,257,433	3,648,267
	Volkswagen Auto Lease Trust 2023-A	MONTHLY 5.870% 01/20/2026 3,280,563	3,283,422	3,285,489
	Volkswagen Auto Loan Enhanced Trust	MONTHLY 1.020% 06/22/2026 336,404	332,070	334,626
	Volkswagen Auto Loan Enhanced Trust	MONTHLY 5.500% 12/21/2026 5,102,458	5,113,401	5,113,875
	Volkswagen Auto Loan Enhanced Trust	MONTHLY 4.622% 11/20/2025 1,334,088	1,334,488	1,334,654
	Volkswagen Group of America Finance LLC	SEMI-ANN. 3.200% 09/26/2026 300,000	299,814	290,055
	Volkswagen Group of America Finance LLC	QUARTERLY FLT 12/SEP/2025 1,000,000	1,000,000	1,001,978
	Volvo Financial Equipment LLC Series 2024-1	MONTHLY 5.073% 09/15/2025 1,802,039	1,802,039	1,804,313
	Voya CLO 2019-2 Ltd	QUARTERLY FLOAT 07/20/2032 800,000	800,000	801,087
	VZ Secured Financing BV	SEMI-ANN. 5.000% 01/15/2032 4,319,000	4,104,768	3,819,973
	W. R. GRACE HOLDINGS LLC	SEMI-ANN. ZCP 08/11/2028 1,341,510	1,332,710	1,354,590
	Waste Pro USA Inc	SEMI-ANN. 5.5% 15/FEB/2026 3,635,000	3,505,898	3,632,928
	Watco Cos LLC / Watco Finance Corp	SEMI-ANN. 7.125% 08/01/2032 2,972,000	3,016,046	3,063,385
	Wells Fargo & Co	SEMI-ANN. 3.196% 06/17/2027 700,000	654,101	683,771
	Wells Fargo & Co	SEMI-ANN. 5.574% 07/25/2029 700,000	700,000	710,804
	Wells Fargo Bank NA	SEMI-ANN. 5.550% 08/01/2025 300,000	299,784	301,341
	Wells Fargo Bank NA	SEMI-ANN. 5.450% 08/07/2026 400,000	399,968	404,788
	WESCO Distribution Inc	SEMI-ANN. 6.375% 03/15/2029 1,646,000	1,646,000	1,667,999
	WESCO Distribution Inc	SEMI-ANN. 6.625% 03/15/2032 2,524,000	2,529,125	2,565,358
	WESCO Distribution Inc	SEMI-ANN. 7.250% 06/15/2028 5,055,000	5,394,883	5,139,996
	Western Midstream Operating LP	SEMI-ANN. 6.350% 01/15/2029 100,000	99,786	103,410
	Westinghouse Air Brake Technologies Corp	SEMI-ANN. 3.450% 11/15/2026 400,000	355,537	390,039
	Westlake Automobile Receivables Trust	MONTHLY 5.96% 15/OCT/2026 2,852,000	2,859,212	2,857,592
	Westlake Automobile Receivables Trust	MONTHLY 6.230% 01/15/2027 1,090,348	1,095,663	1,094,959
	Westpac Banking Corp	MONTHLY FLT 02/27/25 2,198,000	2,198,000	2,198,452
	White Cap Buyer LLC	SEMI-ANN. 6.875% 10/15/2028 4,446,000	4,304,618	4,397,253
	Williams Scotsman Inc	SEMI-ANN. 6.625% 06/15/2029 623,000	624,558	630,414
	Williams Scotsman Inc	SEMI-ANN. 4.625% 08/15/2028 845,000	794,300	806,814
	Windstream Services LLC	SEMI-ANN. 8.250% 10/01/2031 1,794,000	1,831,731	1,852,884
	Wolverine World Wide Inc	SEMI-ANN. 4.000% 08/15/2029 2,512,000	1,948,802	2,205,840
	Woodside Finance Ltd	SEMI-ANN. 3.650% 03/05/2025 600,000	639,216	598,715
	World Omni Auto Receivables Trust 2021-B	MONTHLY 0.42% 06/15/2026 164,836	162,551	164,318
	World Omni Auto Receivables Trust 2021-C	MONTHLY 0.440% 08/17/2026 268,411	265,275	266,729
	World Omni Auto Receivables Trust 2021-D	MONTHLY 0.810% 10/15/2026 835,454	823,094	829,133
	World Omni Auto Receivables Trust 2022-C	MONTHLY 3.66% 15/OCT/2027 4,068,594	4,030,263	4,048,937
	World Omni Auto Receivables Trust 2022-D	MONTHLY 5.610% 02/15/2028 1,532,336	1,535,748	1,541,498
	World Omni Auto Receivables Trust 2023-B	MONTHLY 5.25% 11/16/2026 479,992	479,757	480,215

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	World Omni Auto Receivables Trust 2023-C	MONTHLY 5.57% 15/DEC/2026 904,816	906,273	906,507
	World Omni Automobile Lease Securitization	MONTHLY 5.47% 17/NOV/2025 31,218	31,208	31,226
	World Omni Select Auto Trust 2024-A	MONTHLY 5.545% 15/AUG/2025 405,468	405,663	405,655
	WP Carey Inc	SEMI-ANN. 4.000% 02/01/2025 100,000	101,926	99,871
	WR Grace Holdings LLC	SEMI-ANN. 4.875% 06/15/2027 779,000	774,268	754,895
	WR Grace Holdings LLC	SEMI-ANN. 7.375% 03/01/2031 1,013,000	1,019,331	1,036,457
	WR Grace Holdings LLC	SEMI-ANN. 5.625% 08/15/2029 4,559,000	4,401,407	4,192,835
	Wynn Resorts Finance LLC	SEMI-ANN. 6.250% 03/15/2033 1,699,000	1,699,000	1,669,244
	Xcel Energy Inc	SEMI-ANN. 3.350% 12/01/2026 800,000	754,584	779,953
	Yum! Brands Inc	SEMI-ANN. 5.375% 04/01/2032 1,820,000	1,820,000	1,762,605
	Zebra Technologies Corp	SEMI-ANN. 6.500% 06/01/2032 1,257,000	1,263,019	1,275,109
	ZF North America Capital Inc	SEMI-ANN. 4.750% 04/29/2025 445,000	442,219	442,754
	ZF North America Capital Inc	SEMI-ANN. 7.125% 04/14/2030 825,000	819,027	809,657
	ZF North America Capital Inc	SEMI-ANN. 6.875% 04/23/2032 2,747,000	2,732,833	2,604,821
	Ziggo Bond Co BV	SEMI-ANN. 5.125% 02/28/2030 675,000	675,000	608,180
	Ziggo Bond Co BV	SEMI-ANN. 6.000% 01/15/2027 827,000	804,164	820,312
	Ziggo BV	SEMI-ANN. 4.875% 01/15/2030 2,092,000	2,134,325	1,922,111
	ZoomInfo Technologies LLC	SEMI-ANN. 3.875% 02/01/2029 4,952,000	4,804,502	4,500,904

	TOTAL CORPORATE DEBT SECURITIES		2,188,964,838	2,172,643,358

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
	California Health Facilities Financing Authority	SEMI-ANN. 4.190% 06/01/2037 500,000	500,000	453,185
	Canadian Government Real Return Bond	FLOATING 12/01/2026 500,000	770,515	678,952
	Emirate of Abu Dhabi United Arab Emirates	SEMI-ANN. 1.700% 03/02/2031 2,000,000	1,993,880	1,656,630
	Federal Home Loan Mortgage Corp	SEMI-ANN. 0.800% 10/28/2026 4,000,000	3,999,400	3,752,996
	Federal Home Loan Mortgage Corp	SEMI-ANN. 0.680% 08/06/2025 1,400,000	1,400,000	1,369,740
	French Republic	ANNUAL FLOAT 03/01/2026 2,800,000	3,543,561	3,465,252
	French Republic	ANNUAL FLOAT 07/25/2031 2,000,000	2,763,513	2,362,741
	French Republic	ANNUAL FLOATING 07/25/2038 100,000	123,827	103,721
	Golden State Tobacco Securitization Corp	SEMI-ANN. 3.714% 06/01/2041 700,000	520,856	539,457
	Japan	SEMI-ANN. FLT 3/10/2029 321,000,000	2,487,995	2,333,276
	Japan	SEMI-ANN. FLT 3/10/2028 203,000,000	1,575,338	1,481,649
	Japan	SEMI-ANN FLT 3/10/2028 149,000,000	1,414,505	1,087,516
	Japan	SEMI-ANN FLT 3/10/2029 228,000,000	2,168,182	1,657,280
	Korea National Oil Corp	SEMI-ANN. 4.875% 04/03/2029 800,000	794,192	793,676

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	Maricopa County Industrial Development Auth	SEMI-ANN. 7.375% 10/01/2029 475,000	475,000	484,175
	Petroleos Mexicanos	SEMI-ANN. 6.700% 02/16/2032 600,000	600,048	521,973
	Republic of Chile	SEMI-ANN. 2.750% 01/31/2027 400,000	399,760	380,831
	Republic of Italy	SEMI-ANN. FLOAT 05/26/2025 3,300,000	3,615,496	3,412,258
	Republic of Italy	SEMI-ANN. FLOAT 05/15/2030 1,600,000	2,101,919	1,929,408
	Republic of Italy	SEMI-ANN. FLOAT 05/26/2025 7,400,000	8,813,897	7,645,701
	Republic of the Philippines	SEMI-ANN. 5.000% 07/17/2033 700,000	699,944	685,233
	State Board of Administration Finance Corp	SEMI-ANN. 5.526% 07/01/2034 700,000	706,312	707,013
	State of Israel	SEMI-ANN. 5.500% 03/12/2034 800,000	793,760	780,548
	Texas Natural Gas Securitization Finance	SEMI-ANN. 5.169% 04/01/2041 500,000	500,000	492,393
	United Mexican States	SEMI-ANN. FLOAT 08/24/2034 5,836,115	253,679	248,764
	United States of America	SEMI-ANN. FLOAT 01/15/2034 7,300,000	7,452,656	7,189,576
	United States of America	SEMI-ANN. FLOAT 02/15/2045 6,190,000	6,495,675	6,002,737
	United States of America	SEMI-ANN. FLOAT 02/15/2046 5,230,000	6,435,409	5,236,399
	United States of America	SEMI-ANN. FLOAT 02/15/2047 4,691,000	5,006,432	4,428,108
	United States of America	SEMI-ANN. FLOAT 02/15/2049 3,780,000	5,040,396	3,448,904
	United States of America	SEMI-ANN. FLOAT 02/15/2050 3,590,000	3,897,677	2,565,355
	United States of America	SEMI-ANN. FLOAT 02/15/2051 5,200,000	5,078,391	3,463,298
	United States of America	SEMI-ANN. FLOAT 02/15/2052 3,300,000	3,160,847	2,025,656
	United States of America	SEMI-ANN. FLOAT 02/15/2053 2,500,000	2,321,897	2,126,243
	United States of America	SEMI-ANN. FLOAT 02/15/2054 4,800,000	4,920,900	4,569,907
	United States of America	SEMI-ANN. FLOAT 04/15/2025 25,700,000	28,673,498	31,209,167
	United States of America	SEMI-ANN. FLOAT 04/15/2029 9,600,000	9,902,152	9,811,519
	United States of America	SEMI-ANN. FLOAT 07/15/2032 22,400,000	21,953,981	21,756,094
	United States of America	SEMI-ANN. FLOAT 07/15/2034 13,300,000	13,029,008	12,969,810
	United States of America	ZCP 02/20/2025 100 40,000,000	39,755,611	39,772,654
	United States of America	ZCP 01/09/2025 10,000,000	9,989,918	9,991,821
	United States of America	ZCP 01/30/2025 10,000,000	9,964,056	9,967,119
	United States of America	ZCP 02/06/2025 14,000,000	13,940,444	13,942,536
	United States of America	ZCP 01/07/2025 11,000,000	10,991,783	10,993,748
	United States of America	ZCP 01/21/2025 8,000,000	7,980,267	7,982,085
	United States of America	ZCP 02/11/2025 10,000,000	9,951,797	9,953,523
	United States of America	ZCP 03/25/2025 25,000,000	24,750,885	24,762,040
	United States of America	SEMI-ANN. 0.00% 05/15/2049 23,800,000	12,705,830	7,269,094
	United States of America	SEMI-ANN. 3.375% 05/15/2044 1,000,000	1,221,563	811,367
	United States of America	SEMI-ANN. 3.13% 08/15/2044 10,000,000	9,194,996	7,775,000
	United States of America	SEMI-ANN. 2.500% 02/15/2045 2,400,000	1,678,586	1,667,156

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	United States of America	SEMI-ANN. 3.125% 05/15/2048 400,000	330,359	300,047
	United States of America	SEMI-ANN. 3.375% 11/15/2048 2,200,000	1,911,972	1,720,727
	United States of America	SEMI-ANN. 3.000% 02/15/2049 1,900,000	1,530,769	1,384,402
	United States of America	SEMI-ANN. 2.875% 05/15/2049 2,551,000	2,788,476	1,811,110
	United States of America	SEMI-ANN. 2.250% 08/15/2049 3,500,000	2,417,256	2,170,547
	United States of America	SEMI-ANN. 2.375% 11/15/2049 700,000	486,178	445,539
	United States of America	SEMI-ANN. 1.13% 08/15/2040 14,300,000	8,951,161	8,536,988
	United States of America	SEMI-ANN. 1.375% 11/15/2040 12,040,000	10,168,913	7,461,038
	United States of America	SEMI-ANN. 1.88% 02/15/2041 12,400,000	9,542,415	8,316,719
	United States of America	SEMI-ANN. 2.88% 05/15/2052 10,600,000	9,306,142	7,425,797
	United States of America	SEMI-ANN. 3.250% 05/15/2042 4,900,000	4,077,926	3,990,055
	United States of America	SEMI-ANN. 4.000% 11/15/2052 1,500,000	1,607,342	1,308,809
	United States of America	SEMI-ANN. 4.000% 11/15/2042 1,000,000	988,875	900,742
	United States of America	SEMI-ANN. 3.875% 02/15/2043 2,400,000	2,374,721	2,119,875
	United States of America	SEMI-ANN. 3.875% 05/15/2043 3,800,000	3,376,753	3,348,008
	United States of America	SEMI-ANN. 4.375% 08/15/2043 3,600,000	3,354,254	3,390,891
	United States of America	SEMI-ANN. 4.625% 05/15/2044 2,300,000	2,375,818	2,232,078
	United States of America	SEMI-ANN. 4.250% 08/15/2054 1,200,000	1,243,137	1,097,813
	United States of America	SEMI-ANN. FLOAT 04/15/2028 12,800,000	12,585,580	13,123,373
	United States of America	SEMI-ANN. 4.125% 03/31/2029 8,600,000	8,528,057	8,514,336
	United States of America	SEMI-ANN. 3.875% 08/15/2034 5,200,000	4,998,985	4,918,063
	United States of America	ZCP 02/13/2025 6,750,000	6,711,356	6,716,623
	United States of America	FLOATING 04/15/2028 5,324,000	10,340,483	10,900,486
	United States of America	FLOATING 04/15/2029 1,910,000	3,917,737	3,933,725
	United States of America	FLOATING 04/15/2032 269,000	512,186	517,575
	United States of America	FLOATING 01/15/2026 4,187,000	5,784,101	6,656,580
	United States of America	FLOATING 01/15/2028 9,736,000	14,668,130	14,561,981
	United States of America	FLOATING 01/15/2029 3,180,000	4,386,200	4,757,883
	United States of America	FLOATING 02/15/2040 1,380,000	2,047,060	1,942,373
	United States of America	FLOATING 02/15/2041 2,490,000	4,094,242	3,466,604
	United States of America	FLOATING 02/15/2042 4,260,000	5,102,042	4,552,273
	United States of America	SEMI-ANN. FLOAT 02/15/2043 3,970,000	4,991,426	3,986,087
	United States of America	SEMI-ANN. FLOAT 02/15/2044 7,380,000	10,556,501	8,298,047
	United States of America	SEMI-ANN. FLOAT 02/15/2048 3,541,000	3,930,822	3,331,342
	United States of America	SEMI-ANN. FLOAT 07/15/2027 11,530,000	14,340,227	14,355,659
	United States of America	SEMI-ANN. FLOAT 01/15/2028 15,398,000	18,853,931	18,840,823
	United States of America	SEMI-ANN. FLOAT 01/15/2029 4,880,000	5,727,880	5,826,527
	United States of America	SEMI-ANN. FLOAT 07/15/2029 10,423,000	11,575,014	11,912,919
	United States of America	SEMI-ANN. FLOAT 01/15/2026 10,650,000	13,115,024	13,948,240

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	United States of America	SEMI-ANN. FLOAT 07/15/2026 9,345,000	10,255,893	12,013,599
	United States of America	SEMI-ANN. FLOAT 01/15/2027 5,490,000	5,907,447	6,952,591
	United States of America	SEMI-ANN. FLOAT 07/15/2025 2,526,000	3,181,668	3,341,977
	United States of America	SEMI-ANN. FLOAT 07/15/2028 9,110,000	10,407,235	11,004,794
	United States of America	SEMI-ANN. FLOAT 01/15/2030 15,980,000	17,870,005	17,806,341
	United States of America	SEMI-ANN. FLOAT 07/15/2030 11,140,000	12,611,452	12,363,113
	United States of America	SEMI-ANN. FLOAT 10/15/2025 6,600,000	7,320,089	7,932,817
	United States of America	SEMI-ANN. FLOAT 01/15/2031 8,670,000	9,848,454	9,331,461
	United States of America	SEMI-ANN. FLOAT 04/15/2026 2,610,000	2,942,400	3,064,900
	United States of America	SEMI-ANN. FLOAT 07/15/2031 30,740,000	31,994,329	31,875,089
	United States of America	SEMI-ANN. FLOAT 10/15/2026 27,300,000	30,683,178	30,649,903
	United States of America	SEMI-ANN. FLOAT 01/15/2032 9,500,000	9,347,088	9,379,578
	United States of America	SEMI-ANN. FLOAT 04/15/2027 1,400,000	1,394,356	1,499,844
	United States of America	SEMI-ANN. FLOAT 10/15/2027 2,200,000	2,261,350	2,330,062
	United States of America	SEMI-ANN. FLOAT 1/15/2033 11,400,000	11,357,789	11,115,898
	United States of America	SEMI-ANN. FLOAT 7/15/2033 12,000,000	11,740,558	11,671,235
	United States of America	SEMI-ANN. FLOAT 10/15/2028 7,000,000	7,331,652	7,326,603
	United States of America	SEMI-ANN. FLOAT 10/15/2029 4,000,000	3,993,129	3,946,381

	TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES		742,557,757	717,344,174

MORTGAGE-BACKED SECURITIES:
	AREIT 2022-CRE7 LLC	MONTHLY FLT 06/17/2039 1,499,941	1,496,191	1,500,434
	Fannie Mae or Freddie Mac	2.5% 02/25/2025 12,600,000	10,370,391	10,255,247
	Fannie Mae or Freddie Mac	3% 02/25/2054 12,100,000	10,286,891	10,263,091
	Fannie Mae or Freddie Mac	3.5% 02/25/2055 36,250,000	31,891,504	32,041,913
	Fannie Mae or Freddie Mac	4% 02/25/2054 23,600,000	21,499,969	21,567,921
	Fannie Mae or Freddie Mac	4.5% 02/25/2053 27,100,000	25,497,797	25,468,703
	Fannie Mae or Freddie Mac	5% 01/25/2053 9,300,000	8,993,390	8,972,414
	Towd Point Mortgage Trust 2019-HY3	MONTHLY FLOATING 10/25/2059 510,187	510,804	521,331
	Fannie Mae or Freddie Mac	5.5% 02/25/2048 50,600,000	49,815,305	49,880,811
	Fannie Mae or Freddie Mac	6% 02/25/2054 17,600,000	17,708,625	17,673,698
	BIG Commercial Mortgage Trust 2022-BIG	MONTHLY FLT 15/FEB/2039 730,175	697,774	728,570
	Banc of America Mortgage 2005-A Trust	MONTHLY FLOATING 02/25/2035 21,049	15,839	20,177
	Banc of America Funding 2007-C Trust	MONTHLY FLOATING 05/20/2036 34,369	22,173	31,226
	CIM Trust 2023-I2	MONTHLY FLOATING 12/25/2067 546,401	546,391	551,561
	COMM 2016-COR1 Mortgage Trust	MONTHLY 3.091% 10/10/2049 600,000	622,641	578,596
	COMM 2018-COR3 Mortgage Trust	MONTHLY 4.228% 05/10/2051 1,900,000	2,220,105	1,811,829
	CSMC 2020-FACT	MONTHLY FLT 10/15/2037 1,400,000	1,400,000	1,368,500
	CSMC 2020-NET	MONTHLY 2.256% 08/15/2037 347,983	314,272	339,141

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	CSWF 2021-SOP2	MONTHLY FLT 06/15/2034 399,580	375,605	381,242
	CHL Mortgage Pass-Through Trust 2004	MONTHLY FLOATING 11/20/2034 25,161	24,783	23,660
	Citigroup Commercial Mortgage Trust 2016	MONTHLY 3.209% 05/10/2049 500,000	533,711	488,309
	Citigroup Mortgage Loan Trust Inc	MONTHLY FLOATING 10/25/2035 153,211	81,868	133,370
	Government National Mortgage Association	2% 01/15/2054 800,000	648,238	639,138
	Government National Mortgage Association	2.5% 01/15/2053 200,000	170,516	166,907
	EQUS 2021-EQAZ Mortgage Trust	MONTHLY FLT 10/15/2038 799,984	756,985	799,234
	Extended Stay America Trust 2021-ESH	MONTHLY FLT 15/JUL/2038 704,633	702,431	705,513
	Federal Home Loan Mortgage Corp	MONTHLY FLOATING 01/01/2037 51,602	53,514	52,624
	Federal Home Loan Mortgage Corp	MONTHLY FLOATING 09/01/2037 12,087	12,454	12,474
	Federal Home Loan Mortgage Corp	MONTHLY 4.000% 09/01/2039 1,054	1,091	996
	Freddie Mac Pool	MONTHLY 4.000% 10/01/2052 466,013	447,154	427,361
	Freddie Mac Pool	MONTHLY 5.500% 10/01/2053 830,551	830,746	820,424
	Federal Home Loan Mortgage Corp	MONTHLY 4.000% 08/01/2043 4,343	4,497	4,097
	Federal Home Loan Mortgage Corp	MONTHLY 4.000% 09/01/2043 207,234	214,552	192,768
	Freddie Mac Pool	MONTHLY 5.000% 05/01/2053 1,570,050	1,563,426	1,516,859
	Freddie Mac Pool	MONTHLY 5.000% 03/01/2054 298,383	290,248	287,999
	Federal National Mortgage Association	MONTHLY FLOATING 09/25/2041 88,300	87,141	87,638
	Federal National Mortgage Association	MONTHLY 3.000% 04/25/2028 315,006	6,853	6,848
	Federal National Mortgage Association	MONTHLY 2.000% 12/25/2044 74,451	75,568	64,241
	Federal National Mortgage Association	MONTHLY FLOATING 06/25/2055 65,535	65,105	64,541
	Federal National Mortgage Association	MONTHLY FLOAT 06/25/2059 448,025	447,535	437,576
	Federal Home Loan Mortgage Corp	MONTHLY FLOATING 10/15/2043 278,219	269,872	270,926
	Federal Home Loan Mortgage Corp	MONTHLY FLOAT 07/25/2026 234,243	233,306	234,406
	Federal Home Loan Mortgage Corp	MONTHLY 2.500% 12/25/2049 1,584,216	1,613,920	1,357,884
	Freddie Mac Whole Loan Securities Trust	MONTHLY 3.500% 12/25/2046 530,120	546,541	440,854
	Federal National Mortgage Association	MONTHLY 4.000% 06/01/2042 22,517	23,784	21,126
	Federal National Mortgage Association	MONTHLY 4.000% 01/01/2045 94,240	99,939	88,426
	Federal National Mortgage Association	MONTHLY 4.000% 11/01/2044 303,344	321,687	284,658
	Federal National Mortgage Association	MONTHLY 4.000% 01/01/2045 155,556	164,963	146,120
	Federal National Mortgage Association	MONTHLY 4.000% 06/01/2045 45,747	48,513	42,179
	Federal National Mortgage Association	MONTHLY 4.000% 07/01/2042 29,772	31,572	28,080
	Federal National Mortgage Association	MONTHLY 4.000% 11/01/2042 25,677	27,121	24,219
	Federal National Mortgage Association	MONTHLY 3.000% 05/01/2043 347,522	339,051	306,242
	Federal National Mortgage Association	MONTHLY 4.000% 06/01/2043 93,137	98,769	87,536
	Federal National Mortgage Association	MONTHLY 4.000% 07/01/2043 287,144	304,508	269,859
	Federal National Mortgage Association	MONTHLY 4.000% 09/01/2044 1,484,877	1,574,665	1,394,554
	Federal National Mortgage Association	MONTHLY 3.000% 02/01/2046 85,939	85,858	74,722
	Federal National Mortgage Association	MONTHLY 4.000% 08/01/2048 64,392	68,286	60,185
	Federal National Mortgage Association	MONTHLY 4.000% 12/01/2045 267,795	282,859	249,824
	Federal National Mortgage Association	MONTHLY 5.000% 04/01/2053 1,621,795	1,624,583	1,569,982

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	Federal National Mortgage Association	MONTHLY 5.000% 05/01/2053 2,470,380	2,474,626	2,389,443
	Federal National Mortgage Association	MONTHLY 4.000% 06/01/2048 599,495	622,258	555,743
	Federal National Mortgage Association	MONTHLY 4.500% 05/01/2053 89,846	88,217	84,715
	Federal National Mortgage Association	MONTHLY 4.500% 05/01/2053 1,053,361	1,032,788	992,760
	Federal National Mortgage Association	MONTHLY 5.000% 07/01/2053 365,155	354,301	353,693
	Federal National Mortgage Association	MONTHLY 5.000% 07/01/2053 458,963	444,549	444,896
	Federal National Mortgage Association	MONTHLY 4.000% 06/01/2049 754,738	787,463	699,670
	Federal National Mortgage Association	MONTHLY 3.000% 03/01/2052 886,942	799,911	754,316
	Federal National Mortgage Association	MONTHLY 4.000% 06/01/2052 500,321	482,731	463,004
	Federal National Mortgage Association	MONTHLY 4.000% 10/01/2052 83,399	80,624	77,036
	Federal National Mortgage Association	MONTHLY 4.500% 09/01/2052 94,952	93,082	89,471
	Federal National Mortgage Association	MONTHLY 2.500% 02/01/2035 639,499	611,021	607,279
	Federal National Mortgage Association	MONTHLY 4.000% 12/01/2041 144,117	152,832	135,924
	Federal National Mortgage Association	MONTHLY 4.000% 02/01/2043 24,225	25,587	22,737
	Federal National Mortgage Association	MONTHLY 3.000% 09/01/2043 757,950	728,343	667,946
	Federal National Mortgage Association	MONTHLY 3.000% 09/01/2032 1,165,939	1,217,313	1,110,413
	Seasoned Loans Structured Transaction Trust	MONTHLY 2.750% 11/25/2029 840,534	858,681	780,066
	Government National Mortgage Association	MONTHLY 4.000% 06/20/2048 81,735	84,809	76,223
	Government National Mortgage Association	MONTHLY 7.500% 03/15/2029 667	709	678
	GS Mortgage Securities Trust 2015-590M	MONTHLY 3.621% 10/10/2035 700,000	642,387	682,473
	Government National Mortgage Association	MONTHLY FLOAT 07/20/2042 672,568	654,703	662,594
	Government National Mortgage Association	MONTHLY FLOATING 05/20/2037 14,670	14,447	14,649
	Government National Mortgage Association	MONTHLY FLOATING 03/20/2037 37,481	36,913	37,290
	Government National Mortgage Association	MONTHLY FLOAT 05/20/2066 208,884	208,296	208,805
	Government National Mortgage Association	MONTHLY FLOAT 03/20/2066 237,662	238,330	238,197
	Government National Mortgage Association	MONTHLY FLOAT 03/20/2049 408,777	408,586	402,094
	Government National Mortgage Association	MONTHLY FLOAT 03/20/2049 235,724	235,503	231,441
	Government National Mortgage Association	MONTHLY FLOAT 06/20/2044 340,791	339,833	331,541
	Government National Mortgage Association	MONTHLY FLOAT 10/20/2072 355,209	354,598	354,145
	Government National Mortgage Association	MONTHLY FLOAT 12/20/2072 405,837	405,266	411,660
	Government National Mortgage Association	MONTHLY FLOAT 01/20/2073 393,370	393,250	386,578
	Government National Mortgage Association	MONTHLY FLOAT 01/20/2073 998,470	998,072	1,005,664
	Government National Mortgage Association	MONTHLY FLOAT 01/20/2072 353,599	345,061	347,508
	Government National Mortgage Association	MONTHLY FLOAT 01/20/2073 599,426	595,758	601,535
	Government National Mortgage Association	MONTHLY FLOAT 02/20/2073 297,742	297,605	299,960
	Government National Mortgage Association	MONTHLY FLOAT 01/20/2073 596,582	596,401	601,088
	Government National Mortgage Association	MONTHLY FLOAT 02/20/2073 689,019	689,967	688,288
	Government National Mortgage Association	MONTHLY FLOAT 12/20/2073 1,424,829	1,423,114	1,439,446
	HarborView Mortgage Loan Trust 2006-2	MONTHLY FLOATING 02/25/2036 63,486	33,052	16,353
	MFA 2022-INV3 Trust	MONTHLY FLOATING 12/25/2066 312,594	312,593	301,296
	MASTR Adjustable Rate Mortgages Trust	MONTHLY FLOATING 01/25/2036 17,824	13,568	17,111

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	MFA 2023-INV2 Trust	MONTHLY FLOATING 10/25/2058 634,133	632,645	642,414
	Morgan Stanley Capital I 2017-HR2	MONTHLY 3.587% 12/15/2050 400,000	433,344	382,941
	Morgan Stanley Mortgage Loan Trust	MONTHLY FLOATING 07/25/2035 99,306	59,566	86,758
	Morgan Stanley Mortgage Loan Trust	MONTHLY FLOATING 08/25/2034 12,016	6,236	11,460
	Morgan Stanley Mortgage Loan Trust	MONTHLY FLOATING 06/25/2036 26,888	21,733	25,400
	Morgan Stanley Mortgage Loan Trust	MONTHLY FLOATING 06/25/2037 187,495	88,165	104,064
	Morgan Stanley Bank of America Merrill Lynch	MONTHLY 3.732% 05/15/2048 600,000	654,680	588,205
	Morgan Stanley Capital I Trust 2019-L2	MONTHLY 4.071% 03/15/2052 200,000	228,297	190,895
	NYMT Loan Trust 2024-INV1	MONTHLY FLOAT 06/25/2069 995,630	995,619	989,237
	Natixis Commercial Mortgage Securities Trust	MONTHLY FLOATING 03/15/2035 451,451	450,887	451,451
	New Orleans Hotel Trust 2019-HNLA	MONTHLY FLOAT 04/15/2032 1,700,000	1,630,531	1,675,085
	New Residential Mortgage Loan Trust	MONTHLY FLOATING 10/25/2058 78,769	78,769	73,889
	New Residential Mortgage Loan Trust	MONTHLY FLOAT 10/25/2063 536,356	536,349	542,153
	OBX 2023-NQM7 Trust	MONTHLY FLOAT 04/25/2063 523,602	523,594	530,987
	OBX 2024-HYB2 Trust	MONTHLY FLOAT 04/25/2053 676,522	648,403	659,950
	OBX 2023-NQM4 Trust	MONTHLY FLOAT 03/25/2063 395,522	394,142	397,396
	PRKCM 2022-AFC2 Trust	MONTHLY FLOAT 08/25/2057 550,951	535,456	548,639
	PRPM 2024-NQM1 Trust	MONTHLY FLOAT 12/25/2068 695,095	695,094	702,449
	PRKCM 2023-AFC3 Trust	MONTHLY FLOAT 09/25/2058 525,960	525,956	530,901
	RBSGC Mortgage Loan Trust 2007-B	MONTHLY FLOAT 01/25/2037 158,270	61,740	80,202
	RALI Series 2005-QA13 Trust	MONTHLY FLOAT 12/25/2035 317,296	178,776	275,108
	Structured Adjustable Rate Mortgage Loan	MONTHLY FLOATING 01/25/2035 55,872	34,987	53,091
	Structured Adjustable Rate Mortgage Loan	MONTHLY FLOAT 05/25/2036 124,658	67,753	86,430
	Thornburg Mortgage Securities Trust 2007-4	MONTHLY FLOATING 09/25/2037 14,847	11,304	14,637
	Towd Point Mortgage Trust 2019-HY2	MONTHLY FLOAT 05/25/2058 292,233	294,470	298,880
	VMC Finance 2021-FL4 LLC	MONTHLY FLOATING 06/16/2036 48,322	48,322	48,476
	VASA Trust 2021-VASA	MONTHLY FLT 07/15/2039 1,400,000	1,400,000	1,331,483
	WAIKIKI BEACH HOTEL TRUST 2019-WBM	MONTHLY FLT 15/DEC/2033 550,000	538,313	546,362
	Wells Fargo Commercial Mortgage Trust	MONTHLY 3.451% 02/15/2048 764,283	816,977	761,655
	Wells Fargo Commercial Mortgage Trust	MONTHLY 4.023% 03/15/2052 300,000	341,355	288,376
	Wells Fargo Commercial Mortgage Trust	MONTHLY 2.725% 02/15/2053 500,000	518,496	445,090
	Fannie Mae or Freddie Mac	6.5% 02/25/2054 5,000,000	5,091,699	5,102,714
	AREIT 2023-CRE8 LLC	MONTHLY FLOAT 08/17/2041 887,368	882,931	888,478
	BAMLL Commercial Mortgage Securities Tr	MONTHLY FLOAT 09/15/2038 1,100,000	1,100,000	1,047,750
	BSST 2022-1700 Mortgage Trust	MONTHLY FLT 02/15/2037 1,100,000	1,100,000	974,357
	BX Trust 2022-FOX2	MONTHLY FLOAT 04/15/2039 1,541,684	1,418,349	1,533,975
	Banc of America Funding 2007-3 Trust	MONTHLY FLOATING 04/25/2037 59,659	44,901	50,064
	CIM Trust 2019-INV1	MONTHLY FLOATING 02/25/2049 46,634	46,541	45,314
	Alternative Loan Trust 2006-OA17	MONTHLY FLOAT 12/20/2046 239,511	131,740	204,182
	Citigroup Mortgage Loan Trust 2007-10	MONTHLY FLOATING 09/25/2037 47,416	29,640	43,194

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	Government National Mortgage Association	3.5% 02/15/2053 14,000,000	12,526,719	12,506,605
	Freddie Mac Pool	MONTHLY 6.500% 02/01/2054 313,878	320,658	320,617
	Federal Home Loan Mortgage Corp	MONTHLY FLT 01/15/2047 490,683	472,589	478,612
	Federal Home Loan Mortgage Corp	MONTHLY FLT 07/15/2048 120,984	119,774	117,532
	Federal National Mortgage Association	MONTHLY 4.000% 07/01/2048 44,211	47,264	40,975
	Federal National Mortgage Association	MONTHLY 4.000% 03/01/2050 59,829	63,344	54,725
	Federal National Mortgage Association	MONTHLY 6.000% 03/01/2054 8,466,952	8,646,213	8,512,605
	Federal National Mortgage Association	MONTHLY 5.500% 05/01/2054 4,438,073	4,484,014	4,379,960
	Federal National Mortgage Association	MONTHLY 4.000% 08/01/2052 925,560	816,879	847,514
	Government National Mortgage Association	MONTHLY FLOAT 08/20/2068 254,048	250,824	253,167
	Government National Mortgage Association	MONTHLY FLOAT 10/20/2072 4,359,862	4,359,862	4,392,493
	Government National Mortgage Association	MONTHLY FLOAT 07/20/2073 3,851,553	3,836,087	3,887,184
	HarborView Mortgage Loan Trust 2005-9	MONTHLY FLOAT 06/20/2035 576,233	553,184	538,788
	HarborView Mortgage Loan Trust 2005-9	MONTHLY FLOAT 06/20/2035 452,889	441,567	409,849
	MRCD 2019-MARK Mortgage Trust	MONTHLY 2.717% 12/15/2036 1,800,000	1,694,953	1,579,500
	Mill City Mortgage Loan Trust 2019-GS1	MONTHLY FLOATING 07/25/2059 73,050	73,391	70,826
	Mill City Mortgage Loan Trust 2019-GS2	MONTHLY FLOAT 08/25/2059 432,811	435,536	416,152
	RALI Series 2006-QO6 Trust	MONTHLY FLOAT 06/25/2046 123,788	102,966	26,956
	Towd Point Mortgage Trust 2017-6	MONTHLY FLOAT 10/25/2057 335,931	342,925	328,018
	Towd Point Mortgage Trust 2018-2	MONTHLY FLOAT 03/25/2058 629,977	646,022	618,944
	Towd Point Mortgage Trust 2019-1	MONTHLY FLOAT 03/25/2058 178,819	192,567	171,295

	TOTAL MORTGAGE-BACKED SECURITIES		282,966,126	280,632,902

OTHER:
	FIDELITY GOVT PORTFOLIO - INST SHRS	306,883,597 UNITS	306,883,597	306,883,597
	PIMCO FDS PAC INVT MGMT OPN-END FD	1,588,525 UNITS	18,361,897	18,426,892
	TR RECEIPT MISCELLANEOUS INCOME	1 UNIT	1	1
	UNITED STATES OF AMERICA	REPURCHASE AG 6,700,000 SHARES	6,700,000	6,700,000

	TOTAL OTHER		331,945,495	332,010,490

DERIVATIVES RECEIVABLE:
	PURCHASE OPTIONS	PUT SCTY EX 06/16/2025 1	6,600	5,527
	PURCHASE OPTIONS	PUT SCTY EX 06/18/2025 1	6,420	7,278
	PURCHASE OPTIONS	PUT SCTY EX 06/20/2025 1	13,685	13,832
	PURCHASE OPTIONS	PUT SCTY EX 06/26/2025 1	9,350	10,852
	PURCHASE OPTIONS	HICPXT @ % EUR 22/JUN/2035	—	(28,793)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT DEFAULT SWAP	EX 17/Aug/2061 400,000	—	61
	CREDIT DEFAULT SWAP	EX 20/Jun/2026 100,000	—	519
	CREDIT DEFAULT SWAP	EX 20/Jun/2027 100,000	—	372
	CREDIT DEFAULT SWAP	EX 20/Dec/2026 200,000	—	1,101
	INTEREST RATE SWAP	EX 29/Dec/2033 400,000	—	6,306
	INTEREST RATE SWAP	EX 19/Aug/2034 400,000	—	15,415
	INTEREST RATE SWAP	EX 21/Aug/2034 160,000	—	6,622
	CREDIT DEFAULT SWAP	EX 20/Jun/2025 800,000	—	2,931
	INFLATION SWAP	CPI EX 24/Feb/2031 1,000,000		203,970
	INFLATION SWAP	VM EX 24/Feb/2031 1,000,000	203,970	(203,970)
	INFLATION SWAP	CPI EX 24/Feb/2031 900,000		183,573
	INFLATION SWAP	VM EX 24/Feb/2031 900,000	183,573	(183,573)
	INFLATION SWAP	CPI EX 26/Feb/2026 2,000,000		414,430
	INFLATION SWAP	VM EX 26/Feb/2026 2,000,000	414,430	(414,430)
	INFLATION SWAP	CPI EX 05/Mar/2026 2,400,000		492,028
	INFLATION SWAP	VM EX 05/Mar/2026 2,400,000	492,028	(492,028)
	INFLATION SWAP	CPI EX 13/May/2026 2,000,000		381,952
	INFLATION SWAP	VM EX 13/May/2026 2,000,000	381,952	(381,952)
	INFLATION SWAP	CPI EX 14/May/2026 800,000		152,354
	INFLATION SWAP	VM EX 14/May/2026 800,000	152,354	(152,354)
	INFLATION SWAP	CPI EX 26/Aug/2028 1,600,000		254,128
	INFLATION SWAP	VM EX 26/Aug/2028 1,600,000	254,128	(254,128)
	INFLATION SWAP	CPI EX 10/Sep/2028 500,000		76,209
	INFLATION SWAP	VM EX 10/Sep/2028 500,000	76,209	(76,209)
	INTEREST RATE SWAP	OIS EX 20/MAR/2028 6,120,000		578
	INTEREST RATE SWAP	VM EX 20/MAR/2028 6,120,000	578	(578)
	INTEREST RATE SWAP	OIS EX 20/SEP/2027 23,000,000		1,740
	INTEREST RATE SWAP	VM EX 20/SEP/2027 23,000,000	1,740	(1,740)
	INFLATION SWAP	CPI EX 15/May/2027 1,000,000		94,555
	INFLATION SWAP	VM EX 15/May/2027 1,000,000	94,555	(94,555)
	INTEREST RATE SWAP	IRS EX 04/Nov/2052 1,300,000		551,724
	INTEREST RATE SWAP	VM EX 04/Nov/2052 1,300,000	551,724	(551,724)
	INTEREST RATE SWAP	IRS EX 04/Nov/2052 1,200,000		510,552
	INTEREST RATE SWAP	VM EX 04/Nov/2052 1,200,000	510,552	(510,552)
	INTEREST RATE SWAP	IRS EX 08/Nov/2052 1,490,000		632,203
	INTEREST RATE SWAP	VM EX 08/Nov/2052 1,490,000	632,203	(632,203)
	INTEREST RATE SWAP	IRS EX 08/Nov/2052 810,000		343,681
	INTEREST RATE SWAP	VM EX 08/Nov/2052 810,000	343,681	(343,681)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 3,400,000		628,129
	INTEREST RATE SWAP	VM EX 13/FEB/2054 3,400,000	628,129	(628,129)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 100,000		18,474

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	VM EX 13/FEB/2054 100,000	18,474	(18,474)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 1,330,000		245,709
	INTEREST RATE SWAP	VM EX 13/FEB/2054 1,330,000	245,709	(245,709)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 1,070,000		197,676
	INTEREST RATE SWAP	VM EX 13/FEB/2054 1,070,000	197,676	(197,676)
	INTEREST RATE SWAP	IRS EX 15/Aug/2032 4,900,000		210,819
	INTEREST RATE SWAP	VM EX 15/Aug/2032 4,900,000	210,819	(210,819)
	INFLATION SWAP	CPI EX 15/Apr/2053 700,000		84,586
	INFLATION SWAP	VM EX 15/Apr/2053 700,000	84,586	(84,586)
	INTEREST RATE SWAP	OIS EX 15/DEC/2031 278,000,000		43,967
	INTEREST RATE SWAP	VM EX 15/DEC/2031 278,000,000	43,967	(43,967)
	INTEREST RATE SWAP	OIS EX 14/SEP/2028 255,000,000		10,622
	INTEREST RATE SWAP	VM EX 14/SEP/2028 255,000,000	10,622	(10,622)
	INTEREST RATE SWAP	OIS EX 14/SEP/2028 255,000,000		10,622
	INTEREST RATE SWAP	VM EX 14/SEP/2028 255,000,000	10,622	(10,622)
	INFLATION SWAP	CPI EX 15/Sep/2053 200,000		31,282
	INFLATION SWAP	VM EX 15/Sep/2053 200,000	31,282	(31,282)
	INFLATION SWAP	CPI EX 15/Oct/2053 100,000		15,011
	INFLATION SWAP	VM EX 15/Oct/2053 100,000	15,011	(15,011)
	INFLATION SWAP	CPI EX 15/Sep/2053 100,000		15,641
	INFLATION SWAP	VM EX 15/Sep/2053 100,000	15,641	(15,641)
	INFLATION SWAP	CPI EX 15/Oct/2053 300,000		45,032
	INFLATION SWAP	VM EX 15/Oct/2053 300,000	45,032	(45,032)
	INFLATION SWAP	CPI EX 15/Oct/2053 200,000		26,240
	INFLATION SWAP	VM EX 15/Oct/2053 200,000	26,240	(26,240)
	INTEREST RATE SWAP	OIS EX 15/NOV/2053 1,930,000		636,677
	INTEREST RATE SWAP	VM EX 15/NOV/2053 1,930,000	636,677	(636,677)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 1,000,000		9,161
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 1,000,000	9,161	(9,161)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2028 800,000		13,483
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2028 800,000	13,483	(13,483)
	INTEREST RATE SWAP	OIS EX 16/JUN/2051 5,000,000		2,436,935
	INTEREST RATE SWAP	VM EX 16/JUN/2051 5,000,000	2,436,935	(2,436,935)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2028 300,000		4,847
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2028 300,000	4,847	(4,847)
	INTEREST RATE SWAP	OIS EX 26/JUN/2053 4,100,000		1,387,291
	INTEREST RATE SWAP	VM EX 26/JUN/2053 4,100,000	1,387,291	(1,387,291)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 100,000		1,268
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 100,000	1,268	(1,268)
	INTEREST RATE SWAP	OIS EX 26/JUN/2053 4,100,000		1,401,369
	INTEREST RATE SWAP	VM EX 26/JUN/2053 4,100,000	1,401,369	(1,401,369)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2028 200,000		3,560
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2028 200,000	3,560	(3,560)
	INTEREST RATE SWAP	OIS EX 15/DEC/2051 700,000		258,560
	INTEREST RATE SWAP	VM EX 15/DEC/2051 700,000	258,560	(258,560)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2027 700,000		4,152
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2027 700,000	4,152	(4,152)
	INTEREST RATE SWAP	OIS EX 20/DEC/2033 5,760,000		243,203
	INTEREST RATE SWAP	VM EX 20/DEC/2033 5,760,000	243,203	(243,203)
	INTEREST RATE SWAP	OIS EX 20/JUN/2048 6,700,000		1,840,127
	INTEREST RATE SWAP	VM EX 20/JUN/2048 6,700,000	1,840,127	(1,840,127)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2028 1,000,000		136,687
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2028 1,000,000	136,687	(136,687)
	INTEREST RATE SWAP	OIS EX 15/JUN/2032 13,770,000		2,032,687
	INTEREST RATE SWAP	VM EX 15/JUN/2032 13,770,000	2,032,687	(2,032,687)
	INTEREST RATE SWAP	OIS EX 09/JUN/2041 8,470,000		3,167,996
	INTEREST RATE SWAP	VM EX 09/JUN/2041 8,470,000	3,167,996	(3,167,996)
	INTEREST RATE SWAP	OIS EX 30/JUN/2053 9,700,000		3,244,099
	INTEREST RATE SWAP	VM EX 30/JUN/2053 9,700,000	3,244,099	(3,244,099)
	INTEREST RATE SWAP	OIS EX 31/DEC/2025 21,300,000		51,550
	INTEREST RATE SWAP	VM EX 31/DEC/2025 21,300,000	51,550	(51,550)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 2,200,000		167,171
	INTEREST RATE SWAP	VM EX 20/JUN/2054 2,200,000	167,171	(167,171)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 200,000		15,197
	INTEREST RATE SWAP	VM EX 20/JUN/2054 200,000	15,197	(15,197)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 300,000		22,796
	INTEREST RATE SWAP	VM EX 20/JUN/2054 300,000	22,796	(22,796)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 8,800,000		16,743
	INTEREST RATE SWAP	VM EX 20/JUN/2026 8,800,000	16,743	(16,743)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 400,000		30,395
	INTEREST RATE SWAP	VM EX 20/JUN/2054 400,000	30,395	(30,395)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 1,100,000		83,586
	INTEREST RATE SWAP	VM EX 20/JUN/2054 1,100,000	83,586	(83,586)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 1,000,000		75,987
	INTEREST RATE SWAP	VM EX 20/JUN/2054 1,000,000	75,987	(75,987)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 200,000		15,197
	INTEREST RATE SWAP	VM EX 20/JUN/2054 200,000	15,197	(15,197)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 500,000		37,994
	INTEREST RATE SWAP	VM EX 20/JUN/2054 500,000	37,994	(37,994)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 400,000		30,395
	INTEREST RATE SWAP	VM EX 20/JUN/2054 400,000	30,395	(30,395)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 200,000		15,197

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	VM EX 20/JUN/2054 200,000	15,197	(15,197)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 300,000		22,796
	INTEREST RATE SWAP	VM EX 20/JUN/2054 300,000	22,796	(22,796)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 600,000		45,592
	INTEREST RATE SWAP	VM EX 20/JUN/2054 600,000	45,592	(45,592)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 10,700,000		20,358
	INTEREST RATE SWAP	VM EX 20/JUN/2026 10,700,000	20,358	(20,358)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 3,800,000		7,230
	INTEREST RATE SWAP	VM EX 20/JUN/2026 3,800,000	7,230	(7,230)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 300,000		22,796
	INTEREST RATE SWAP	VM EX 20/JUN/2054 300,000	22,796	(22,796)
	INTEREST RATE SWAP	OIS EX 20/JUN/2054 300,000		22,796
	INTEREST RATE SWAP	VM EX 20/JUN/2054 300,000	22,796	(22,796)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 11,200,000		21,310
	INTEREST RATE SWAP	VM EX 20/JUN/2026 11,200,000	21,310	(21,310)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 10,200,000		19,407
	INTEREST RATE SWAP	VM EX 20/JUN/2026 10,200,000	19,407	(19,407)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 3,700,000		7,040
	INTEREST RATE SWAP	VM EX 20/JUN/2026 3,700,000	7,040	(7,040)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 1,900,000		3,615
	INTEREST RATE SWAP	VM EX 20/JUN/2026 1,900,000	3,615	(3,615)
	INTEREST RATE SWAP	OIS EX 20/JUN/2026 7,600,000		14,460
	INTEREST RATE SWAP	VM EX 20/JUN/2026 7,600,000	14,460	(14,460)
	INTEREST RATE SWAP	OIS EX 18/DEC/2054 2,200,000		164,708
	INTEREST RATE SWAP	VM EX 18/DEC/2054 2,200,000	164,708	(164,708)
	INTEREST RATE SWAP	OIS EX 18/DEC/2026 11,400,000		72,195
	INTEREST RATE SWAP	VM EX 18/DEC/2026 11,400,000	72,195	(72,195)
	INTEREST RATE SWAP	OIS EX 18/DEC/2026 3,800,000		24,065
	INTEREST RATE SWAP	VM EX 18/DEC/2026 3,800,000	24,065	(24,065)
	INTEREST RATE SWAP	OIS EX 18/DEC/2026 1,900,000		12,032
	INTEREST RATE SWAP	VM EX 18/DEC/2026 1,900,000	12,032	(12,032)
	INTEREST RATE SWAP	OIS EX 18/DEC/2026 3,800,000		24,065
	INTEREST RATE SWAP	VM EX 18/DEC/2026 3,800,000	24,065	(24,065)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,500,000		20,309
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,500,000	20,309	(20,309)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,550,000		20,986
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,550,000	20,986	(20,986)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,550,000		20,986
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,550,000	20,986	(20,986)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,550,000		20,986
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,550,000	20,986	(20,986)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,550,000		20,986
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,550,000	20,986	(20,986)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 7,500,000		101,547
	INTEREST RATE SWAP	VM EX 19/Mar/2035 7,500,000	101,547	(101,547)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,300,000		17,602
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,300,000	17,602	(17,602)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,300,000		17,602
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,300,000	17,602	(17,602)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,300,000		17,602
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,300,000	17,602	(17,602)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,300,000		17,602
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,300,000	17,602	(17,602)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 3,050,000		41,296
	INTEREST RATE SWAP	VM EX 19/Mar/2035 3,050,000	41,296	(41,296)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 3,050,000		41,296
	INTEREST RATE SWAP	VM EX 19/Mar/2035 3,050,000	41,296	(41,296)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 3,050,000		41,296
	INTEREST RATE SWAP	VM EX 19/Mar/2035 3,050,000	41,296	(41,296)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,500,000		20,309
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,500,000	20,309	(20,309)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 1,500,000		20,309
	INTEREST RATE SWAP	VM EX 19/Mar/2035 1,500,000	20,309	(20,309)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,600,000		35,713
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,600,000	35,713	(35,713)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 2,400,000		53,570
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 2,400,000	53,570	(53,570)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 3,700,000		82,587
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 3,700,000	82,587	(82,587)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 5,000,000		111,604
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 5,000,000	111,604	(111,604)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 5,000,000		111,604
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 5,000,000	111,604	(111,604)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 6,400,000		142,853
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 6,400,000	142,853	(142,853)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 2,500,000		55,802
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 2,500,000	55,802	(55,802)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 3,800,000		84,819

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 3,800,000	84,819	(84,819)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 2,600,000		58,034
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 2,600,000	58,034	(58,034)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,900,000		42,409
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,900,000	42,409	(42,409)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 2,600,000		58,034
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 2,600,000	58,034	(58,034)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,100,000		24,553
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,100,000	24,553	(24,553)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,100,000		24,553
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,100,000	24,553	(24,553)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 2,600,000		58,034
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 2,600,000	58,034	(58,034)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 2,600,000		58,034
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 2,600,000	58,034	(58,034)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 900,000		20,089
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 900,000	20,089	(20,089)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 800,000		17,857
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 800,000	17,857	(17,857)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 600,000		13,392
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 600,000	13,392	(13,392)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 600,000		13,392
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 600,000	13,392	(13,392)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,300,000		29,017
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,300,000	29,017	(29,017)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,500,000		33,481
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,500,000	33,481	(33,481)
	INTEREST RATE SWAP	IRS EX 19/Mar/2035 3,800,000		51,451
	INTEREST RATE SWAP	VM EX 19/Mar/2035 3,800,000	51,451	(51,451)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 1,600,000		35,713
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 1,600,000	35,713	(35,713)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 2,200,000		49,106
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 2,200,000	49,106	(49,106)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2029 4,100,000		91,515
	CREDIT INDEX SWAP	VM EX 20/DEC/2029 4,100,000	91,515	(91,515)
	EURO-BTP FU BOND	FUTURE LONG EX 03/06/2025		13,893
	EURO-BTP FU BOND	VM EX 03/06/2025 SIZE 100,000	13,893	(13,893)
	EURO-SCHATZ FUT BOND	FUTURE LONG EX 03/06/2025		19,837
	EURO-SCHATZ FUT BOND	VM EX 03/06/2025 SIZE 100,000	19,837	(19,837)
	EURO-OAT FUTURE BOND	FUTURE LONG EX 03/06/2025		234,782
	EURO-OAT FUTURE BOND	VM EX 03/06/2025 SIZE 100,000	234,782	(234,782)
	EURO-BOBL FUTURE BOND	FUTURE LONG EX 03/06/2025		6,031
	EURO-BOBL FUTURE BOND	VM EX 03/06/2025 SIZE 100,000	6,031	(6,031)
	EURO-BUND FUTURE BOND	FUTURE LONG EX 03/06/2025		23,782
	EURO-BUND FUTURE BOND	VM EX 03/06/2025 SIZE 100,000	23,782	(23,782)
	US 2YR NOTE (CBT) BOND	FUTURE LONG EX 03/31/2025		4,555

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	US 2YR NOTE (CBT) BOND	VM EX 03/31/2025 SIZE 200,000	4,555	(4,555)
	US 10YR NOTE (CBT) BOND	FUTURE LONG EX 03/20/2025		541,657
	US 10YR NOTE (CBT) BOND	VM EX 03/20/2025 SIZE 100,000	541,657	(541,657)
	US LONG BOND(CBT) BOND	FUTURE LONG EX 03/20/2025		20,988
	US LONG BOND(CBT) BOND	VM EX 03/20/2025 SIZE 100,000	20,988	(20,988)
	US LONG BOND(CBT) BOND	FUTURE LONG EX 03/20/2025		271,965
	US LONG BOND(CBT) BOND	VM EX 03/20/2025 SIZE 100,000	271,965	(271,965)
	US 10YR ULTRA FUT BOND	FUTURE LONG EX 03/20/2025		231,821
	US 10YR ULTRA FUT BOND	VM EX 03/20/2025 SIZE 100,000	231,821	(231,821)
	US ULTRA BOND CBT BOND	FUTURE LONG EX 03/20/2025		242,551
	US ULTRA BOND CBT BOND	VM EX 03/20/2025 SIZE 100,000	242,551	(242,551)
	FORWARD CURRENCY CONTRACTS - HKD	HKD RATE 7.76	—	6
	FORWARD CURRENCY CONTRACTS - HKD	HKD RATE 7.77	—	4
	FORWARD CURRENCY CONTRACTS - HKD	HKD RATE 7.76	—	40
	FORWARD CURRENCY CONTRACTS - HKD	HKD RATE 7.77	—	5
	FORWARD CURRENCY CONTRACTS - AUD	AUD RATE 1.54	—	8,601
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.95	—	326,844
	FORWARD CURRENCY CONTRACTS - DKK	DKK RATE 7.07	—	21,607
	FORWARD CURRENCY CONTRACTS - DKK	DKK RATE 7.07	—	7,443
	FORWARD CURRENCY CONTRACTS - JPY	JPY RATE 150.45	—	132,766
	FORWARD CURRENCY CONTRACTS - CAD	CAD RATE 1.40	—	15,617
	FORWARD CURRENCY CONTRACTS - JPY	JPY RATE 149.29	—	175,533
	FORWARD CURRENCY CONTRACTS - GBP	GBP RATE 0.79	—	2,828
	FORWARD CURRENCY CONTRACTS -MXN	MXN RATE 20.46	—	2,032
	FORWARD CURRENCY CONTRACTS - JPY	JPY RATE 153.25	—	3,612
	FORWARD CURRENCY CONTRACTS -MXN	MXN RATE 20.51	—	1,897
	FORWARD CURRENCY CONTRACTS -TWD	TWD RATE 32.60	—	8,970
	FORWARD CURRENCY CONTRACTS -KRW	KRW RATE 1,443.88	—	22,401
	FORWARD CURRENCY CONTRACTS - ILS	ILS RATE 3.63	—	303
	FORWARD CURRENCY CONTRACTS - CHF	CHF RATE 0.89	—	8,625
	FORWARD CURRENCY CONTRACTS - AUD	AUD RATE 1.60	—	3,688
	FORWARD CURRENCY CONTRACTS - IDR	IDR RATE 16,254.00		2,056

	TOTAL DERIVATIVES RECEIVABLE		27,792,449	786,901

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
COLLECTIVE INVESTMENT FUNDS:
	BLCKRCK DEVELOPED REAL	16,775,303 UNITS	182,651,957	201,119,105
	BLCKRCK EAFE EQUITY	257,537,756 UNITS	2,887,684,646	3,530,610,852
	BLCKRCK EAFE SMALL CAP	26,187,707 UNITS	275,316,127	314,155,585
	BLCKRCK EMER MARKETS	112,937,992 UNITS	1,165,027,999	1,241,651,579
	BLCKRCK EQUITY INDEX	529,243,741 UNITS	7,100,798,636	13,080,947,070
	BLCKRCK RUSSELL GROWTH 1000	140,023,466 UNITS	1,885,315,977	4,382,692,478
	BLCKRCK RUSSELL VALUE 1000	97,008,625 UNITS	1,064,923,928	1,742,119,699
	BLCKRCK RUSSELL 2000	83,914,431 UNITS	1,000,537,388	1,327,744,480
	BLCKRCK U.S. DEBT	233,538,190 UNITS	2,488,818,417	2,531,694,098
	BLCKRCK U.S. TIPS U/A	8,298,962 UNITS	92,504,199	97,634,797
*	JPMAM EMBI GLOBAL FUND	5,109,595 UNITS	82,483,552	94,118,733
*	JPMCB CORE BOND FUND	30,130,782 UNITS	584,483,516	639,073,892
*	JPMCB LIQUIDITY	68,225,700 UNITS	68,225,700	68,225,700
	BLCKRCK SHORT-TERM	63,297,356 UNITS	63,297,356	63,297,356
	SSGA S&P MIDCAP INDEX	98,848,131 UNITS	1,413,814,667	2,516,871,112

	TOTAL COLLECTIVE INVESTMENT FUNDS		20,355,884,065	31,831,956,536

	SUBTOTAL INVESTMENTS AT FAIR VALUE		31,103,054,318	48,456,994,446

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
*	JPMAM/VOYA CONTRACT MCA	CONTRACT - 3.36%	32,508,939	32,508,939
*	JPMAM/PRUD'L CONTRACT	CONTRACT - 3.43%	31,871,884	31,871,884
*	JPMAM/METLIFE GAC	CONTRACT - 3.43%	31,482,776	31,482,776
*	JPMAM/TRANSAMERICA CONTRACT	CONTRACT - 3.37%	32,391,315	32,391,315
*	JPMAM/PACIFIC LIFE CONTRACT	CONTRACT - 3.40%	31,911,441	31,911,441
*	JPMC INTERMEDT AGGREGATE SEP ACCT	SEPARATE ACCT 2,271,585,254 UNITS	2,111,418,899	2,111,418,899
	TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS		2,271,585,254	2,271,585,254

	TOTAL INVESTMENTS		33,374,639,572	50,728,579,700

*	PARTICIPANT NOTES RECEIVABLE	INT RATE: 3.25 – 10.00%	—	639,249,249

	TOTAL INVESTMENTS INCLUDING NOTES RECEIVABLE FROM PARTICIPANTS		$33,374,639,572	$51,367,828,949

* PARTY-IN-INTEREST AS DEFINED BY ERISA

GLOSSARY OF ACRONYMS
FLT: FLOATING/VARIABLE RATE
ZCP: ZERO COUPON

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
FOLLOWING ARE THE PURCHASES AND SALES OF NON-EXCLUDED ASSETS:
DERIVATIVES:
	ECOPETROL SA CALL BOND FIXED	8.375% 01/19/2036 600,000	$(596,646)	$600,250
	E-MINI RUSS EX 9/20/2024 SIZE 50	EXPIRES 09/20/2024 SIZE 50	—	273,108
	E-MINI RUSS EX 6/21/2024 SIZE 50	EXPIRES 06/21/2024 SIZE 50	—	344,013
	10 YEAR US TREASURY NOTES	CALL SCTY EX 02/23/2024 100,000	1,307	—
	10 YEAR US TREASURY NOTES	CALL SCTY EX 03/22/2024 100,000	3,807	(1)
	30 YEAR US TREASURY BONDS	CALL SCTY EX 02/23/2024 100,000	2,557	—
	5 YEAR US TREASURY NOTES	CALL SCTY EX 02/23/2024 100,000	436	—
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 09/18/2024 1	(18,460)	8,158
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 09/18/2024 1	(4,440)	1,440
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 11/20/2024 1	(5,330)	—
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 11/20/2024 1	(5,250)	—
	SWAPTION - SOP	PUT SCTY EX 02/21/2025 1	(54,240)	54,240
	SWAPTION - SOP	PUT SCTY EX 02/24/2025 1	(50,380)	64,120
	SWAPTION - SOP	PUT SCTY EX 02/19/2025 1	(41,065)	61,120
	SWAPTION - SOP	PUT SCTY EX 02/18/2025 1	(53,146)	50,980
	SWAPTION - SOP	CALL SCTY EX 09/15/2025 1	(16,250)	31,875
	SWAPTION - SOP	CALL SCTY EX 09/15/2025 1	(16,250)	34,250
	SWAPTION - SOP	CALL SCTY EX 09/17/2025 1	(22,920)	60,135
	SWAPTION - SOP	CALL SCTY EX 02/27/2025 1	(26,220)	5,702
	SWAPTION - SOP	CALL SCTY EX 09/18/2025 1	(9,120)	25,080
	SWAPTION - SOP	CALL SCTY EX 06/24/2025 1	(32,958)	15,645
	SWAPTION - SOP	CALL SCTY EX 06/04/2025 1	(31,154)	19,305
	SWAPTION - SOP	CALL SCTY EX 01/13/2025 1	(29,260)	56,788
	SWAPTION - SOP	CALL SCTY EX 05/29/2025 1	(37,548)	16,830
	SWAPTION - SOP	CALL SCTY EX 02/13/2025 1	(51,193)	59,160
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/08/2024 1	1,688	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/08/2024 1	781	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/08/2024 1	1,430	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/05/2024 1	855	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/08/2024 1	656	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/08/2024 1	1,375	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/05/2024 1	656	—
	CREDIT DEFAULT SWAP - CDS	BA 2.6 30Oct25@1%USD 20/JUN/2029	—	—
	CREDIT DEFAULT SWAP - CDS	BA 2.6 30Oct25@1%USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1%USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.42-V@1 %USD 20/JUN/2029	—	—
	CREDIT INDEX SWAP - CDI	CDX.NA.IG.43-V@1 %USD 20/DEC/2029	—	—
	DELOS FINANCE S.A.R.L.	MONTHLY FLOATING 10/31/2027	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—
	INTEREST RATE SWAP - IRS	3/EURIBOR 0.0000 EUR 20/Mar/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—
	INTEREST RATE SWAP - IRS	2.5/EURIBOR 0.0000 EUR 18/Sep/2054	—	—
	INTEREST RATE SWAP - IRS	2.75/EURIBOR 0.0000 EUR 18/Sep/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.684% USD 03/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.67% USD 08/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.6475% USD 08/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.594% USD 09/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.6% USD 17/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.7575% USD 18/JAN/2026	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.8% USD 18/APR/2026	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.76% USD 18/JAN/2026	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.9% USD 22/MAR/2026	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.744% USD 22/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.735% USD 23/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.685% USD 24/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.665% USD 24/JAN/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.75% USD 20/JUN/2029	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.725% USD 07/FEB/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.783% USD 07/FEB/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.783% USD 07/FEB/2025	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.269% USD 15/MAY/2026	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.7% USD 15/FEB/2026	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.7% USD 15/FEB/2026	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.86% USD 21/FEB/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.86% USD 21/FEB/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.94% USD 22/FEB/2029	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.97% USD 27/FEB/2029	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.71% USD 05/MAR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.65% USD 05/MAR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.555% USD 05/MAR/2054	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.76179% USD 15/NOV/2033	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.7995% USD 15/NOV/2033	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.9% USD 10/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.9% USD 15/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.08% USD 17/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SONIA +0% /3.94% GBP 16/JUL/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.15% USD 22/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.085% USD 22/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.105% USD 24/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.17% USD 17/DEC/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.095% USD 18/FEB/2035	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.078% USD 29/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.09% USD 30/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.09% USD 30/APR/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.13% USD 03/MAY/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.2% USD 06/MAY/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.01% USD 17/MAY/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.06% USD 02/JUL/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.994% USD 02/JUL/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.88% USD 10/JUL/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.885% USD 12/JUL/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.795% USD 06/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.715% USD 07/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.645% USD 07/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.679% USD 13/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.569% USD 14/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.595% USD 19/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.532% USD 20/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.558% USD 21/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.613% USD 22/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.611% USD 28/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.599% USD 28/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.565% USD 28/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.643% USD 28/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.605% USD 28/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.6% USD 28/AUG/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.232% USD 10/SEP/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.28% USD 16/SEP/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.248% USD 18/SEP/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.231% USD 18/SEP/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.45% USD 11/OCT/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.375% USD 15/OCT/2034	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.446% USD 23/OCT/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.463% USD 23/OCT/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.481% USD 29/OCT/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.465% USD 30/OCT/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.485% USD 30/OCT/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.495% USD 30/OCT/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.455% USD 01/NOV/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.47% USD 01/NOV/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.435% USD 05/NOV/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.515% USD 06/NOV/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.866% USD 14/NOV/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.86% USD 14/NOV/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /3.855% USD 19/NOV/2034	—	—
	OVERNIGHT INDEX SWAP - OIS	SOFR +0% /4.015% USD 30/DEC/2034	—	—
	AUST 10Y BOND FUT BOND	EXPIRES 12/16/2024 SIZE 100,000	—	(120,152)
	AUST 10Y BOND FUT BOND	EXPIRES 09/16/2024 SIZE 100,000	—	137,205
	AUST 10Y BOND FUT BOND	EXPIRES 06/17/2024 SIZE 100,000	—	(74,502)
	E-MINI RUSS 2000 EQUITY	EXPIRES 12/20/2024 SIZE 50	—	782,689
	EURO-BOBL FUTURE BOND	EXPIRES 12/06/2024 SIZE 100,000	—	(4,794)
	EURO-BOBL FUTURE BOND	EXPIRES 06/06/2024 SIZE 100,000	—	14,555
	EURO-BOBL FUTURE BOND	EXPIRES 09/06/2024 SIZE 100,000	—	(16,590)
	EURO-BTP FUTURE BOND	EXPIRES 12/06/2024 SIZE 100,000	—	101,393
	EURO-BTP FUTURE BOND	EXPIRES 06/06/2024 SIZE 100,000	—	16,303
	EURO-BTP FUTURE BOND	EXPIRES 09/06/2024 SIZE 100,000	—	105,983
	EURO-BUND FUTURE BOND	EXPIRES 12/06/2024 SIZE 100,000	—	(13,996)
	EURO-BUND FUTURE BOND	EXPIRES 06/06/2024 SIZE 100,000	—	132,194
	EURO-BUND FUTURE BOND	EXPIRES 09/06/2024 SIZE 100,000	—	(110,199)
	EURO-BUXL 30Y BND BOND	EXPIRES 12/06/2024 SIZE 100,000	—	(50,250)
	EURO-BUXL 30Y BND BOND	EXPIRES 06/06/2024 SIZE 100,000	—	56,347
	EURO-BUXL 30Y BND BOND	EXPIRES 03/06/2025 SIZE 100,000	—	361
	EURO-BUXL 30Y BND BOND	EXPIRES 09/06/2024 SIZE 100,000	—	(83,264)
	EURO-OAT FUTURE BOND	EXPIRES 12/06/2024 SIZE 100,000	—	(8,478)
	EURO-OAT FUTURE BOND	EXPIRES 06/06/2024 SIZE 100,000	—	72,242
	EURO-OAT FUTURE BOND	EXPIRES 09/06/2024 SIZE 100,000	—	(179,162)
	EURO-SCHATZ FUT BOND	EXPIRES 12/06/2024 SIZE 100,000	—	(21,677)
	EURO-SCHATZ FUT BOND	EXPIRES 06/06/2024 SIZE 100,000	—	108,650
	EURO-SCHATZ FUT BOND	EXPIRES 09/06/2024 SIZE 100,000	—	5,584
	EUX ACAL EUR-SCHATZ	EXPIRES 09/20/2024 SIZE 100,000	—	8,203
	EUX ACAL EUR-SCHATZ	EXPIRES 10/25/2024 SIZE 100,000	—	10,064
	EUX ACAL EURO-SCHATZ	EXPIRES 07/26/2024 SIZE 100,000	—	22,523
	FED FUND 30DAY INTEREST RATE	EXPIRES 08/30/2024 SIZE 4,167	—	(1,260)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SHORT EURO-BTP FU BOND	EXPIRES 12/06/2024 SIZE 100,000	—	(54,839)
	SHORT EURO-BTP FU BOND	EXPIRES 06/06/2024 SIZE 100,000	—	37,851
	SHORT EURO-BTP FU BOND	EXPIRES 09/06/2024 SIZE 100,000	—	(80,460)
	US LONG BOND(CBT) BOND	EXPIRES 06/18/2024 SIZE 100,000	—	(92,169)
	US LONG BOND(CBT) BOND	EXPIRES 12/19/2024 SIZE 100,000	—	507,325
	US LONG BOND(CBT) BOND	EXPIRES 09/19/2024 SIZE 100,000	—	(562,561)
	US ULTRA BOND CBT BOND	EXPIRES 06/18/2024 SIZE 100,000	—	96,771
	US ULTRA BOND CBT BOND	EXPIRES 12/19/2024 SIZE 100,000	—	726,531
	US ULTRA BOND CBT BOND	EXPIRES 09/19/2024 SIZE 100,000	—	(578,156)
	US 10YR NOTE (CBT) BOND	EXPIRES 06/18/2024 SIZE 100,000	—	828,421
	US 10YR NOTE (CBT) BOND	EXPIRES 12/19/2024 SIZE 100,000	—	584,318
	US 10YR NOTE (CBT) BOND	EXPIRES 09/19/2024 SIZE 100,000	—	(1,189,065)
	US 10YR ULTRA FUT BOND	EXPIRES 06/18/2024 SIZE 100,000	—	(270,213)
	US 10YR ULTRA FUT BOND	EXPIRES 12/19/2024 SIZE 100,000	—	(684,796)
	US 10YR ULTRA FUT BOND	EXPIRES 09/19/2024 SIZE 100,000	—	693,113
	US 2YR NOTE (CBT) BOND	EXPIRES 06/28/2024 SIZE 200,000	—	325,201
	US 2YR NOTE (CBT) BOND	EXPIRES 09/30/2024 SIZE 200,000	—	(843,597)
	US 2YR NOTE (CBT) BOND	EXPIRES 12/31/2024 SIZE 200,000	—	830,676
	US 5YR NOTE (CBT) BOND	EXPIRES 06/28/2024 SIZE 100,000	—	406,184
	US 5YR NOTE (CBT) BOND	EXPIRES 09/30/2024 SIZE 100,000	—	(649,002)
	US 5YR NOTE (CBT) BOND	EXPIRES 12/31/2024 SIZE 100,000	—	189,155
	3MO EURO EURIBOR INTEREST	EXPIRES 09/14/2026 SIZE 2,500	—	36,458
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 09/18/2024 1	17,680	(5,720)
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 09/18/2024 1	4,320	(1,200)
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 11/20/2024 1	4,680	—
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 11/20/2024 1	5,000	—
	SWAPTION - SOP	CALL SCTY EX 09/15/2025 1	16,250	(6,875)
	SWAPTION - SOP	CALL SCTY EX 09/15/2025 1	16,250	(6,250)
	SWAPTION - SOP	CALL SCTY EX 09/17/2025 1	22,920	—
	SWAPTION - SOP	CALL SCTY EX 09/18/2025 1	9,120	(3,192)
	SWAPTION - SOP	CALL SCTY EX 08/16/2024 1	19,949	(7,684)
	SWAPTION - SOP	CALL SCTY EX 08/16/2024 1	3,186	(1,509)
	SWAPTION - SOP	CALL SCTY EX 10/10/2024 1	1,069	—
	SWAPTION - SOP	CALL SCTY EX 11/01/2024 1	1,440	—
	SWAPTION - SOP	CALL SCTY EX 10/21/2024 1	840	—
	SWAPTION - SOP	CALL SCTY EX 10/09/2024 1	1,091	—
	SWAPTION - SOP	CALL SCTY EX 10/21/2024 1	893	—
	SWAPTION - SOP	CALL SCTY EX 10/30/2024 1	1,330	—
	SWAPTION - SOP	CALL SCTY EX 10/28/2024 1	1,938	—
	SWAPTION - SOP	CALL SCTY EX 11/04/2024 1	2,130	—
	SWAPTION - SOP	CALL SCTY EX 10/30/2024 1	1,330	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 09/23/2024 1	1,271	—
	SWAPTION - SOP	CALL SCTY EX 10/25/2024 1	939	—
	SWAPTION - SOP	CALL SCTY EX 10/28/2024 1	1,310	—
	SWAPTION - SOP	CALL SCTY EX 09/20/2024 1	1,215	—
	SWAPTION - SOP	CALL SCTY EX 10/28/2024 1	960	—
	SWAPTION - SOP	CALL SCTY EX 02/21/2025 1	54,261	(43,861)
	SWAPTION - SOP	CALL SCTY EX 09/26/2024 1	1,103	—
	SWAPTION - SOP	CALL SCTY EX 09/20/2024 1	1,208	—
	SWAPTION - SOP	CALL SCTY EX 09/23/2024 1	775	—
	SWAPTION - SOP	CALL SCTY EX 09/27/2024 1	758	—
	SWAPTION - SOP	CALL SCTY EX 02/19/2025 1	41,130	(45,444)
	SWAPTION - SOP	CALL SCTY EX 09/19/2024 1	2,370	—
	SWAPTION - SOP	CALL SCTY EX 02/24/2025 1	49,739	(50,417)
	SWAPTION - SOP	CALL SCTY EX 09/23/2024 1	775	—
	SWAPTION - SOP	CALL SCTY EX 02/18/2025 1	53,108	(36,265)
	SWAPTION - SOP	CALL SCTY EX 09/06/2024 1	1,440	(179)
	SWAPTION - SOP	CALL SCTY EX 09/16/2024 1	1,065	—
	SWAPTION - SOP	CALL SCTY EX 09/16/2024 1	1,076	—
	SWAPTION - SOP	CALL SCTY EX 03/01/2024 1	1,275	—
	SWAPTION - SOP	CALL SCTY EX 03/01/2024 1	858	—
	SWAPTION - SOP	CALL SCTY EX 10/07/2024 1	16,896	—
	SWAPTION - SOP	CALL SCTY EX 02/05/2024 1	1,005	—
	SWAPTION - SOP	CALL SCTY EX 09/12/2024 1	1,730	—
	SWAPTION - SOP	CALL SCTY EX 03/01/2024 1	1,118	—
	SWAPTION - SOP	CALL SCTY EX 02/05/2024 1	503	—
	SWAPTION - SOP	CALL SCTY EX 02/05/2024 1	2,850	—
	SWAPTION - SOP	CALL SCTY EX 11/08/2024 1	747	—
	SWAPTION - SOP	CALL SCTY EX 11/15/2024 1	898	—
	SWAPTION - SOP	CALL SCTY EX 11/12/2024 1	1,190	—
	SWAPTION - SOP	CALL SCTY EX 11/12/2024 1	1,560	—
	SWAPTION - SOP	PUT SCTY EX 10/10/2024 1	1,069	—
	SWAPTION - SOP	CALL SCTY EX 02/12/2024 1	2,800	—
	SWAPTION - SOP	CALL SCTY EX 03/12/2024 1	615	—
	SWAPTION - SOP	PUT SCTY EX 11/01/2024 1	1,440	—
	SWAPTION - SOP	PUT SCTY EX 10/21/2024 1	840	—
	SWAPTION - SOP	PUT SCTY EX 10/09/2024 1	1,091	—
	SWAPTION - SOP	PUT SCTY EX 10/30/2024 1	1,330	—
	SWAPTION - SOP	CALL SCTY EX 02/16/2024 1	1,335	—
	SWAPTION - SOP	CALL SCTY EX 02/16/2024 1	1,350	—
	SWAPTION - SOP	PUT SCTY EX 10/21/2024 1	893	—
	SWAPTION - SOP	PUT SCTY EX 10/28/2024 1	1,938	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 10/30/2024 1	1,330	—
	SWAPTION - SOP	CALL SCTY EX 11/25/2024 1	1,354	—
	SWAPTION - SOP	PUT SCTY EX 10/25/2024 1	939	—
	SWAPTION - SOP	PUT SCTY EX 10/28/2024 1	1,310	—
	SWAPTION - SOP	CALL SCTY EX 02/20/2024 1	2,160	—
	SWAPTION - SOP	PUT SCTY EX 10/28/2024 1	960	—
	SWAPTION - SOP	CALL SCTY EX 04/08/2024 1	1,125	—
	SWAPTION - SOP	CALL SCTY EX 04/11/2024 1	755	—
	SWAPTION - SOP	CALL SCTY EX 02/26/2024 1	783	—
	SWAPTION - SOP	PUT SCTY EX 11/04/2024 1	2,130	—
	SWAPTION - SOP	CALL SCTY EX 02/23/2024 1	705	—
	SWAPTION - SOP	CALL SCTY EX 08/16/2024 1	1,065	—
	SWAPTION - SOP	PUT SCTY EX 09/23/2024 1	1,271	—
	SWAPTION - SOP	CALL SCTY EX 07/24/2024 1	1,260	—
	SWAPTION - SOP	PUT SCTY EX 09/20/2024 1	1,215	—
	SWAPTION - SOP	CALL SCTY EX 11/29/2024 1	1,429	—
	SWAPTION - SOP	CALL SCTY EX 02/26/2024 1	805	—
	SWAPTION - SOP	PUT SCTY EX 03/01/2024 1	858	—
	SWAPTION - SOP	CALL SCTY EX 03/05/2024 1	971	—
	SWAPTION - SOP	CALL SCTY EX 08/19/2024 1	1,440	—
	SWAPTION - SOP	CALL SCTY EX 08/19/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 09/26/2024 1	1,103	—
	SWAPTION - SOP	CALL SCTY EX 08/12/2024 1	990	—
	SWAPTION - SOP	CALL SCTY EX 08/26/2024 1	1,080	—
	SWAPTION - SOP	PUT SCTY EX 09/20/2024 1	1,208	—
	SWAPTION - SOP	CALL SCTY EX 02/20/2024 1	730	—
	SWAPTION - SOP	CALL SCTY EX 07/15/2024 1	1,118	—
	SWAPTION - SOP	CALL SCTY EX 08/15/2024 1	1,400	—
	SWAPTION - SOP	CALL SCTY EX 08/15/2024 1	1,065	—
	SWAPTION - SOP	CALL SCTY EX 08/26/2024 1	1,082	—
	SWAPTION - SOP	PUT SCTY EX 09/23/2024 1	775	—
	SWAPTION - SOP	PUT SCTY EX 09/27/2024 1	758	—
	SWAPTION - SOP	CALL SCTY EX 03/11/2024 1	2,599	—
	SWAPTION - SOP	CALL SCTY EX 08/26/2024 1	398	—
	SWAPTION - SOP	CALL SCTY EX 08/26/2024 1	1,226	—
	SWAPTION - SOP	PUT SCTY EX 09/19/2024 1	2,370	—
	SWAPTION - SOP	PUT SCTY EX 09/23/2024 1	775	—
	SWAPTION - SOP	CALL SCTY EX 08/20/2024 1	1,073	—
	SWAPTION - SOP	CALL SCTY EX 08/26/2024 1	1,211	—
	SWAPTION - SOP	CALL SCTY EX 12/26/2024 1	960	—
	SWAPTION - SOP	CALL SCTY EX 04/01/2024 1	1,095	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 04/01/2024 1	1,110	—
	SWAPTION - SOP	CALL SCTY EX 07/18/2024 1	2,280	—
	SWAPTION - SOP	CALL SCTY EX 07/29/2024 1	774	—
	SWAPTION - SOP	PUT SCTY EX 09/06/2024 1	1,440	—
	SWAPTION - SOP	PUT SCTY EX 09/16/2024 1	1,065	—
	SWAPTION - SOP	CALL SCTY EX 03/28/2024 1	1,775	—
	SWAPTION - SOP	CALL SCTY EX 07/24/2024 1	2,175	—
	SWAPTION - SOP	CALL SCTY EX 08/05/2024 1	1,020	—
	SWAPTION - SOP	CALL SCTY EX 08/26/2024 1	1,095	—
	SWAPTION - SOP	PUT SCTY EX 09/16/2024 1	1,076	—
	SWAPTION - SOP	PUT SCTY EX 03/01/2024 1	1,275	—
	SWAPTION - SOP	CALL SCTY EX 03/14/2024 1	1,230	—
	SWAPTION - SOP	CALL SCTY EX 03/26/2024 1	1,118	—
	SWAPTION - SOP	CALL SCTY EX 04/25/2024 1	859	—
	SWAPTION - SOP	CALL SCTY EX 08/09/2024 1	1,103	—
	SWAPTION - SOP	CALL SCTY EX 03/21/2024 1	693	—
	SWAPTION - SOP	CALL SCTY EX 04/01/2024 1	1,095	—
	SWAPTION - SOP	CALL SCTY EX 04/15/2024 1	1,022	—
	SWAPTION - SOP	CALL SCTY EX 04/18/2024 1	1,185	—
	SWAPTION - SOP	CALL SCTY EX 07/15/2024 1	1,230	—
	SWAPTION - SOP	CALL SCTY EX 07/22/2024 1	1,170	—
	SWAPTION - SOP	PUT SCTY EX 09/12/2024 1	1,730	—
	SWAPTION - SOP	CALL SCTY EX 04/26/2024 1	833	—
	SWAPTION - SOP	CALL SCTY EX 04/26/2024 1	1,978	—
	SWAPTION - SOP	CALL SCTY EX 07/29/2024 1	1,110	—
	SWAPTION - SOP	CALL SCTY EX 03/13/2024 1	1,140	—
	SWAPTION - SOP	CALL SCTY EX 03/21/2024 1	700	—
	SWAPTION - SOP	CALL SCTY EX 04/22/2024 1	1,995	—
	SWAPTION - SOP	PUT SCTY EX 03/01/2024 1	1,118	—
	SWAPTION - SOP	CALL SCTY EX 03/21/2024 1	1,065	—
	SWAPTION - SOP	CALL SCTY EX 07/26/2024 1	758	—
	SWAPTION - SOP	CALL SCTY EX 07/29/2024 1	983	—
	SWAPTION - SOP	CALL SCTY EX 08/05/2024 1	1,193	—
	SWAPTION - SOP	CALL SCTY EX 12/23/2024 1	1,392	—
	SWAPTION - SOP	PUT SCTY EX 02/05/2024 1	1,005	—
	SWAPTION - SOP	CALL SCTY EX 03/22/2024 1	1,400	—
	SWAPTION - SOP	CALL SCTY EX 03/14/2024 1	1,275	—
	SWAPTION - SOP	CALL SCTY EX 03/14/2024 1	1,260	—
	SWAPTION - SOP	CALL SCTY EX 05/01/2024 1	810	—
	SWAPTION - SOP	CALL SCTY EX 04/02/2024 1	1,668	—
	SWAPTION - SOP	CALL SCTY EX 04/18/2024 1	1,046	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 07/22/2024 1	1,268	—
	SWAPTION - SOP	PUT SCTY EX 02/05/2024 1	503	—
	SWAPTION - SOP	CALL SCTY EX 05/09/2024 1	1,290	—
	SWAPTION - SOP	CALL SCTY EX 08/02/2024 1	1,185	—
	SWAPTION - SOP	PUT SCTY EX 02/05/2024 1	2,850	(198)
	SWAPTION - SOP	CALL SCTY EX 04/16/2024 1	63,677	—
	SWAPTION - SOP	CALL SCTY EX 05/02/2024 1	1,300	—
	SWAPTION - SOP	CALL SCTY EX 05/06/2024 1	1,475	—
	SWAPTION - SOP	CALL SCTY EX 05/08/2024 1	1,310	—
	SWAPTION - SOP	PUT SCTY EX 03/12/2024 1	615	—
	SWAPTION - SOP	CALL SCTY EX 07/03/2024 1	1,675	—
	SWAPTION - SOP	PUT SCTY EX 02/12/2024 1	2,800	—
	SWAPTION - SOP	PUT SCTY EX 11/08/2024 1	747	—
	SWAPTION - SOP	PUT SCTY EX 11/15/2024 1	898	—
	SWAPTION - SOP	PUT SCTY EX 02/16/2024 1	1,335	—
	SWAPTION - SOP	PUT SCTY EX 02/16/2024 1	1,350	—
	SWAPTION - SOP	PUT SCTY EX 11/12/2024 1	1,190	—
	SWAPTION - SOP	PUT SCTY EX 11/12/2024 1	1,560	—
	SWAPTION - SOP	CALL SCTY EX 07/10/2024 1	1,360	—
	SWAPTION - SOP	CALL SCTY EX 07/08/2024 1	1,830	—
	SWAPTION - SOP	PUT SCTY EX 08/16/2024 1	1,065	—
	SWAPTION - SOP	PUT SCTY EX 04/08/2024 1	1,125	—
	SWAPTION - SOP	PUT SCTY EX 04/11/2024 1	755	—
	SWAPTION - SOP	CALL SCTY EX 06/06/2024 1	945	—
	SWAPTION - SOP	PUT SCTY EX 08/19/2024 1	1,440	—
	SWAPTION - SOP	PUT SCTY EX 08/19/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 02/26/2024 1	783	—
	SWAPTION - SOP	PUT SCTY EX 08/12/2024 1	990	—
	SWAPTION - SOP	PUT SCTY EX 08/26/2024 1	1,080	—
	SWAPTION - SOP	CALL SCTY EX 05/10/2024 1	1,400	—
	SWAPTION - SOP	CALL SCTY EX 05/10/2024 1	1,020	—
	SWAPTION - SOP	CALL SCTY EX 06/10/2024 1	1,660	—
	SWAPTION - SOP	CALL SCTY EX 06/10/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 08/15/2024 1	1,400	—
	SWAPTION - SOP	PUT SCTY EX 02/20/2024 1	2,160	—
	SWAPTION - SOP	CALL SCTY EX 06/10/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 08/15/2024 1	1,065	—
	SWAPTION - SOP	PUT SCTY EX 08/26/2024 1	1,082	—
	SWAPTION - SOP	PUT SCTY EX 02/26/2024 1	805	—
	SWAPTION - SOP	CALL SCTY EX 06/10/2024 1	680	—
	SWAPTION - SOP	PUT SCTY EX 08/26/2024 1	1,226	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 08/26/2024 1	398	—
	SWAPTION - SOP	PUT SCTY EX 08/20/2024 1	1,073	—
	SWAPTION - SOP	PUT SCTY EX 08/26/2024 1	1,211	—
	SWAPTION - SOP	PUT SCTY EX 02/23/2024 1	705	—
	SWAPTION - SOP	PUT SCTY EX 07/18/2024 1	2,280	—
	SWAPTION - SOP	PUT SCTY EX 11/25/2024 1	1,354	—
	SWAPTION - SOP	PUT SCTY EX 07/15/2024 1	1,118	—
	SWAPTION - SOP	CALL SCTY EX 05/17/2024 1	1,249	—
	SWAPTION - SOP	CALL SCTY EX 06/28/2024 1	1,526	—
	SWAPTION - SOP	PUT SCTY EX 07/24/2024 1	2,175	—
	SWAPTION - SOP	PUT SCTY EX 08/26/2024 1	1,095	—
	SWAPTION - SOP	PUT SCTY EX 03/05/2024 1	971	—
	SWAPTION - SOP	PUT SCTY EX 03/11/2024 1	2,599	—
	SWAPTION - SOP	PUT SCTY EX 07/24/2024 1	1,260	—
	SWAPTION - SOP	CALL SCTY EX 05/15/2024 1	930	—
	SWAPTION - SOP	CALL SCTY EX 05/15/2024 1	1,425	—
	SWAPTION - SOP	PUT SCTY EX 12/26/2024 1	960	—
	SWAPTION - SOP	PUT SCTY EX 04/01/2024 1	1,095	—
	SWAPTION - SOP	PUT SCTY EX 04/01/2024 1	1,110	—
	SWAPTION - SOP	PUT SCTY EX 08/09/2024 1	1,103	—
	SWAPTION - SOP	PUT SCTY EX 02/20/2024 1	730	—
	SWAPTION - SOP	PUT SCTY EX 07/22/2024 1	1,170	—
	SWAPTION - SOP	PUT SCTY EX 03/28/2024 1	1,775	—
	SWAPTION - SOP	PUT SCTY EX 07/29/2024 1	1,110	—
	SWAPTION - SOP	PUT SCTY EX 08/05/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 11/29/2024 1	1,429	—
	SWAPTION - SOP	CALL SCTY EX 05/20/2024 1	1,253	—
	SWAPTION - SOP	CALL SCTY EX 06/28/2024 1	979	—
	SWAPTION - SOP	PUT SCTY EX 07/26/2024 1	758	—
	SWAPTION - SOP	PUT SCTY EX 03/14/2024 1	1,230	—
	SWAPTION - SOP	PUT SCTY EX 03/26/2024 1	1,118	—
	SWAPTION - SOP	PUT SCTY EX 04/25/2024 1	859	—
	SWAPTION - SOP	CALL SCTY EX 05/24/2024 1	1,196	—
	SWAPTION - SOP	PUT SCTY EX 04/01/2024 1	1,095	—
	SWAPTION - SOP	PUT SCTY EX 04/15/2024 1	1,022	—
	SWAPTION - SOP	PUT SCTY EX 04/18/2024 1	1,185	—
	SWAPTION - SOP	PUT SCTY EX 04/26/2024 1	1,978	—
	SWAPTION - SOP	PUT SCTY EX 04/26/2024 1	833	—
	SWAPTION - SOP	PUT SCTY EX 07/29/2024 1	774	—
	SWAPTION - SOP	PUT SCTY EX 03/13/2024 1	1,140	—
	SWAPTION - SOP	PUT SCTY EX 04/22/2024 1	1,995	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 05/30/2024 1	1,140	—
	SWAPTION - SOP	PUT SCTY EX 07/29/2024 1	983	—
	SWAPTION - SOP	PUT SCTY EX 08/05/2024 1	1,193	—
	SWAPTION - SOP	PUT SCTY EX 12/23/2024 1	1,392	—
	SWAPTION - SOP	PUT SCTY EX 03/14/2024 1	1,275	—
	SWAPTION - SOP	PUT SCTY EX 03/14/2024 1	1,260	—
	SWAPTION - SOP	PUT SCTY EX 03/21/2024 1	693	—
	SWAPTION - SOP	PUT SCTY EX 05/01/2024 1	810	—
	SWAPTION - SOP	PUT SCTY EX 07/15/2024 1	1,230	—
	SWAPTION - SOP	PUT SCTY EX 03/21/2024 1	700	—
	SWAPTION - SOP	PUT SCTY EX 04/18/2024 1	1,046	—
	SWAPTION - SOP	PUT SCTY EX 03/21/2024 1	1,065	—
	SWAPTION - SOP	PUT SCTY EX 03/22/2024 1	1,400	—
	SWAPTION - SOP	PUT SCTY EX 05/09/2024 1	1,290	—
	SWAPTION - SOP	PUT SCTY EX 07/03/2024 1	1,675	—
	SWAPTION - SOP	PUT SCTY EX 08/02/2024 1	1,185	—
	SWAPTION - SOP	PUT SCTY EX 05/02/2024 1	1,300	—
	SWAPTION - SOP	PUT SCTY EX 05/06/2024 1	1,475	—
	SWAPTION - SOP	PUT SCTY EX 05/08/2024 1	1,310	—
	SWAPTION - SOP	PUT SCTY EX 06/10/2024 1	1,660	—
	SWAPTION - SOP	PUT SCTY EX 07/10/2024 1	1,360	—
	SWAPTION - SOP	PUT SCTY EX 07/08/2024 1	1,830	—
	SWAPTION - SOP	PUT SCTY EX 02/27/2025 1	26,450	(5,060)
	SWAPTION - SOP	PUT SCTY EX 04/02/2024 1	1,668	—
	SWAPTION - SOP	PUT SCTY EX 07/16/2024 1	31,389	(2,283)
	SWAPTION - SOP	CALL SCTY EX 05/13/2024 1	61,770	—
	SWAPTION - SOP	PUT SCTY EX 07/22/2024 1	1,268	—
	SWAPTION - SOP	PUT SCTY EX 06/10/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 06/10/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 06/06/2024 1	945	—
	SWAPTION - SOP	PUT SCTY EX 06/10/2024 1	680	—
	SWAPTION - SOP	PUT SCTY EX 05/10/2024 1	1,400	—
	SWAPTION - SOP	PUT SCTY EX 06/28/2024 1	1,526	—
	SWAPTION - SOP	PUT SCTY EX 05/10/2024 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 05/17/2024 1	1,249	—
	SWAPTION - SOP	PUT SCTY EX 06/24/2025 1	32,760	(7,770)
	SWAPTION - SOP	PUT SCTY EX 05/15/2024 1	1,425	—
	SWAPTION - SOP	PUT SCTY EX 05/15/2024 1	930	—
	SWAPTION - SOP	PUT SCTY EX 06/28/2024 1	979	—
	SWAPTION - SOP	PUT SCTY EX 06/04/2025 1	30,600	(5,695)
	SWAPTION - SOP	PUT SCTY EX 05/20/2024 1	1,253	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 05/24/2024 1	1,196	—
	SWAPTION - SOP	PUT SCTY EX 05/30/2024 1	1,140	—
	10 YEAR US TREASURY NOTES	PUT SCTY EX 02/23/2024 100,000	1,620	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 03/22/2024 100,000	3,797	(1)
	30 YEAR US TREASURY BONDS	PUT SCTY EX 02/23/2024 100,000	3,182	—
	5 YEAR US TREASURY NOTES	PUT SCTY EX 02/23/2024 100,000	514	(1)
SECURITIES SOLD SHORT:
	FEDERAL NATIONAL MORT ASSOC	2.000% 12/25/2054 5,600,000	4,520,031	(4,490,500)
	TBA FNMA SINGLE FAMILY 30YR	5.000% 03/25/2048 6,387,564	6,184,547	(6,184,547)
	TBA FNMA SINGLE FAMILY 30YR	5.500% 05/25/2047 56,600,000	55,265,814	(55,812,383)
	TBA GNMA2 SINGLE FAMILY 30YR	2.000% 07/15/2054 800,000	643,875	(643,875)
	TBA GNMA2 SINGLE FAMILY 30YR	2.000% 05/15/2054 800,000	630,000	(630,000)
	TBA GNMA2 SINGLE FAMILY 30YR	2.000% 09/15/2054 800,000	683,250	(683,250)
	TBA GNMA2 SINGLE FAMILY 30YR	2.000% 10/15/2054 800,000	664,000	(664,000)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 03/15/2053 200,000	171,250	(171,250)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 06/15/2053 200,000	166,750	(166,750)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 09/15/2054 200,000	177,375	(177,375)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 04/25/2054 2,800,000	2,180,281	(2,200,516)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 05/25/2054 5,600,000	4,326,656	(4,245,008)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 07/25/2054 2,800,000	2,174,375	(2,202,758)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 01/25/2054 2,800,000	2,248,203	(2,207,953)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 03/25/2054 5,600,000	4,466,711	(4,371,828)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 06/25/2054 2,800,000	2,124,500	(2,172,078)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 08/25/2054 5,600,000	4,476,609	(4,505,594)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 09/25/2054 2,800,000	2,236,938	(2,314,758)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 10/25/2054 2,800,000	2,317,984	(2,338,109)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 11/25/2054 2,800,000	2,341,609	(2,273,359)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 01/25/2054 5,100,000	4,279,219	(4,279,219)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 02/25/2055 13,600,000	(11,269,731)	11,573,879
	TBA UMBS SINGLE FAMILY 30YR	2.500% 03/25/2053 14,000,000	11,485,313	(11,485,313)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 09/25/2054 10,600,000	9,091,156	(9,091,156)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 10/25/2054 2,000,000	1,732,656	(1,732,656)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 08/25/2054 2,000,000	1,690,313	(1,690,313)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 03/25/2054 77,995	67,685	(67,685)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 06/25/2054 22,000,000	18,784,023	(18,784,023)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 02/25/2055 45,850,000	41,957,176	(41,957,176)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 04/25/2053 1,100,000	975,648	(975,648)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 01/25/2054 400,000	363,125	(363,125)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 10/25/2054 36,250,000	33,876,758	(33,876,758)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 12/25/2053 36,250,000	32,602,344	(32,602,344)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
SECURITIES SOLD SHORT(CONTINUED):
	TBA UMBS SINGLE FAMILY 30YR	3.500% 06/25/2054 40,900,000	(35,972,242)	35,975,553
	TBA UMBS SINGLE FAMILY 30YR	3.500% 07/25/2054 28,450,000	25,149,822	(25,127,324)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 04/25/2053 4,200,000	3,854,484	(3,854,484)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 08/25/2054 10,000,000	9,381,401	(9,328,516)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 02/25/2054 5,129,000	4,845,812	(4,845,812)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 03/25/2053 5,000,000	4,627,758	(4,627,758)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 05/25/2053 18,029,000	16,260,307	(16,193,120)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 06/25/2054 3,200,000	2,937,367	(2,944,871)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 07/25/2054 11,600,000	(10,675,621)	10,594,125
	TBA UMBS SINGLE FAMILY 30YR	4.000% 10/25/2054 7,400,000	(7,246,359)	7,118,277
	TBA UMBS SINGLE FAMILY 30YR	4.000% 11/25/2054 20,000,000	18,496,875	(18,496,875)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 12/25/2053 500,000	467,109	(467,109)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 03/25/2054 4,000,000	3,786,732	(3,844,852)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 04/25/2054 3,700,000	3,494,766	(3,494,766)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 05/25/2054 200,000	184,926	(185,094)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 06/25/2054 14,100,000	13,351,141	(13,351,141)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 08/25/2054 10,300,000	9,967,664	(9,967,664)
	TBA UMBS SINGLE FAMILY 30YR	4.500% 10/25/2054 1,600,000	1,574,875	(1,574,875)
	TBA UMBS SINGLE FAMILY 30YR	5.000% 05/25/2054 800,000	(868,281)	989,227
	TBA UMBS SINGLE FAMILY 30YR	5.000% 10/25/2054 400,000	400,388	(400,813)
	TBA UMBS SINGLE FAMILY 30YR	5.000% 11/25/2053 6,800,000	(6,768,641)	6,928,355
	TBA UMBS SINGLE FAMILY 30YR	5.500% 06/25/2054 4,600,000	4,559,750	(4,559,750)
	TBA UMBS SINGLE FAMILY 30YR	5.500% 08/25/2054 9,500,000	9,536,648	(9,537,188)
	TBA UMBS SINGLE FAMILY 30YR	5.500% 10/25/2054 4,600,000	4,657,500	(4,657,500)
	TBA UMBS SINGLE FAMILY 30YR	5.500% 11/25/2054 4,600,000	4,557,953	(4,557,953)
	TBA UMBS SINGLE FAMILY 30YR	5.500% 12/25/2054 29,600,000	(29,370,258)	29,368,039
	TBA UMBS SINGLE FAMILY 30YR	6.000% 02/25/2054 500,000	507,617	(507,617)
	TBA UMBS SINGLE FAMILY 30YR	6.000% 04/25/2054 17,100,000	17,208,289	(17,208,289)
	TBA UMBS SINGLE FAMILY 30YR	6.000% 06/25/2054 8,500,000	8,544,492	(8,544,492)
	TBA UMBS SINGLE FAMILY 30YR	6.000% 07/25/2054 8,500,000	8,503,984	(8,503,984)
	TBA UMBS SINGLE FAMILY 30YR	6.000% 08/25/2054 10,200,000	10,348,896	(10,338,172)
	TBA UMBS SINGLE FAMILY 30YR	6.000% 10/25/2054 11,500,000	11,757,852	(11,757,852)
	TBA UMBS SINGLE FAMILY	5.000% 12/25/2054 1,600,000	(1,543,162)	1,561,375

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 – EIN# 13/4994650
SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS IN DEFAULT OR CLASSIFIED AS UNCOLLECTIBLE
AS OF DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE G – PART I)

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
			AMOUNT RECEIVED DURING THE YEAR				AMOUNT OVERDUE
	IDENTITY AND ADDRESS OF OBLIGOR	ORIGINAL AMOUNT OF LOAN	PRINCIPAL	INTEREST	UNPAID BALANCE AT END OF YEAR	DETAILED DESCRIPTION OF LOAN, INCLUDING DATES OF MAKING AND MATURITY, INTEREST RATE, THE TYPE AND VALUE OF COLLATERAL, ANY RENEGOTIATION OF THE LOAN AND THE TERMS OF THE RENEGOTIATION, AND OTHER MATERIAL ITEMS	PRINCIPAL	INTEREST
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	$210,000	$236	$—	$210,000	ESC LEHMAN BRTH HLD 5.250% 06/FEB/2012. ISSUE DATE: 01/12/2007	$210,000	$—
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	340,000	391	—	340,000	LEH.BROS.HOLD.INC. 6.2% BDS 26/SEP/2014 USD. ISSUE DATE: 09/26/2007	340,000	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2024	$—	$—	$130,083	$—
February 2024	—	—	2,301,563	—
March 2024	—	—	121,615	—
April 2024	—	—	187,959	—
May 2024	—	—	141,526	—
June 2024	—	—	90,452	—
July 2024	—	—	—	—
August 2024	—	—	—	—
September 2024	—	—	—	—
October 2024	—	—	—	—
November 2024	—	—	—	—
December 2024	—	—	—	—
Total 2024	$—	$—	$2,973,198	$—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2023	$—	$—	$169,842	$—
February 2023	—	—	241,118	—
March 2023	—	—	247,527	—
April 2023	—	—	66,504	—
May 2023	—	—	26,194	—
June 2023	—	—	63,505	—
July 2023	—	—	124,469	—
August 2023	—	—	120,910	—
September 2023	—	—	3,710,773	—
October 2023	—	—	92,660	—
November 2023	—	—	81,191	—
December 2023	—	—	137,759	—
Total	$—	$—	$5,082,452	$—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2022	$—	$—	$473,378	$—
February 2022	—	—	362,264	—
March 2022	—	—	226,982	—
April 2022	—	—	134,698	—
May 2022	—	—	122,123	—
June 2022	—	—	196,245	—
July 2022	—	—	224,856	—
August 2022	—	—	277,504	—
September 2022	—	—	96,760	—
October 2022	—	—	99,025	—
November 2022	—	—	2,421,447	—
December 2022	—	—	169,653	—
Total	$—	$—	$4,804,935	$—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2021	$—	$—	$354,101	$—
February 2021	—	—	377,493	—
March 2021	—	—	384,921	—
April 2021	—	—	281,778	—
May 2021	—	—	190,211	—
June 2021	—	—	130,965	—
July 2021	—	—	676,827	—
August 2021	—	—	365,257	—
September 2021	—	—	109,099	—
October 2021	—	—	2,826,192	—
November 2021	—	—	82,611	—
December 2021	—	—	217,997	—
Total	$—	$—	$5,997,452	$—

JPMORGAN CHASE 401(k) SAVINGS PLAN

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase 401(k) Savings Plan
(Registrant)

By:	/s/ Elena Korablina
Elena Korablina

Managing Director and Firmwide Controller
(Principal Accounting Officer)
JPMorgan Chase & Co.

Date: June 27, 2025

JPMORGAN CHASE 401(k) SAVINGS PLAN

INDEX TO EXHIBIT

Exhibit No.	Description of Exhibit	Page at which located

23	Consent of Independent Registered Public Accounting Firm	109